As filed with the Securities and Exchange Commission on July 26, 1996
                                                       Registration No. ________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           HEMISPHERx BIOPHARMA, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)


            (Primary Standard Industrial Classification Code Number)

                                   52-0845822
                      (I.R.S. Employee Identification No.)

                              --------------------

                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080
          (Address and telephone number of principal executive offices and principal place of business)

                              --------------------

                William A. Carter, M.D., Chief Executive Officer
                           Hemispherx Biopharma, Inc.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080
            (Name, address and telephone number of agent for service)
                        Copies of all communications to:

                            Anthony M. Collura, Esq.
                       Silverman, Collura & Chernis, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

================================================================================

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                       Proposed             Proposed
           Title of Each Class of               Amount to              Maximum              Maximum             Amount of
        Securities to be Registered          Be Registered(2)       Offering Price     Aggregate Offering    Registration Fee
                                                                     Per Share(1)           Price(1)
===================================================================================================================================

===================================================================================================================================
Common Stock, $.001 par value                      2,770                 $2.00               $5,540                $1.91
===================================================================================================================================
Common Stock $.001 par value
underlying Warrants                               890,543                $2.00             $1,781,086             $614.15
===================================================================================================================================
Common Stock $.001 par value                     2,427,275               $2.00             $4,854,550            $1,673.98
underlying Series D Preferred Stock
===================================================================================================================================
TOTAL                                            3,320,588               $2.00             $6,641,176            $2,290.04
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).

(2) Includes such additional number of shares as may become issuable by reason of anti-dilution provisions pursuant to Rule 416.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           HEMISPHERx BIOPHARMA, INC.
                 Cross-Reference Sheet to Prospectus on Form S-1

               Furnished Pursuant to Item 501(b) of Regulation S-K

Item   From S-1 Caption                        Location in Prospectus
- ----   ----------------                        ----------------------

1.     Forepart of the Registration            Outside Front Cover Page
       Statement and Outside Front
       Cover Page of Prospectus

2.     Inside Front and Outside Back Cover     Inside Front Cover Page
       Pages of Prospectus                     Outside Front Cover Page

3.     Summary Information, Risk               Prospectus Summary; Selected
       Factors and Ratio of Earnings           Financial Data; Risk Factors
       to Fixed Charges

4.     Use of Proceeds                         Use of Proceeds

5.     Determination of Offering Price         Not Applicable

6.     Dilution                                Not Applicable

7.     Selling Security Holders                Resales by Selling Shareholders

8.     Plan of Distribution                    Cover Page; Underwriting;
                                               Resales by Selling Shareholders

9.     Description of Securities               Description of Securities;
       to be Registered                        Shares Eligible for Future Sale

10.    Interest of Named Experts               Experts and Legal Matters
       and Counsel

11.    Information with Respect to             Business; Description of
       the Registrant                          Securities; Financial Statements;
                                               Selected Financial Data;
                                               Management's Discussion
                                               and Analysis of Financial
                                               Condition and Results of
                                               Operations; Certain Transactions;
                                               Management; Price Range of Common
                                               Stock Dividend Policy;
                                               Principal Shareholders

12.    Disclosure of Commission                Not Applicable
       Position on Indemnification
       for Securities Act Liabilities

          [TO BE INSERTED ALONG LEFTHAND SIDE OF PROSPECTUS COVER PAGE]

                              [RED HERRING LEGEND]

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                                   PROSPECTUS

                    DATED JULY 26, 1996 SUBJECT TO COMPLETION

                           HEMISPHERx BIOPHARMA, INC.

                          2,770 SHARES OF COMMON STOCK
      2,427,275 SHARES OF COMMON STOCK UNDERLYING SERIES D PREFERRED STOCK

                    890,543 SHARES OF COMMON STOCK UNDERLYING
                         COMMON STOCK PURCHASE WARRANTS

     This Prospectus relates to the possible resale of up to 2,770 shares of the common stock, $.001 par value (the "Common Stock") of Hemispherx Biopharma, Inc. (the "Company") currently outstanding, 2,427,275 shares of Common Stock underlying the Company's Series D Preferred Stock, $.01 par value (the "Preferred Stock") and up to 890,543 additional shares of Common Stock underlying certain outstanding Common Stock Purchase Warrants (the "Warrants"). The Warrants represent the right of the registered holder to purchase one share of Common Stock at an average weighted exercise price of $4.56.

     The Company will not receive any proceeds from possible resales by the Selling Securityholders of their respective shares of Common Stock of the Company. The Company has agreed to indmenify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or contribute to payments which such Selling Securityholders may be required to make in respect thereof. The Company will receive gross proceeds of up to $4,064,900 upon exercise of the Warrants. There can be no assurance that any of the Warrants will be exercised.

     The Selling Securityholders may sell their shares of Common Stock from time to time, in market transactions, in negotiated transactions, through the writing of options, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling their shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of such shares of Common Stock for whom such broker-dealer may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions.) The Company has agreed to bear all expenses in connection with the registration of the shares of Common Stock to which this Prospectus relates.

     The Company's Units, each Unit consisting of one share of Common Stock and one Class A Redeemable Warrant (the "Unit"), Common Stock and Class A Redeemable Warrants (the "Class A Warrants") are quoted on the Nasdaq SmallCap Market System ("Nasdaq") under the symbols HEMXU, HEMX and HEMXW, respectively. On July 23, 1996 the last sale price of the Units, Common Stock and Class A Warrants as reported on Nasdaq was $2.625, $2.00 and $.50, respectively.

     THESE SECURITIES ARE HIGHLY SPECULATIVE. THEY INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR ENTIRE INVESTMENT (SEE "RISK FACTORS" - PAGE 8)

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 26, 1996

                             ADDITIONAL INFORMATION

     With respect to the securities offered hereby, the Company has filed with the principal office of the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Any interested party may inspect the Registration Statement and its exhibits and other reports and information filed by the Company with the Commission without charge, or obtain a copy of all or any portion thereof, at prescribed rates, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Registration Statement and exhibits may also be inspected at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere or incorporated by reference elsewhere in this Prospectus, including information under "Risk Factors". See "Glossary of Terms" for the definition of certain terms used in this Prospectus.

                                   THE COMPANY

     Hemispherx Biopharma, Inc. ("HEM" or the "Company") (formerly HEM Pharmaceuticals Corp.) is a pharmaceutical company using nucleic acid technologies to develop therapeutic products for the treatment of viral diseases and certain cancers. Nucleic acid compounds represent a potentially new class of pharmaceutical products that are designed to act at the molecular level for the treatment of human disease. The Company's drug technology utilizes specially configured ribonucleic acid ("RNA"). The Company's double stranded RNA drug product, trademarked Ampligen(R), which is administered intravenously, is in human clinical development for various therapeutic indications. Based on the results of pre-clinical studies and clinical trials, the Company believes that Ampligen may have broad-spectrum anti-viral and anti-cancer activities. Over 300 patients have received Ampligen in clinical trials authorized by the U.S. Food and Drug Administration ("FDA") at over twenty clinical trial sites across the United States, representing the administration of more than 40,000 doses of this drug.

     Ampligen is being developed clinically for use in treating three anti-viral indications: chronic hepatitis B virus ("HBV") infection (Phase I/II clinical trial), human immunodeficiency virus ("HIV") associated disorders (Phase II), and myalgic encephalomyelitis, also known as chronic fatigue syndrome ("ME/CFS") (Phase II/III). The Company's business strategy is designed around seeking the required regulatory approvals which will allow the progressive introduction of Ampligen for HIV followed by HBV and ME/CFS in the U.S., Canada, Europe and Japan. There can be no assurance that Ampligen will receive regulatory approval for any of such disorders. Ampligen has received Orphan Drug designation from the FDA for four indications (AIDS, renal cell carcinoma, chronic fatigue syndrome and invasive malignant melanoma), the latter two of which were obtained in December 1993. The Company is also developing a second generation RNA drug technology, termed Oragen compounds, which the Company believes offers the potential for broad spectrum antiviral activity by oral administration.

     The World Health Organization ("WHO") estimates that there are approximately 300 million chronic carriers of HBV worldwide. More than 40% of the persistently infected persons who survive to adulthood will die from cirrhosis, hepatocellular carcinoma (liver cancer), or some other consequence of their infection. In the U.S. alone, there are an estimated 1.25 million carriers. HBV is one of several viruses that cause human hepatitis, or inflammation of the liver. The Company has been conducting a Phase I/II clinical trial of Ampligen in the U.S. for the treatment of chronic HBV infection at Stanford University and the University of Pennsylvania. A significant reduction in viral components and improvement in liver function was noted during the course of the Phase I/II clinical trial to date and the drug has been generally well tolerated. At present, interferon-alpha is the only approved product for the treatment of this disease; however, 60% to 75% of patients with chronic HBV ultimately fail to respond to interferon-alpha. The global sales of interferon are presently estimated at more than $1 billion, largely because of its use in liver infections.

     The Centers for Disease Control ("CDC") has estimated that approximately one million people in the U.S. are infected with HIV, excluding patients who have progressed to fully symptomatic AIDS. The WHO has estimated that 30 to 40 million people will be infected with HIV worldwide by the year 2000. The Company is in Phase II clinical testing of Ampligen in the U.S. for the treatment of symptomatic HIV infection.

     ME/CFS is a condition recently recognized by the CDC and characterized by unexplained fatigue or chronic illness for six months or longer for which no cause has been identified after a thorough medical work-up. Although the CDC is presently conducting studies to more exactly determine the rate of incidence of ME/CFS, the CDC's latest estimate of the prevalence rate of this disease in the U.S. is in excess of 200 per 100,000 population. In November 1992, the Company received approval from the Health Protection Branch ("HPB") of Canada's Department of Health and Welfare, the federal drug regulatory agency in Canada, to conduct an open-label clinical trial of Ampligen in patients with severely debilitating ME/CFS. In this clinical trial, the HPB has authorized the Company to charge patients for the cost of the Ampligen administered. The Company is presently receiving limited revenues from sales of Ampligen in Belgium under a similar cost recovery program. The Company has also received authorization in 1993 from the FDA, in the U.S., and the HPB, in Canada, to initiate a Phase II/III clinical trial of Ampligen in patients with ME/CFS. The Company is unaware of any investigational new drugs which are currently at comparable stages of clinical development for ME/CFS.

     The Company also has clinical experience with Ampligen in patients with certain cancers, including renal cell carcinoma (kidney cancer) and metastatic malignant melanoma. Based on estimates prepared by the American Cancer Society, the Company anticipates that approximately 25,000 new cases of renal cell carcinoma will be diagnosed in the U.S. in 1996. In March and June, 1993, respectively, the Company was authorized by the FDA, in the U.S., and the HPB, in Canada, to initiate a Phase II/III clinical trial of Ampligen in renal cell carcinoma patients. In late 1993, the HPB authorized the Company to proceed with an open-label clinical trial of Ampligen for renal cell carcinoma in Canada. The HPB has authorized the Company to charge patients for the cost of the Ampligen administered in this clinical trial. The Company has not initiated these programs to date because of limited resources and a shift in the Company's clinical priorities. The Company does not believe that approvals for these studies will be withdrawn as a result of the delay since the approvals were not conditioned upon a particular commencement date. Based on estimates prepared by the American Cancer Society, the Company anticipates that approximately 34,000 new cases of malignant melanoma will be diagnosed in the U.S. in 1996. Data from the American Cancer Society and the World Health Organization indicate that both the incidence and mortality from malignant melanoma are rising steadily among white populations throughout the world. In the past decade, the incidence of melanoma has increased faster than that of any other cancer except lung cancer in women.

     In November 1995, the Company sold 5,313,000 Units through an initial public offering. Each Unit consists of one share of Common Stock and one Class A Warrant.

     In September 1995, the Company entered into an agreement with Rivex Pharma, Inc., a Canadian-based pharmaceutical company ("Rivex"), pursuant to which Rivex will provide various services in connection with the exclusive distribution of Ampligen in Canada on an emergency drug release basis. Under the terms of this agreement, the Company will supply and Rivex will purchase as much Ampligen as necessary to satisfy Rivex's customers at a mutually agreed upon cost. In return, Rivex will retain the exclusive right to distribute Ampligen in Canada.

     In October 1994, the Company entered into an agreement with Bioclones Proprietary Limited ("Bioclones"), a biopharmaceutical company which is associated with The South African Breweries Limited ("SAB" and, together with Bioclones, "SAB/Bioclones") with respect to codevelopment of various RNA drugs, including Ampligen, for which the Company has previously obtained international patent protection. The licensing agreement, as amended (the "SAB Agreement")
provides that the Company will provide SAB/Bioclones with an exclusive manufacturing and marketing license for certain Southern hemisphere countries (including certain countries in South America) as well as the United Kingdom, Ireland, Africa, Australia, Tasmania, New Zealand and certain other countries and territories. In exchange for these marketing and distribution rights, the SAB Agreement provides for: (a) a $3 million cash payment to the Company, payable in installments upon the occurrence of certain milestones, including the transfer of certain technical documents which have already been transferred; (b) the formation and issuance to the Company of 24.9% of the capital stock of a company which is developing and operating a new manufacturing facility for RNA drugs constructed by SAB/Bioclones; and (c) royalties on all sales of the Company's product in the licensed territories after the first $50 million of sales. In addition, SAB/Bioclones has agreed to use reasonable efforts to pursue the marketing approval of Ampligen for hepatitis B in Australia, South Africa, Brazil, and the United Kingdom, as well as to perform (at its own expense) a phase III study of Ampligen for chronic HBV infection in South Africa, which clinical study is to be performed pursuant to U.S. FDA good clinical practice and good laboratory practice ("GLP") guidelines and standards. SAB/Bioclones will be granted a right of first refusal to manufacture and supply to the Company the drug product required for not less than one-third of its world-wide sales of Ampligen (after deducting SAB/Bioclones-related sales). To date, the Company has received approximately $3,000,000 pursuant to the SAB Agreement.

     In September 1994, the Company formed three subsidiaries and granted licenses to the subsidiaries for the purpose of developing its technology for ultimate sale into certain non-pharmaceutical specialty consumer markets, such as the tobacco market, the market for skincare products and the market for diagnostic devices. The Company intends to issue equity in one of such subsidiaries and has granted options to certain of its officers and directors. See "Business--Subsidiary Companies." No assurance can be given that any of these companies will be able to complete testing in these areas, develop any products or successfully produce and market any products in the targeted specialty consumer markets.

     The Company's corporate headquarters are located at 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103. The Company's telephone number is (215) 988-0080.

As of July 15, 1996

Securities Outstanding(1)(2)(3)(4)     Common Stock                    9,470,675

                                       Series D Preferred Stock            6,000

                                       Units                           6,117,167

Risk Factors                       AN INVESTMENT IN THE SECURITIES OFFERED
                                   HEREBY INVOLVES A HIGH DEGREE OF RISK.
                                   SEE "RISK FACTORS".
Nasdaq Symbols
 for the Units                     HEMXU
 for Common Stock                  HEMX
 for Warrants                      HEMXW

(1) Excludes: (i) 460,798 shares of Common Stock reserved for issuance pursuant to the Company's 1990 Stock Option Plan under which options to purchase 228,502 shares have been granted; (ii) 92,160 shares of Common Stock reserved for issuance pursuant to the Company's 1992 Stock Option Plan under which no options or other rights to purchase shares have been granted; (iii) 138,240 shares of Common Stock reserved for issuance pursuant to the Company's 1993 Employee Stock Purchase Plan pursuant to which no rights to purchase shares have been granted; (iv) 556 shares of Common Stock reserved for issuance pursuant to options granted prior to 1990; (v) 1,663,797 shares of Common Stock reserved for issuance pursuant to certain outstanding warrants with an average weighted exercise price of $3.70; (vi) 2,080,000 warrants to purchase Common Stock of the Company issued to officers, directors and consultants of the Company in reliance upon Rule 701 of the Securities Act of 1933, as amended, at an exercise price of $3.50 per share (the "Rule 701 Warrants"); and (vii) 2,750,000 warrants to purchase Common Stock at an exercise price of $1.75 per share issued in accordance with the terms of the 1995 Standby Financing Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--1992 Stock Option Plan," "--1990 Stock Option Plan" and "--Employee Stock Purchase Plan," "Description of Securities--Warrants"

(2) Does not include 195,833 shares of Common Stock and 1,000,000 Class A Redeemable Warrants contained in the Bridge Units issuable upon exercise of the Bridgeholder Option issued in connection with the Bridge Loans.

(3) Does not include 6,117,167 shares of Common Stock issuable upon the exercise of the Class A Redeemable Warrants contained in the Units at an exercise price of $4.00 per share.

(4) Does not include 2,427,275 shares of Common Stock reserved for issuance upon conversion of the Preferred Stock.

(5) There can be no assurance that the Company will be able to meet the requirements for continued quotation on Nasdaq or that a trading market will develop or that, if such market develops, it will be sustained.

                          SUMMARY FINANCIAL INFORMATION
                 (in thousands, except share and per share data)

         The data set forth below should be read in conjunction with the Consolidated Financial Statements, related Notes and other financial information included or incorporated by reference elsewhere in this Prospectus.

                                                                                                              Three Months Ended
                                                             December 31,                                          March 31,
                                   ----------------------------------------------------------------          ---------------------
                                                                                                                  (unaudited)
                                   1991           1992          1993            1994           1995            1995          1996
                                   ----           ----          ----            ----           ----            ----          ----
Consolidated Statements
of Operations Data:
Revenues
 Research and Development        $  --          $  --           $   48         $    76        $    66          $  11          $  18
 License fee                        --             --             --               100          2,900            750            --
                                 -------        -------        -------         -------       --------         ------         ------
Total Revenues                      --             --               48             176          2,966            761             18
Cost and expenses:
 Research and development          6,181          4,734          2,119           1,638          1,029            258            299
 General and administrative        2,469          2,825          3,347           2,618          2,880            697            514
                                 -------        -------        -------         -------       --------         ------         ------
 Total costs and expenses          8,650          7,559          5,466           4,256          3,909            955            813
 Debt conversion expenses           --             --           (1,215)            (10)          (149)          (149)           --
 Net interest income (expense)       172           (322)        (1,069)           (748)          (243)           122
                                 -------        -------        -------         -------       --------         ------         ------
Net loss                         $(8,478)       $(7,881)       $(7,702)        $(5,133)      $ (1,840)        $ (587)        $ (672)
                                 =======        =======        =======         =======       ========         ======         ======
Net loss per share               $  --          $ --           $  --           $  (.44)(1)   $   (.13)(1)     $ (.05)(1)     $ (.04)

Weighted average
 number of shares outstanding
 used in computing
 net loss per share                 --            --              --        11,536,276(1)  14,199,701(1)  13,014,174(1)   15,581,592

                                      December 31, 1995        March 31, 1996
                                      -----------------        --------------
Consolidated Balance Sheet Data:                                  (Unaudited)
   Current assets                               $11,354               $3,700
   Current liabilities                            8,279                1,330
   Total assets                                  12,700                5,079
   Long-term obligations                              0                    0
   Accumulated deficit                          (43,544)             (44,216)
   Stockholders' equity                           4,421                3,749

(1) Computed on a proforma basis described in Note 3 to the Consolidated Financial Statements.

                                  RISK FACTORS

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

     Dependence on Ampligen; Non-Exclusive Right to Manufacture of Ampligen; Expiration of Patents.

     The Company's principal development efforts are currently focused on Ampligen. While most clinical trials of Ampligen have to date produced favorable results, additional trials sponsored by the Company are planned, and no assurance can be given that the drug will ultimately be demonstrated to be safe or efficacious. In addition, while Ampligen has been authorized for use in clinical trials in the United States and other countries, no assurance can be given that additional clinical trials approvals will be authorized in the United States or in other countries in a timely fashion or at all or that such clinical trials will be completed by the Company. The Company has never commercially introduced a product, and no assurance can be given that commercialization of Ampligen in any countries where Ampligen may be approved will prove successful. In addition, the Company does not have exclusive rights to manufacture Ampligen. Competitors of the Company are currently able to manufacture Ampligen. The Company believes, however, that its extensive patent estate may hinder such competitors from testing and developing Ampligen for particular indications since the Company has patented the use of Ampligen for many disease indications. The Company further believes that the available market for non-patented disease indications for Ampligen which might be available to competitors is minimal since the Company believes, based on laboratory tests, that Ampligen may not be effective against such disease indications; however, no assurances can be given. Willful infringement of the Company's patents by a competitor could result in significant monetary damages to the Company in the event that such infringement was not enjoined by a court of law. Nevertheless, in the event that the Company's patent protection is not adequate for all relevant disease indications, competitors might be able to test, develop and commercialize Ampligen. Additionally, as a result of the Company's dependence on Ampligen, the failure to demonstrate the drug's safety and efficacy in planned clinical trials, to conduct the planned clinical trials, to obtain additional approvals for the drug or to successfully commercialize the drug would have a materially adverse effect on the Company.

     No Assurance of Regulatory Approval; Government Regulation.

     The Company's research, preclinical development, clinical trials, and the manufacturing and marketing of its products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries, including, but not limited to, the Food and Drug Administration ("FDA") in the U.S. and the Health Protection Branch of Canada's Department of Health and Welfare ("HPB"), a federal regulatory agency in Canada. None of the Company's products has been approved for commercial sale by the FDA, the HPB or any other foreign regulatory authority and the Company does not expect to achieve profitable operations unless Ampligen receives FDA approval and is commercialized successfully. In order to obtain FDA approval of a new drug product for an indication, the


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Company must  demonstrate  to the  satisfaction  of the FDA that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product to the applicable regulatory standards. The process of obtaining FDA and other required regulatory approvals (including those of the HPB) is rigorous and lengthy and has required and will continue to require the expenditure of substantial resources. There can be no assurance that the Company will be able to obtain the necessary regulatory approvals. Unsatisfactory clinical trial results, clinical trials not conducted in accordance with applicable protocol requirements and/or delays in obtaining regulatory approvals would prevent the marketing of products developed by the Company, and pending the receipt of such approvals, the Company will not receive product revenues or royalties.

     Pharmaceutical products and their manufacture are subject to continued review following regulatory approval, and later discovery of previously unknown problems may result in the imposition of restrictions on such products or their manufacture, including withdrawal of the products from the market. Failure to comply with applicable regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution. The Company cannot predict the extent to which current or future government regulations might have a materially adverse effect on the production, marketing and sale of the Company's products. Such regulations may delay or prevent clinical trials, regulatory approval, and the manufacture or marketing of the Company's potential products. In addition, such regulation may impose costly procedures upon the Company's activities or furnish a competitive advantage to other companies more experienced in regulatory affairs than the Company and may deplete the Company's liquidity and capital resources.

     Additional Financing Requirements.

     The development of the Company's products has required and will continue to require the commitment of substantial resources to conduct the time-consuming research, preclinical development, and clinical trials that are necessary to bring pharmaceutical products to market and to establish commercial-sale production and marketing capabilities. Based on its current operating plan, the Company anticipates that projected cash flow from operations and currently available financing arrangements will be sufficient to meet the Company's capital requirements for approximately 18 months from the date of this Prospectus. It is not expected that the Company's current cash flow will be sufficient to enable the Company to complete the necessary clinical trials or regulatory approval process for Ampligen for any indication or, if any such approval were obtained, to begin manufacturing or marketing Ampligen on a commercial basis. Accordingly, the Company may need to raise substantial additional funds through additional equity or debt financing, collaborative arrangements with corporate partners, off balance sheet financing or from other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing its products. If adequate funds are not available from operations, as is anticipated, and if the Company is not able to secure additional sources of financing on acceptable terms, the Company's business will be materially adversely affected. In addition, certain officers, directors and shareholders have entered into a 1995 Standby Financing Agreement pursuant to which they have agreed to provide funding up to $5,500,000 to the Company in the event that existing and additional financing is insufficient to cover the cash needs of the Company through December 1, 1996.

     Moreover, because of the Company's long-term capital requirements, it may seek to access the public equity market whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. There

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

can be no assurance that any additional funding will be available to the Company on terms acceptable to the Company, if at all. Any additional funding may result in significant dilution and could involve the issuance of securities with rights which are senior to those of existing stockholders. The Company may also need additional funding earlier than anticipated, and the Company's cash requirements in general may vary materially from those now planned, for reasons including, but not limited to, changes in the Company's research and development programs, clinical trials, competitive and technological advances, the regulatory process, and higher than anticipated expenses and lower than anticipated revenues from certain of the Company's clinical trials as to which cost recovery from participants has been approved.

     Uncertainty Regarding Patents and Proprietary Rights.

     The Company's success will depend, in large part, on its ability to obtain patent protection for its products and to obtain and preserve proprietary information and trade secrets. The Company does not have exclusive rights to the manufacture of Ampligen. Consequently, the Company's ability to obtain exclusive rights for the commercial sale of Ampligen is subject to the Company's acquisition of enforceable patents covering the use of the drug for a particular indication. The Company has been issued certain patents on the use of Ampligen alone and Ampligen in combination with certain other drugs for the treatment of human immunodeficiency virus ("HIV"). The Company has also been issued a patent on the use of Ampligen in combination with certain other drugs for the treatment of chronic hepatitis B virus ("HBV") and chronic hepatitis C virus ("HCV") and a patent which affords protection on the use of Ampligen in patients with myalgic encephalomyetis, also know as chronic fatigue syndrome ("ME/CFS"). To date, the Company has not been issued any patents in the U.S. for the use of Ampligen as monotherapy for HBV or for any of the cancers which the Company has sought to target. The Company's applications for U.S. patents for the use of Ampligen as monotherapy for HBV and in the treatment of renal cell carcinoma and lung cancer are currently pending, although no assurances can be given that any of such applications will be approved. No assurances can be given that competitors will not seek and obtain patents regarding the use of Ampligen in combination with various other agents (including AZT) for a particular target indication prior to the Company. Although the Company's license to manufacture Ampligen is non-exclusive, the Company believes that the existence of the Company's treatment indication patents precludes a competitor from selling an identical or similar product for the same treatment indication without infringing upon the Company's issued patents. No assurance can be given, however, that the Company's patent protection will be adequate to prevent the entry into the market of competitors for all of the Company's treatment indications.

     The Company has been unable to secure Orphan Drug designation from the FDA for treatment of HBV in the U.S. In the event that the Company is unable to obtain adequate patent protection for the indication, it would be unable to maintain a competitive advantage over other drug manufacturers which could enter the market immediately.

     The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of protection afforded by pharmaceutical and biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will result in patents being issued or that, if issued, such patents will afford meaningful protection against competitors with similar technology. It is generally anticipated that there may be significant litigation in the industry

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

regarding patent and other intellectual property rights and that such litigation could consume substantial resources of the Company. No assurance can be given that the Company's patents will provide competitive advantages for its products or will not be successfully challenged or circumvented by its competitors. No assurance can be given that patents do not exist or could not be filed which would have a materially adverse effect on the Company's ability to market its products or to obtain or maintain any competitive position the Company may achieve with respect to its products. The Company's patents also may not prevent others from developing competitive products using related technology. Other companies obtaining patents covering products or processes useful to the Company may bring infringement actions against the Company. There can be no assurance that the Company will have the financial resources necessary to enforce patent rights it may hold. As a result, the Company may be required to obtain licenses from others to develop, manufacture or market its products. There can be no assurance that the Company would be able to obtain any such licenses on commercially reasonable terms, if at all. The Company licenses certain patents and proprietary information from third parties, some of which patents and proprietary information may have been developed with government grants under circumstances where the government maintained certain rights with respect to the patents/information developed. No assurances can be given that such third parties will adequately enforce any rights they may have or that the rights, if any, retained by the government will not adversely affect the value of the Company's license. Certain of the Company's know-how and technology is not patentable, particularly the procedures for the manufacture of the Company's drug product which are carried out according to standard operating procedure manuals. To protect its rights, the Company has since 1991 required employees and consultants to enter into confidentiality agreements with the Company. There can be no assurance that these agreements will not be breached, that the Company would have adequate and enforceable remedies for any breach, or that any trade secrets of the Company will not otherwise become known or be independently developed by competitors.

     Disputes and Legal Proceedings Related to Patent Rights.

     The Company's ownership of one of its patents for the use of Ampligen for the treatment of HIV is the subject of a dispute. Vanderbilt University has advised the Company of its position that employees of the University were the inventors of the patent at issue. The Company does not believe the University's position to have merit, and if the University filed a claim against the Company, the Company would vigorously defend against such an action. If such a claim were filed and if such a claim were found to have merit, the loss of the patent at issue would not have a materially adverse effect on the Company's long range business since the University would be able to limit or prevent only the Company's use of Ampligen in combination with AZT in the treatment of HIV. In the event that the University obtained ownership of the disputed patent, the University could license a third entity to sell Ampligen for a specific combinational treatment. However, without the Company's consent, the Company believes that the commercialization process by a third party would require substantial expenditure to repeat clinical trials and establish a new manufacturing protocol acceptable to regulatory agencies and would require a license from the Company for the use of Ampligen as a component of the combinational requirement. Furthermore, the loss of this patent would not affect the Company's ability to market Ampligen as a monotherapy for HIV which treatment the Company has tested and expects to continue to develop.

     In July 1994, Temple University advised the Company that it was in breach of a certain licensing agreement for certain ribonucleic acid ("RNA") drug

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compounds  termed  Oragen   compounds  at  the  preclinical   stage  of  product
development.  In November 1994, in an action captioned HEM Pharmaceuticals Corp.
v. Temple University of the Commonwealth System of Higher Education, the Company filed suit against Temple in the Superior Court of the State of Delaware, New Castle County seeking a declaratory judgment that the licensing agreement was unlawfully terminated by Temple and remains in full force and effect and seeking monetary damages estimated to be in excess of $10 million for Temple's alleged breach of its obligations of good faith and fair dealing and certain terms of the Temple Agreement. In January 1995, Temple filed a separate litigation against the Company in the Court of Common Pleas of Philadelphia County seeking declaratory judgment that the Temple Agreement was lawfully terminated as of July 1, 1994, together with an award of costs, including attorney fees. The Court of Common Pleas has stayed further proceedings in that litigation pending the outcome of the Company's Superior Court case. If the Company were to lose its claim, the Company would lose its investment to date in certain Oragen compounds acquired pursuant to the Temple Agreement. While not yet tested on humans these Oragen compounds have the potential and theoretical advantage of having an Ampligen-like effect upon oral administration. No assurance can be given that as a result of such loss, Temple or its new licensee, if any, would not become competitors of the Company or that the termination of the licensing agreement will not have a materially adverse effect on the Company's long range business or financial condition.

     History of Losses; Future Profitability Uncertain.

     The Company began operations in 1966 and has reported net profit only from 1985 through 1987. Since 1987, the Company has incurred substantial operating losses and as of March 31, 1996, the Company's accumulated deficit was approximately $44 million. The Company has not generated significant revenues from its products and could incur substantial and increased losses over the next several years. Such losses may fluctuate significantly from quarter to quarter. There can be no assurance that the Company will ever achieve significant revenues from product sales or become profitable. The Company's ability to achieve profitable operations is dependent, in large part, on successfully developing products, obtaining regulatory approvals on a timely basis, and making the transition from a research and development firm to an organization producing commercial products or entering into joint ventures or other licensing arrangements. No assurance can be given that the Company's product development efforts will be successfully completed, required regulatory approvals will be obtained, any products will be manufactured and marketed successfully, or profitability will be achieved.

     No Assurance of Successful Product Development.

     The development of new pharmaceutical products is subject to a number of significant risks. Potential products that appear to be promising at an early stage of research or development may not reach the market for a number of reasons. Potential products may be found to be ineffective or to have adverse side effects, fail to receive necessary regulatory clearances, be difficult to manufacture on a commercial scale, be uneconomical to market or be precluded from commercialization by proprietary rights of third parties. The Company's products are in various stages of clinical and pre-clinical development; each will need to progress through further clinical studies and appropriate regulatory approval processes before any such products can be marketed. Ampligen is not expected to be generally available for commercial sale for any indication for at least the next several years, if at all. Generally, only a small percentage of potential therapeutic products are eventually approved by the FDA for commercial sale. The transition from limited production of pre-clinical and

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clinical  research  quantities to  production  of  commercial  quantities of the
Company's products will involve distinct management and technical challenges and will require additional management and technical personnel and capital to the extent such manufacturing is not handled by third parties. There can be no assurance that the Company's efforts will be successful or that any given product will be determined to be safe and effective, capable of being manufactured economically in commercial quantities or successfully marketed.

     Limited Manufacturing Experience and Capacity.

     Ampligen is currently produced only in limited quantities for use in its clinical trials. To be successful, the Company's products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Although the Company has entered into an agreement with Bioclones Proprietary, Ltd. ("Bioclones"), a biopharmaceutical company which is associated with South African Breweries, Ltd. (together with Bioclones,
"SAB")(the "SAB Agreement") which provides for the construction of a new commercial manufacturing facility by a company which is 24.9% owned by the Company, no assurance can be given as to the timing of such construction, and therefore the Company may continue to be dependent on third parties for a considerable portion of the manufacturing and production process. A pilot facility in South Africa is being expanded to provide a limited supply of Ampligen raw material. While the Company believes that construction of the commercial facility will begin in 1997, the construction is dependent upon the regulatory status of Ampligen in various global markets, and no assurance can be given with respect to when, and if, construction will occur. To the extent the Company is involved in the production process, the Company's current facilities are not adequate for the production of its proposed products for large-scale commercialization, and the Company currently does not have adequate personnel to conduct commercial-scale manufacturing. The Company intends to utilize third-party facilities if and when the need arises or, if it is unable to do so, to build or acquire commercial-scale manufacturing facilities. The Company will need to comply with regulatory requirements for such facilities, including those of the FDA and HPB pertaining to Good Manufacturing Practices ("GMP") regulations. There can be no assurance that such facilities can be used, built, or acquired on commercially acceptable terms, that such facilities, if used, built, or acquired, will be adequate for the Company's long-term needs. Moreover, there is no assurance that successful manufacture of a drug on a limited scale basis for investigational use will lead to a successful transition to commercial, large-scale production. Small changes in methods of manufacture may affect the chemical structure of Ampligen and other such RNA drugs, as well as their safety and efficacy. Changes in methods of manufacture, including commercial scale-up, can, among other things, require new clinical studies and affect orphan drug status, particularly, market exclusivity rights, if any, under the Orphan Drug Act.

     Lack of Marketing Experience and Capacity.

     The Company currently has limited marketing or sales capability and does not expect to establish a significant direct sales capability for at least the next several years. To the extent that the Company determines not, or is unable, to enter into marketing agreements or third party distribution agreements for its products, significant additional resources will be required to develop a sales force and distribution organization. Pursuant to the SAB Agreement, the corporate partner will be responsible for fielding an adequate sales force in South America, Africa, United Kingdom, Australia and New Zealand. Nevertheless, there can be no assurance that the Company will be able to establish such


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arrangements,  under the SAB Agreement or otherwise,  on terms acceptable to the
Company, if at all, or that the cost of establishing such arrangements will not exceed any product revenues, or that such arrangements will be successful. To the extent that the Company enters into co-marketing or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties, and there can be no assurance that such efforts will be successful.

     Rapid Technological Change and Substantial Competition.

     The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities than the Company, as well as substantial marketing, financial and managerial resources, and represent significant competition for the Company. Acquisition of, or investments in, competing companies by large pharmaceutical companies could increase such competitors' financial, marketing and other resources. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive or that the Company will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic effects to products being developed by the Company. These competing products may be more effective and less costly than the Company's products. In addition, conventional drug therapy, surgery and other more familiar treatments will offer competition to the Company's products. Furthermore, many of the Company's competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of pharmaceutical products and in obtaining FDA, HPB and other regulatory approvals of products. Accordingly, the Company's competitors may succeed in obtaining FDA and HPB product approvals more rapidly than the Company. If any of the Company's products receive regulatory approvals for any indication and the Company commences commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has no experience. The Company's competitors may possess or obtain patent protection or other intellectual property rights that prevent, limit or otherwise adversely affect the Company's ability to develop or exploit its products.

     Dependence upon Qualified and Key Personnel.

     Because of the specialized nature of the Company's business, the Company's success will depend, among other things, on its ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to continue to attract or retain such persons. The Company currently depends upon the services of Dr. William A. Carter, its President, Chief Executive Officer and Chairman of the Board, Robert E. Peterson, its Chief Financial Officer and Dr. Carol A. Smith, the Company's Director of Manufacturing and Process Development. Certain key individuals upon whom the Company currently depends, including but not limited to the Company's Medical Director, Dr. David Strayer, are not employees of the Company, but instead are employees of an institution with whom the Company has a collaborative at will arrangement. R. Douglas Hulse, Chief Operating Officer, is an employee of The Sage Group and serves in his position under a written agreement. In addition, Dr. Smith and Mr. Peterson do not have


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

written employment agreements with the Company. The continued availability to the Company of the services of these individuals is subject to the policies of the institution which employs them; any change in such policies may have an adverse effect upon the Company's continued retention of the services of these individuals. While the Company has an employment agreement with Dr. William A. Carter, and has secured key man life insurance in the amount of $2 million on the life of Dr. Carter, the loss of Dr. Carter or other key personnel or of the services of such employees of collaborators or the failure to recruit additional personnel as needed could have a materially adverse effect on the Company's ability to achieve its objectives.

     Dependence on Third Parties.

     The Company's strategy for research, development and commercialization is to rely in part upon collaborative arrangements with third parties in appropriate circumstances. The Company's strategy has led it to enter into various arrangements with universities, research groups, licensors and others. The Company is dependent on a number of important arrangements with third parties. In particular, the Company utilizes the services of employees of and regularly makes use of certain equipment and facilities at Hahnemann University and has obtained certain of its technology for Oragen products through a license with Temple University, which agreement is alleged by Temple to be terminated and which is the subject of a suit filed by the Company in November 1994. There can be no assurance that the Company will be able to negotiate additional third party arrangements or continue any existing arrangements on terms acceptable to the Company, if at all, or that key researchers upon whom the Company is dependent will continue to be associated with such universities and/or to work on the Company's products. The loss of any such existing arrangement or key researcher could have a materially adverse effect on the Company. The Company may seek a significant portion of its future capital requirements from arrangements with pharmaceutical companies or others pursuant to arrangements under which, among other things, the Company would receive payment for certain research and development activities in exchange for future royalty payments. There can be no assurance that any such arrangements will be established on a basis acceptable to the Company, if at all, or if established, will be scientifically or commercially successful. The failure to achieve such arrangements on satisfactory terms could have a materially adverse effect on the Company. The Company is dependent upon certain third party suppliers for key components of its proposed products and for substantially all of the production process. The failure to continue arrangements with such third parties or obtain satisfactory substitute arrangements could have a materially adverse effect on the Company.

     Impact of Potential Nasdaq Delisting on Marketability of Securities; Broker-Dealer Sales of the Company's Units.

     The Company's Units, Common Stock and Warrants trade on Nasdaq. The NASD has rules which establish criteria for the initial and continued listing of securities on Nasdaq. Under the rules for initial listing, a company must have at least $4,000,000 in total assets, at least $2,000,000 in total stockholders' equity, and a minimum bid price of $3.00 per share. For continued listing on Nasdaq, a company must maintain at least $2,000,000 in total assets, at least $1,000,000 in shareholders' equity, and a minimum bid price of $1.00 per share. The Company currently has approximately $5,079,000 in total assets and approximately $3,750,000 in total shareholders' equity.

     If the Company were to continue to incur operating losses, it might be unable to maintain the standards for continued listing and the listed securities could be subject to delisting from Nasdaq. If the Company's securities are delisted, trading in the delisted securities could thereafter be conducted on the NASD Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." If this were to occur, an investor would find it more difficult to dispose of the Company's securities or to obtain accurate quotations as to the price of the Company's securities and it could have an adverse effect on the coverage of news concerning the Company. In addition, if the Company's securities were delisted, they would be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (accredited investors are generally persons having net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale, as well as disclosing certain information concerning the risks of purchasing low-priced securities on the market for such securities. Consequently, delisting, if it occurred, would adversely affect the ability of broker-dealers to sell the Company's securities and would make subsequent financing more difficult.

     In order for the Company's securities to be included for trading on Nasdaq, there must exist market makers and specialists, respectively, to support trading in such securities. As of the date of this Prospectus, several brokerage firms, sufficient to satisfy the requirements of Nasdaq are engaged in market making activities with respect to the securities. There is no obligation on the part of the brokerage firm to continue to act as market makers. In the event that the market makers and specialists cease to function as such, public trading in the securities will be adversely affected or may cease entirely.

     Product Liability Exposure.

     The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products results in adverse effects. Such liability might result from claims made directly by patients, hospitals, clinics or other consumers, or by pharmaceutical companies or others manufacturing such products on behalf of the Company. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid significant product liability exposure. The Company does not currently maintain any product liability insurance coverage; accordingly, a significant uninsured risk exists with respect to product liability claims arising out of the Company's human clinical trials. The Company plans to obtain product liability insurance coverage for its product distribution in Canada .

     Uncertainty of Health Care Reimbursement and Potential Legislation.

     The Company's ability to successfully commercialize its products will depend, in part, on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and from time to time legislation is proposed which, if adopted, could further restrict the prices charged by and/or amounts reimbursable to manufacturers of pharmaceutical products. The Company cannot predict what, if any, legislation will ultimately be adopted or the impact of such legislation on the Company. Reimbursement from government agencies may become more restricted in the future. The Company also understands that there is increasing political pressure in Canada to limit health care costs; no assurances can be given that the legislative or regulatory results, if any, of such pressure will not have an adverse impact on the Company. Furthermore, there can be no assurance that third party insurance companies will allow the Company to charge and receive payments for its products sufficient to realize an appropriate return on its investment in product development. The Company's potential products represent a new mode of therapy, and the Company expects that the costs associated with purchasing and administering its products will be substantial. There can be no assurance that the Company's proposed products, if successfully developed, will be considered cost effective to third-party payors, that reimbursement will be available or, if available, that the timing and amount of such payors' reimbursement will not adversely affect the Company's ability to sell its products on a profitable basis.

     Legal Proceedings

     In February 1991, Vanderbilt University advised the Company of its position that University employees were the inventors of an issued U.S. patent regarding the use of Ampligen in combination with various other agents (including AZT) for the treatment of HIV infection. See Risk Factors - "Disputes and Legal Proceedings Related to Patent Rights".

     The Company is the plaintiff in an action captioned HEM Pharmaceuticals Corp. v. Temple University of the Commonwealth System of Higher Education, in which the Company is seeking a declaratory judgment that the Company's licensing agreement with Temple University was unlawfully terminated by Temple. Temple has filed a motion to dismiss this lawsuit upon the grounds of lack of personal jurisdiction and forum non conviens. In January 1995, Temple filed a separate litigation against the Company seeking declaratory judgment that the Temple Agreement was lawfully terminated as of July 1, 1994, together with an award of costs, including attorney fees. See Risk Factors - "Disputes and Legal Proceedings Related to Patent Rights".

     While the Company intends to vigorously prosecute or defend against all of the litigation described above, no assurance can be given as to the ultimate outcome or the Company's costs in bringing or defending this litigation, and with regard to the Temple litigation, no assurance can be given that an outcome adverse to the Company will not have a materially adverse effect on the Company's business or financial condition.

     Hazardous Materials.

     The Company's business involves the controlled use of hazardous materials, carcinogenic chemicals and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident or the failure to comply with applicable regulations, the Company could be held liable for any damages that result, and any such liability could be significant. The Company does not maintain insurance coverage against such liabilities. The Company is also subject to a variety of laws and regulations relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with any of such regulations could subject the Company to, among other things, third party damage claims, civil penalties and criminal liability.

     Control  of  the  Company  by  Certain  Officers,   Directors  and  Current
Stockholders.

     The officers, directors and current 5% stockholders of the Company beneficially own approximately 32.5% of the outstanding shares of Common Stock. Pursuant to certain irrevocable proxies, Dr. William A. Carter, President and Chief Executive Officer of the Company, has the power to control the vote of 21.1% of the outstanding shares of Common Stock. As a result of such ownership or voting power these persons, should they vote as a bloc, may be able to effectively control all matters requiring approval by the stockholders of the Company, including the election of directors.

     Possible Volatility of Stock Price.

     The stock market in general and biotechnology and pharmaceutical stocks in particular have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of the Securities, like the stock prices of many publicly traded biotechnology and smaller pharmaceutical companies, may be highly volatile. Announcements of technological innovations, regulatory matters or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the U.S. and foreign countries, public concern as to the safety of pharmaceutical products, economic and other external factors, and period-to-period fluctuations in financial results, may have a significant impact on the market price of the Securities.

     Shares Eligible for Future Sale; Registration Rights.

     Of the 15,587,842 (32,750,313 upon the exercise of the outstanding Class A Warrants, other Warrants, stock options and conversion of Preferred Stock) shares of Common Stock issued and outstanding as of the date of this Prospectus a significant number of such shares are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. William A. Carter, the Company's President, Chief Executive Officer and Chairman, has agreed not to sell or transfer his securities for a period of 36 months following commencing November 2, 1995. The purchasers of the Bridge Loans who hold the Bridgeholder Options and the holder of 5,898 shares of Common Stock have agreed (with certain exceptions) not to sell or transfer their securities for a period of 13 months commencing November 2, 1995. The Tisch/Tsai Entities have agreed with the Company (with certain exceptions including the transfer to immediate family members or related entities) not to sell or transfer their securities for a period of 18 months commencing November 2, 1995. In addition, Canaan Venture Limited Partnership and Canaan Venture Offshore Limited Partnership C.V. (the "Canaan Entities"), Michael Dubilier, a principal stockholder of the Company, and three other stockholders holding an aggregate of 1,253,227 shares of Common Stock have agreed not to sell or transfer their securities for a period of 18 months commencing November 2, 1995. These agreements are subject to early termination in the event of the early release of other securityholders of the Company from lock-up agreements by the Company. The holders of the remainder of the Company's securities are subject to agreements with the Company which prohibit the sale or transfer of such securities for a period of 24 months commencing November 2, 1995, without the Company's consent ("Lock Up Agreements"). As of October 25, 1995, the holders of approximately 10% of the Company's securities had not executed lock up agreements. The restricted securities may be sold without registration pursuant to Rule 144, under certain circumstances. In addition, the Company has issued warrants to purchase 2,080,000 shares of Common Stock (the "Rule 701 Warrants") in reliance upon the provisions of Rule 701 of the Securities Act, pursuant to which, in certain circumstances, such Rule 701 Warrants may be sold. The holders of these securities are subject to Lock Up Agreements with the Company for a period of 24 months. The sale, or availability for sale, of substantial amounts of the Company's securities in the public market subsequent to this Prospectus, including the securities held by those stockholders who have not executed 24-month Lock Up Agreements and the Securities issued pursuant to Rule 144, Rule 701 or otherwise, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 and Rule 701 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company.

     Adverse Consequences Associated with Substantial Shares of Common Stock Reserved for Issuance Pursuant to Outstanding Warrants, Options and Conversion of the Preferred Stock.

     The Company has reserved an aggregate of up to 17,162,407 shares of Common Stock for issuance upon exercise of the Class A Warrants, Warrants, stock options and upon conversion of the Preferred Stock. Holders of these Warrants, options and Preferred Stock are likely to exercise and convert them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such convertible securities. Furthermore, while the convertible securities are outstanding, they may adversely affect the terms on which the Company could obtain additional capital. Should a significant portion of such convertible securities be exercised, the resulting increase in the amount of the Common Stock in the public market may have the effect of reducing the market price thereof.

     Conflicts of Interest.

     All of the members of the Company's Scientific Advisory Board are employed other than by the Company and may have commitments to or consulting or advisory contracts with other entities (which may include competitors of the Company) that may limit their availability to the Company. While each member of the Company's Scientific Advisory Board does execute a non-disclosure and non-competition agreement with respect to proprietary data that he or she receives from the Company, there can be no assurance that these agreements will absolutely protect the Company from the results of such data being revealed, accidentally or otherwise, by a member of its Scientific Advisory Board.

     Absence of Dividends.

     The Company intends to retain future earnings, if any, to provide funds for the operations of its business and, accordingly, does not anticipate paying any dividends on its Common Stock in the reasonably foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements and related Notes appearing elsewhere in this Prospectus.

                                                                  March 31, 1996
                                                                  --------------
                                                (in thousands except share data)
                                                                     (unaudited)

Notes Payable and Stockholder Loans
(including accrued related interest)                                 $     0
Stockholders' equity (deficit):
Common Stock, $.001 par value,
   50,000,000 shares authorized;
15,587,592 issued and outstanding                                         16
Additional paid-in capital                                            47,949
Accumulated deficit                                                  (44,216)
Total stockholders' equity                                             3,749
Total capitalization                                                   3,749


(1) Assumes no exercise of (i) outstanding options to purchase an aggregate of 228,502 shares of Common Stock or of options to purchase 392,624 shares of Common Stock which may be granted under the Company's stock option and stock purchase plans; (ii) outstanding warrants to purchase shares of Common Stock and Bridgeholders Options to purchase Bridge Units consisting of 195,833 shares of Common Stock and 1,000,000 Class A Redeemable Warrants; or (iii) 5,313,000 Class A Redeemable Warrants included in the Units; (iv) other Warrants to purchase Common Stock totaling 6,493,797 shares; or (v) 1,504,000 Warrants to purchase Common Stock issued in connection with the Company's initial public offering ("IPO") and subsequent financing. See "Manage- ment--1990 Stock Option Plan," "--1992 Stock Option Plan" and "--Employee Stock Purchase Plan," "Descriptions of Securities--Class A Redeemable Warrants".

                             SELECTED FINANCIAL DATA
                 (in thousands, except share and per share data)

     The selected financial data should be read in conjunction with the Consolidated Financial Statements as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, the related notes and the independent auditors' report. The consolidated statements of operations data for the years ended December 31, 1991 and 1992, and the consolidated balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited Consolidated Financial Statements not included in this Prospectus. Selected financial data for the three months ended March 31, 1995 and 1996 are derived from unaudited condensed consolidated financial statements included in this Prospectus. The unaudited condensed consolidated financial statements, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary to present fairly the financial position of the Company at March 31, 1996 and the results of operations and cash flows for the three months ended March 31, 1995 and 1996. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the full fiscal year ending December 31, 1996.

                                                                                                             Three Months Ended
                                                          December 31,                                             March 31,
                                    ----------------------------------------------------------               -------------------
                                                                                                                  (unaudited)
                                    1991       1992         1993          1994            1995               1995           1996
                                    ----       ----         ----          ----            ----               ----           ----
Consolidated Statements
of Operations Data:
 Revenues
  Research and Development       $  --        $   --      $    48       $     76        $     66           $   11         $    18
  License fee                       --            --         --              100           2,900              750            --
                                 -------      -------     -------       --------        --------           ------         -------
 Total Revenues                     --           --            48            176           2,966              761              18
 Cost and expenses:
  Research and development         6,181        4,734       2,119          1,638           1,029              258             299
  General and administrative       2,469        2,825       3,347          2,618           2,880              697             514
                                 -------      -------     -------       --------        --------           ------         -------
  Total costs and expenses         8,650        7,559       5,466          4,256           3,909              955             813
  Debt conversion expenses          --           --        (1,215)           (10)           (149)            (149)          --
 Net interest income (expense)       172         (322)     (1,069)        (1,043)           (748)            (243)            122
                                 -------      -------     -------       --------        --------           ------         -------
 Net loss                        $(8,478)     $(7,881)    $(7,702)      $ (5,133)       $ (1,840)          $ (587)        $  (672)
                                 =======      =======     =======       ========        ========           ======         =======
 Net loss per share              $   --       $   --      $  --            $(.44)(1)       $(.13)(1)        $(.05)(1)     $  (.04)
 Weighted average
  number of shares outstanding
  used in computing
  net loss per share(1)             --            --          --      11,536,276(1)   14,199,701(1)    13,014,174(1)   15,581,592


(1) Computed on a proforma basis described in Note 3 to the Consolidated Financial Statements.

                                                             December 31,                                                 March 31,
                                         ----------------------------------------------------------------------           ---------
                                                            (In Thousands)                                               (Unaudited)
                                         1991            1992             1993             1994            1995             1996
                                         ----            ----             ----             ----            ----             ----
Consolidated Balance
 Sheet Data:
Current assets                        $  1,316         $  2,282         $      6         $     64         $ 11,354         $  3,700
Current liabilities                      1,714            2,750           10,599           13,043            8,279            1,330
Total assets                             3,190            4,415            1,916            1,651           12,700            5,079
Long-term obligations                      112            6,950               30             --               --               --
Redeemable preferred stock               2,000            2,536            2,866            3,238             --               --
Accumulated deficit                    (20,988)         (28,869)         (36,571)         (41,704)         (43,544)         (44,216)
Stockholders' equity (deficit)        $   (637)        $ (7,821)        $(11,579)        $(14,630)        $  4,421         $  3,749

                           PRICE RANGE OF COMMON STOCK

     The Company's Units, Common Stock and Class A Warrants are traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbols HEMXU, HEMX and HEMXW, respectively. The following table sets forth the high and low bid prices for the Company's Units, for the periods indicated as reported by the NASDAQ. The Company's Common Stock and Class A Warrants were listed for trading on NASDAQ on July 12, 1996. On July 23, 1996, the high and low bid price for the Common Stock was $2.00 and $2.00, respectively. The high and low bid price for the Class A Warrants on such date was $.5625 and $.50, respectively. The high and low bid price for the Units was $2.6875 and $2.625, respectively

                                      UNITS

1995                                       High                      Low
- ----                                       ----                      ---
         Quarter ended 12/31               8 1/2                     2

1996
- ----
         Quarter ended 3/31                3 9/16                    1 1/2
         Quarter ended 6/30                6                         2 11/16


     On May 15, 1996, there were approximately 331 holders of record of the Company's Common Stock. The number of record holders do not include holders whose securities are held in street name.

                                    DIVIDENDS

     The Company does not currently pay dividends on its Common Stock. It is management's intention not to declare or pay dividends on the Common Stock, but to retain earnings, if any, for the operation and expansion of the Company's business.

     The holders of its Series D Preferred Shares are entitled to certain dividend payments upon declaration by the Company's Board.

                                 USE OF PROCEEDS

     The Company intends to utilize the proceeds received from the exercise of the 890,543 Warrants, estimated to be $4,064,900 if all Warrants are exercised in full, for general corporate and working capital purposes. There can be no assurance that any of the Warrants will be exercised. The foregoing represents the Company's best estimate of its use of proceeds generated from the possible exercise of Warrants based upon the current state of its business operations, its current plans and current economic and industry conditions. Any changes in the use of proceeds will be made at the sole discretion of the Board of Directors of the Company.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes contained elsewhere in this Prospectus.

GENERAL

     Hemispherx Biopharma, Inc. and subsidiaries (the "Company"), formerly known as HEM Pharmaceuticals Corp., is a pharmaceutical company using nucleic acid technologies to develop therapeutic products for the treatment of viral diseases and certain cancers. The Company's drug technology uses specially-configured ribonucleic acid (RNA). the Company's double- stranded RNA drug product, trademarked Ampligen, is in human clinical development for various therapeutic indications. The efficacy and safety of Ampligen is being developed clinically for three anti-viral indications: myalgic encephalomyelitis, also known as chronic fatigue syndrome (ME/CFS)(Phase II clinical trial completed and Phase II/III clinical trial authorized); human immunodeficiency virus associated disorders (Phase II clinical trial authorized); and chronic hepatitis B virus infection (HBV)(Phase I/II clinical trial in process). The Company also has clinical experience with Ampligen in patients with certain cancers including renal cell carcinoma (kidney cancer) and metastatic malignant melanoma.

     The Consolidated Financial Statements include the financial statements of Hemispherx Biopharma, Inc. and its three wholly-owned subsidiaries, BioPro Corp., BioAegean Corp. and Core BioTech Corp. which were incorporated in September 1994 for the purpose of developing technology for ultimate sale into certain non-pharmaceutical specialty consumer markets. All significant intercompany balances and transactions have been eliminated in consolidation.

     Since fiscal 1994 , the Company has focused on negotiating and executing the South African Breweries (SAB) Agreement, exploring potential partnerships to pursue additional clinical trials with special emphasis on the HBV disease indication, restructuring certain of its outstanding debt, conducting the 1994 Common Stock Financing and the Bridge Financing and preparing for its Initial Public Offering ("IPO"). In 1996 and beyond, the Company expects to add some additional personnel to augment its general and administrative activities in support of increased efforts for research and development, production and regulatory activity.

     The Company expects to continue its research and clinical efforts for the next several years with some benefit of certain revenues from cost recovery programs, notably in Canada and Belgium. Beginning in October, 1993, limited revenues were initiated in Belgium from sales under the cost recovery provision for conducting clinical tests in ME/CFS. Overall, the Company expects to continue incurring losses over the next several years due to clinical costs which are only partially offset by revenues and potential licensing fees. Such losses may fluctuate from quarter to quarter as a result of differences in the timing of significant expenses incurred and receipt of licensing fees and/or revenues.

Result of Operations

Three months ended March 31, 1996 versus the three months ended March 31, 1995

     The Company reported a net loss of $671,759 for the quarter ended March 31, 1996 versus a net loss of $586,647 for the same period in 1995. Several factors contributed to the increase in net loss of $85,112.

     Revenues were down $742,946 for the quarter ended March 31, 1996 as the results for the quarter ended March 31, 1995 include $750,000 of licensing fees recorded in connection with SAB/Bioclones agreement. Research and development costs increased by $40,880 in the quarter ended March 31, 1996 due primarily to increased efforts on the Canadian and Belgium clinical programs. General and administrative expenses of $513,813 in the first quarter of 1996 reflect the benefit of a one time gain in the amount of $318,757 resulting from the forgiveness of certain lease obligations in connection with the restructuring of the Company's principal office lease. Excluding this one time gain, general and administrative expense in the first quarter of 1996 exceeded related expenses in the first quarter of 1995 by $134,976. This increase can be attributed to consulting fees, public relations, printing expenses and director and officer insurance premiums. Most of which are associated with the administration of a public company.

     Debt conversion costs of $149,384 and interest expense of $245,984 incurred in the first quarter of 1995 did not recur in 1996 due the fact that all the associated debt was converted or repaid in 1995. Interest income increased by $119,565 in the first quarter of 1996 due to the earnings on the remaining IPO proceeds.

Years Ended December 31, 1995 versus 1994

     The Company reported revenues of $2,965,910 in 1995 versus $175,758 in 1994. In 1995, the Company received and recognized $2,900,000 in licensing fees resulting from the SAB/Bioclones agreements as compared to $100,000 in 1994. Revenues from cost recovery clinical trials were $65,910 in 1995 versus $75,758 in 1994. Net losses of $1,839,840 were incurred in 1995 versus losses of $5,133,051 in 1994. The year to year improvement of $3,293,211 basically consists of: (1) $2,790,152 in higher revenues primarily due to the licensing fees received from the SAB Agreement, (2) $609,107 or 37% in lower research and development costs as a result of the winddown and completion of certain clinical trials, (3) higher general and administrative costs of $262,681 or 10% basically due to increased legal and professional fees associated with various legal matters and the Company's IPO efforts, (4) $138,884 in higher debt conversion expense relating to certain debt restructuring that took place in April, 1995, and (5) lower net interest expense in the amount of $295,517 or 28% due to the paydown of certain notes from the proceeds of the IPO.

Years ended December 31, 1994 versus 1993

     In 1994, the Company's net loss was $5,133,051 as compared to a net loss of $7,702,050 in 1993. The $2,568,999 improvement resulted from increased revenues of $127,758, reduced research and development costs of $481,127, reduced general and administrative costs of $729,714, reduced conversion expense of $1,204,000 and reduced net interest expense of $26,400.

     The Company had revenues of $48,000 in 1993 compared to $175,758 in 1994. In 1994 the Company received $100,000 in licensing fees in accordance with the terms of the SAB Agreement. Additionally, cost recovery revenues from the
Belgium clinical trials increased by approximately $29,000. Operating expenses declined 22% in 1994 as compared to 1993, primarily as a result of reduced research costs and efforts to correspondingly downsize the general and administrative costs. Research and development costs declined $481,000 or 23% primarily due to the completion of certain clinical trial efforts. General and administrative expenses declined approximately $730,000 or 22% as a result of restructuring and downsizing the Company's overhead to support the needs of the Company and reduced research and development activity. This restructuring in the fall of 1993 produced lower wages and salaries, telephone expense, travel and other expenses in 1994. In addition, in 1993 the Company incurred debt conversion expenses of $1,214,500 as a result of the conversion of certain debt to equity.

Liquidity and Capital Resources

     Cash and cash equivalents at March 31, 1996 was $3,620,343 compared to $11,291,167 at December 31, 1995. The December 31, 1995 amount included $5,818,733 of restricted cash as ordered by the Court in connection with the Cohn litigation. In February 1996, the Company agreed to repay the Cohn note and settle the Cohn litigation. In exchange for mutual releases and other consideration, the Company paid Mr. Cohn $6,450,000 on March 21, 1996. This figure includes $4,920,000 in principal and $1,530,000 for legal and other costs. The Company retired much of the outstanding vendor and supplier obligations from the proceeds from the SAB Agreement, the Bridge Loan and revenue from sales under the cost recovery programs. In addition, certain officers, directors and shareholders have entered into the 1995 Standby Financing Agreement pursuant to which they have agreed to provide funding up to $5,500,000 to the Company in the event that existing and additional financing is insufficient to cover the cash needs of the Company through December 31, 1996 Moreover, because of the Company's long-term capital requirements, it may seek to access the public equity market whenever conditions are favorable, even if it does not have an immediate need for additional capital at that time. Any additional funding may result in significant dilution and could involve the issuance of securities with rights which are senior to those of existing stockholders. The Company may also need additional funding earlier than anticipated, and the Company's cash requirements in general may vary materially from those now planned, for reasons including, but not limited to, changes in the Company's research and development programs, clinical trials, competitive and technological advances, the regulatory process, and higher than anticipated expenses and lower than anticipated revenues form certain of the Company's clinical trials as to which cost recovery from participants has been approved.

         The Company has financed its operations since January 1, 1992 primarily through the IPO, private placement of equity and debt securities, equipment lease financing interest income, and revenues from licensing and royalty agreements. Net cash provided by financing activities from January 1, 1992 through March 31, 1996 totaled $29.7 million, including approximately $16 million in net proceeds from the IPO, $3.3 million in net proceeds from the private placement of Common Stock and Preferred Stock and $10.6 million from the private placement of debt securities and warrants. Since December 31, 1993, the Company has raised approximately $20.2 million in the form of debt securities, warrants, and the sale of stock. $16 million of the $20.2 million raised since December 31, 1993 represents approximate net proceeds from the IPO in which the Company sold 5,313,000 Units, each consisting of one share of Common Stock and one Class A Warrant. See "Certain Transactions" and "Description of Securities--Class A Redeemable Warrants."

         In February 1995, the Company entered into a settlement agreement with the Tisch/Tsai Entities to restructure the December 1992 and February 1993 promissory notes in the aggregate principal amount of $2,400,000 and settle certain threatened claims made by the Tisch/Tsai Entities against the Company. This debt restructuring consisted of (i) the repayment by the Company of $1,200,000 in principal, (ii) the issuance of replacement Tisch/Tsai Notes in the aggregate principal amount of $600,000 to the Tisch/Tsai Entities which notes were retired on November 2, 1995, (iii) the conversion of $600,000 of principal into 172,414 shares of Series C Preferred Stock at the rate of $3.48 per share, (iv) the amendment and restatement of certain warrants issued in connection with the original notes in order to increase the number of shares of stock issuable thereunder by 64,000 shares and to provide for warrants to purchase a total of 144,000 shares of Common Stock at an exercise price of $2.00 per share, which warrants are exercisable until December 31, 1997, and (v) the release by all parties of any claims. The replacement notes were secured by a pledge of stock by the Company's President, Chairman and Chief Executive Officer. The Company may have been in default of the Tisch/Tsai Notes due to a possible default under certain other notes payable by the Company. Because such other notes have been extended, the Company does not believe that any claim of default can be made under the Tisch/Tsai Notes. See "Risk Factors--Possible Default on Certain Debt."

     In March 1995, the Company issued a promissory note to Gerald A. Brauser in the amount of $200,000, bearing interest at a rate of 12% per year (the "Original Brauser Note"). In connection with the Original Brauser Note, the Company agreed to pay attorney fees and miscellaneous expenses of approximately $12,000. In connection with the Original Brauser Note, the Company issued a warrant to purchase 50,000 shares of Common Stock at a price of $1.75 per share. The Original Brauser Note was collateralized by the Company and Bridge Ventures with the Company's patent estate. In May 1995, the Company restructured the Original Brauser Note in exchange for the Company issuing to Mr. Brauser (i) a promissory note, collateralized by the Company's patent estate, in the amount of $100,000 bearing interest at a rate of 12% per year (the "New Brauser Note"),
(ii) a warrant to purchase 25,000 shares of Common Stock at a price of $1.75 per share, (iii) 100,000 shares of Common Stock at $.50 per share, and (iv) a Bridge Loan in the amount of $50,000 as well as a Bridgeholder Option to purchase 33,333 Bridge Units. The New Brauser Note was originally due on the earlier of June 30, 1995 or the Company's receipt of a certain payment from SAB/Bioclones but has been amended to extend the date on which repayment is due to the earlier of November 2, 1995 or the closing of the IPO. The notes were retired on November 2, 1995.

     As of March 31, 1996, the Company's cash on hand was $3,620,000 which does not include $5,475,000 received after March 31, 1996 in connection with the private placement of Series D Preferred Stock. At March 31, 1996, the Company had accounts payable and accrued current liabilities of approximately $1,330,400.

     Net cash used by the Company for operating activities amounted to approximately $5,170,638 in 1993, $1,952,145 in 1994, $1,939,219 in 1995 and
$2,655,215 for the three months ended March 31, 1996.

     The Company has incurred and will continue to incur substantial research and development costs and manufacturing costs. In addition, if the Company receives regulatory clearance for the commercial sale of its products, the Company will incur substantial expenditures to develop its manufacturing, sales, marketing and distribution capabilities to the extent such functions are not supplied by third parties. The Company will require substantial additional funds for these purposes through additional equity and/or debt financings, collaborative arrangements with corporate partners or from other sources. No assurances can be given that such additional funds will be available for the Company to finance its development on acceptable terms, if at all. If adequate funds are not available from additional sources of financing, the Company's business will be materially adversely affected and the Company may not be able to continue operations. "See Business--Company Strategy" and "Risk Factors."

     The Company's future capital requirements will depend on many factors, including scientific progress in its research, drug discovery and development programs, the magnitude of these programs, the length and expense of pre-clinical and clinical trials, the time and costs involved in seeking regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, changes in the existing collaborative research relationships, the ability of the Company to establish product development arrangements, the cost of manufacturing scale-up and effective commercialization activities and arrangements. The failure by the Company to obtain regulatory approval for any product will preclude its commercialization. There can be no assurance that necessary regulatory approvals will be obtained. See "Risk Factors" and "Business--Government Regulation."

     Pursuant to the terms of the SAB Agreement, the Company has received an aggregate of $3,000,000 through July 10, 1996.

New Accounting Pronouncements

     In March 1995,  the  Financial  Accounting  Standards  Board (FASB)  issued
Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement 121). Statement 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. The Company is required to adopt Statement 121 for the year ended December 31, 1996. The Company has not yet quantified the impact, if any, of the adoption of Statement 121 may have on its consolidated financial statements.

     In October 1995, the FASB issued Statement 123, "Accounting for Stock-Based Compensation" (Statement 123). Statement 123 allows companies the option to retain the current accounting method for recognizing stock-based expense in the financial statements or to adopt a new accounting method based on the estimated fair value of employee stock options. Companies that do not adopt the new fair value based method will be required to provide expanded disclosures in the footnotes. The Company is required to adopt Statement 123 for the year ended December 31, 1996. The Company expects to continue applying its current accounting method and upon adoption will present the required footnote disclosures.

                                    BUSINESS

General

     The Company is a pharmaceutical company using nucleic acid technologies to develop therapeutic products for the treatment of viral diseases and certain cancers. Nucleic acid compounds represent a potential new class of pharmaceutical products that are designed to act at the molecular level for the treatment of human disease. The Company's drug technology utilizes specially-configured RNA. The Company's double stranded RNA drug product, trademarked Ampligen, which is administered intravenously, is in human clinical development for various therapeutic indications. Based on the results of pre-clinical studies and clinical trials, the Company believes that Ampligen may have broad-spectrum anti-viral and anti-cancer activities. Over 300 patients have received Ampligen in clinical trials authorized by the FDA at over twenty clinical trial sites across the United States, representing the administration of more than 40,000 doses of this drug.

     Ampligen is being developed  clinically for three  anti-viral  indications:
HBV (Phase I/II clinical trial), HIV associated disorders (Phase II), and ME/CFS (Phase II/III). The Company's business strategy is designed around seeking the required regulatory approvals which will allow the progressive introduction of Ampligen for HIV followed by HBV and ME/CFS in the U.S., Canada, Europe and Japan. There can be no assurance that Ampligen will receive regulatory approval for any of such disorders. Ampligen has received Orphan Drug designation from the FDA for four indications (AIDS, renal cell carcinoma, chronic fatigue syndrome and invasive malignant melanoma). The Company is also developing a second generation RNA drug technology, termed Oragen compounds, with potential for broad spectrum antiviral activity by oral administration.

     The Company has been issued certain patents on the use of Ampligen alone and Ampligen in combination with certain other drugs, including AZT, ddI, ddC, interferon and/or IL-2, for the treatment of HIV. The Company has also been issued a patent on the use of Ampligen in combination with certain other drugs, including ddI and ganciclovir, for the treatment of HBV and HCV and a patent which affords protection on the use of Ampligen in patients with ME/CFS. While the Company does not have any ownership rights to these other drugs, such drugs may be readily purchased for combinational treatment regimens and thus, the Company believes that the lack of such ownership rights will not have a material adverse effect on the Company; however, no assurance can be given. To date, the Company has not been issued any patents in the U.S. regarding the use of Ampligen for treatment of the cancers which the Company has sought to target. The Company's applications for such patents are currently pending; no assurances can be given that such applications will be allowed. See "Business--Patent Rights."

     The WHO estimates that there are approximately 300 million chronic carriers of HBV worldwide. More than 40% of the persistently infected persons who survive to adulthood will die from cirrhosis, hepatocellular carcinoma (liver cancer), or some other consequence of their infection. In the U.S. alone there are an estimated 1.25 million carriers. HBV is one of the several viruses that cause human hepatitis or inflammation of the liver. The Company is presently conducting a Phase I/II clinical trial of Ampligen in the U.S. for the treatment of chronic HBV infection at Stanford University and the University of Pennsylvania. A significant reduction in viral components and improvement in liver function has been noted during the course of the study to date and the drug has been generally well tolerated. At present, interferon-alpha is the only approved product for this disease; however, approximately 75% of patients with chronic HBV ultimately fail to respond to interferon-alpha. The global sales of interferon are presently estimated at more than $1 billion, largely because of its use in liver infections.

     The CDC has estimated that approximately one million people in the U.S. are infected with HIV, excluding patients who have progressed to fully symptomatic AIDS. The WHO has estimated that 30 to 40 million people will be infected with HIV worldwide by the year 2000. The Company is presently in Phase II of clinical development of Ampligen in the U.S. for the treatment of symptomatic HIV infection.

     ME/CFS is a condition recently recognized by the CDC and characterized by unexplained fatigue or chronic illness for six months or longer for which no cause has been identified after a thorough medical work-up. Although the CDC is presently conducting studies to determine more exactly the rate of incidence of ME/CFS, the CDC's latest estimate of the prevalence rate of this disease in the U.S. is in excess of 200 per 100,000 population. In November 1992, the Company received approval from the HPB of Canada's Department of Health and Welfare, the federal drug regulatory agency in Canada, to conduct an open-label clinical trial of Ampligen in patients with severely debilitating ME/CFS. In this clinical trial, the HPB has authorized the Company to charge patients for the cost of the Ampligen administered. The Company is presently receiving limited revenues from sales in Belgium under a similar cost recovery program. The Company has also received authorization from the FDA, in the U.S., and the HPB, in Canada, to initiate a Phase II/III clinical trial of Ampligen in patients with ME/CFS. The Company is unaware of any investigational new drugs which are currently at comparable stages of clinical development for ME/CFS.

     The Company also has clinical experience with Ampligen in patients with certain cancers, including renal cell carcinoma (kidney cancer) and metastatic malignant melanoma. Based on estimates prepared by the American Cancer Society, the Company anticipates that approximately 25,000 new cases of renal cell carcinoma will be diagnosed in the U.S. in 1996. In March and June, 1993, respectively, the Company was authorized by the FDA, in the U.S., and the HPB, in Canada, to initiate a Phase II/III clinical trial of Ampligen in renal cell carcinoma patients. Recently, the HPB authorized the Company to proceed with an open-label clinical trial of Ampligen for renal cell carcinoma in Canada. The HPB has authorized the Company to charge patients for the cost of the Ampligen administered in this clinical trial. Based on estimates prepared by the American Cancer Society, the Company also anticipates that approximately 34,000 new cases of malignant melanoma will be diagnosed in the U.S. in 1996. Data from the American Cancer Society and the World Health Organization indicate that both the incidence and mortality from malignant melanoma are rising steadily among white populations throughout the world. In the past decade, the incidence of melanoma has increased faster than that of any other cancer except lung cancer in women.

     From its inception in 1966 to the early 1980s, the Company's principal business was to supply research support via contracts received principally from the NIH. In the early 1980s, the Company redirected its efforts to the development of nucleic acid pharmaceutical technology and since that time the Company has devoted substantially all of its resources to its research, drug discovery and development programs.

     In October 1994, the Company entered into the SAB Agreement with respect to codevelopment of various RNA drugs, including Ampligen, for which the Company has previously obtained international patent protection. The SAB Agreement, as amended, provides that the Company will provide SAB/Bioclones with an exclusive manufacturing and marketing license for certain Southern hemisphere countries (including certain countries in South America) as well as the United Kingdom, Ireland, Africa, Australia, Tasmania, New Zealand, and certain other countries and territories. In exchange for these marketing and distribution rights, the SAB Agreement provides for: (a) a $3 million cash payment to the Company, payable in installments upon the occurrence of certain milestones including the transfer of certain technical documents, some of which have already been transferred; (b) the formation and issuance to the Company of 24.9% of the capital stock of a company which is shall developing and operating a new manufacturing facility for RNA drugs constructed by SAB/Bioclones, and (c) royalties on all sales of the Company's products in the licensed territories after the first $50 million of sales. In addition, SAB/Bioclones agrees to use its best efforts to pursue the marketing approval of Ampligen for HBV in Australia, South Africa, Brazil, and the United Kingdom, as well as to perform (at its own expense) a phase III study of Ampligen in chronic HBV infection in South Africa, which clinical study is to be performed pursuant to U.S. FDA good clinical practice and good laboratory practice guidelines and standards. SAB/Bioclones will be granted a right of first refusal to manufacture and supply to the Company the drug product required for not less than one-third of its world-wide sales of Ampligen (after deducting SAB/Bioclones-related sales).
According to its most recent annual report, SAB is a multinational holding company investing in and taking management responsibility for a portfolio of business in beer and beverages retailing, hotels and the manufacture of certain mass market consumer goods, together with strategic investments in businesses which support its mainstream interests. As of July 10, 1996, the Company had received $3,000,000 pursuant to the SAB Agreement.

Nucleic Acid Pharmaceuticals

     The Company believes that nucleic acid compounds represent a potentially new class of pharmaceutical products that are designed to act at the molecular level for the treatment of human disease. There are two forms of nucleic acid: deoxyribonucleic acid ("DNA") and RNA. DNA is a group of naturally occurring molecules found in chromosomes, the cell's genetic machinery. RNA is a group of naturally occurring informational molecules which orchestrate a cell's behavior and which regulate the action of groups of cells, including the cells which comprise the body's immune system. RNA directs the production of proteins and regulates certain cell activities including the activation of otherwise dormant cellular defenses against viruses and tumors. To date, the Company has focused its efforts on developing two classes of RNA pharmaceuticals, Ampligen, a high molecular weight double stranded intravenous drug, and Oragen, low molecular weight double or single stranded drugs intended for oral administration.

Company Strategy

     The Company's business strategy is designed around seeking the required regulatory approvals which will allow the progressive introduction of Ampligen for HIV followed by HBV and ME/CFS in the U.S., Canada, Europe and Japan and the Southern hemisphere countries including South Africa, Australia and countries in South America. Within the next year, the Company expects to receive limited revenues through cost-recovery from patients who become enrolled in a clinical trial of Ampligen for severely debilitating ME/CFS in Canada (authorized by the HPB) and a clinical trial of Ampligen for renal cell carcinoma in Canada (authorized by the HPB) and has begun to receive revenues from a clinical trial of Ampligen for ME/CFS in Belgium (authorized by the Belgian Minister of Health). See "Business--Ampligen." To date, the Company has not granted the right to market any of the Company's drug products to any third party other than

SAB/Bioclones, Rivex and certain commercial rights to its subsidiaries. See "Business--General," "--Marketing" and "--Subsidiary Companies."

     As part of its development strategy, the Company has initiated clinical trials of Ampligen in the U.S. and Belgium and has been authorized to conduct clinical trials in Canada and Ireland. Ampligen is being tested in Phase II trials in Belgium for ME/CFS, with the active drug administration phase ongoing. In the U.S., the Company is evaluating and monitoring the duration of the drug benefit period in certain HIV patients who completed a Phase II trial as well as monitoring the drug benefit period in certain patients who previously received Ampligen in a Phase I/II trial in HBV diseases. The Company expects that the monitoring will help the Company to determine and evaluate the duration of the potential drug benefit period. In connection with the foreign trials, the Company has received export authorization from the FDA to ship Ampligen to Belgium (for ME/CFS) and Canada (for ME/CFS and renal cell carcinoma) for clinical trials which the Company either has initiated or plans to initiate in those countries for ME/CFS in 1995, 1996 or 1997. In Japan, there is a high incidence of chronic HBV. Based on data obtained from the clinical testing of Ampligen as a possible therapy for HBV, the Company anticipates focusing its efforts in Japan on the implementation of clinical trials of Ampligen for chronic HBV. The Company's current strategy is to seek a partnering arrangement with a Japanese entity and, subject to seeking and obtaining necessary approvals, to conduct trials in Japan through such an arrangement.

     As indicated above, the HPB has approved the Company's application to conduct an open-label clinical trial of Ampligen at specified sites in Canada for up to 200 patients with severely debilitating ME/CFS. Clinical sites are presently being pursued. The HPB has also recently approved the Company's application to conduct an open-label clinical trial of Ampligen at specified sites in Canada for up to 200 patients with renal cell carcinoma (kidney cancer). In these clinical trials, the HPB has authorized the Company to require participants to pay the Company for the cost of the Ampligen administered. The Company understands that patients may not be reimbursed for these costs by any Canadian authority or from any private insurer. Due to the inability of patients to receive reimbursement, the Company may not be able to charge a sufficient price for the Ampligen used in such tests. The Company cannot promote participation in the trial or sale of Ampligen through advertisements to the general public.

     Subject to obtaining the necessary regulatory approvals for the sale of Ampligen in the home infusion (non-hospital) segment of the U.S. market and favorable results of clinical trials, which cannot be assured, (see "Business--Government Regulation"), the Company may utilize a service provider to execute the direct marketing activities, conduct physical distribution of its products, and handle billing and collections. The Company believes that this approach may facilitate the generation of revenues without incurring the substantial product launch costs associated with the employment of a direct sales force. Furthermore, this approach will enable the Company to retain many options for future marketing strategies. The Company does not currently anticipate devoting substantial resources to the development of an in-house sales force.

     In Europe, the Company plans to adopt a country-by-country and, in certain cases, an indication-by-indication, marketing strategy due to the heterogeneity of governmental regulations and alternative distribution systems in these areas. The Company anticipates that it will adopt an indication-by-indication marketing strategy in Japan. The marketing alternatives the Company intends to consider

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

include joint venture arrangements with pharmaceutical companies and the co-marketing of the Company's products on a selective basis.

     Pursuant to the SAB Agreement, the Company has granted SAB/Bioclones an exclusive marketing license for certain Southern hemisphere countries (including countries in South America) as well as the United Kingdom, Ireland, Africa, Australia, Tasmania, New Zealand and certain other countries and territories. In addition, SAB has agreed to use its best efforts to pursue the necessary approval to market Ampligen for HBV in Australia, South Africa, Brazil, and the United Kingdom, as well as to perform a phase III study of Ampligen in chronic HBV infection in South Africa. See "Business--General."

     The Company's current facilities and staff are not adequate to support the manufacture and production of Ampligen for large-scale commercialization and, to the extent the Company receives the necessary regulatory approvals, it will be required to significantly increase its quality control, packaging, marketing and distribution capabilities in order to sell the approved product commercially. The Company plans to utilize third-party facilities or, if it is unable to do so, build or acquire commercial-scale manufacturing facilities as the need arises. The Company has entered into the SAB Agreement, which provides for the issuance to the Company of 24.9% of the capital stock of a company which is developing and operating a new manufacturing facility financed by SAB/Bioclones. The Company expects that manufacturing at this new facility will commence in 1996, on a limited scale, with commercial production in 1997, although no assurances can be given that this will occur.

     Based on its current operating plan, the Company anticipates that the net proceeds of its recent financings and interest thereon, together with anticipated cost recovery revenues, will be sufficient to meet the Company's capital requirements for approximately 18 months from the date of this Prospectus. See "Use of Proceeds" and "Risk Factors--Additional Financing Requirements, Lack of Liquidity, Uncertainty of Additional Funding and Independent Auditors' Report with Explanatory Paragraph."

Ampligen

     Ampligen is a high molecular weight RNA drug which is administered intravenously. Based on the results of clinical trials to date, the Company believes that Ampligen may have the potential to address significant medical needs where current treatment methods are inadequate or non-existent. The following table summarizes the primary indications and the current clinical trial regulatory status of Ampligen in the U.S.

                                                               FDA-AUTHORIZED
INDICATION          THERAPEUTIC TARGETS                        CLINICAL TRIALS*
- ----------          -------------------                        ----------------

Antiviral           Chronic HBV (hepatitis B virus)            Phase I/II(1)
                    HIV                                        Phase II(2)
                    ME/CFS (chronic fatigue syndrome)          Phase II/III(3)

Anti-Cancer         Renal Cell Carcinoma                       Phase II/III(4)
                    Melanoma (skin cancer)                     Phase II(5)

* The foregoing chart is qualified in its entirety by reference to more detailed information included elsewhere in this Prospectus. See "Business--Government Regulation" for a description of the FDA regulatory approval process.

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

(1) A Phase I/II study was authorized by the FDA. This study has been partially enrolled with patients, and the Company expects the results of this study of Ampligen in HBV to be available in 1996.

(2) A FDA-authorized Phase I and two Phase II clinical trials of Ampligen for HIV infection have been completed; one Phase II trial studied Ampligen as monotherapy and the second used Ampligen in combination with AZT. A Phase II/III study utilizing Ampligen in a population of largely asymptomatic HIV carriers has been presented to the FDA but is not yet authorized. The Company is also discussing a double-blinded placebo-controlled Phase III study with the FDA in a population of HIV patients currently taking a variety of anti-HIV drugs. The Company is also discussing an open label safety trial with the FDA in a similar population.

(3) The Company has completed a Phase I/II study and a second Phase II clinical trial of Ampligen in ME/CFS under FDA authorizations. The FDA has also authorized the Company's Phase II/III study in ME/CFS which the Company may consider initiating in North America in 1996 or 1997.

(4) A FDA-authorized Phase I/II study of Ampligen in cancer including patients with renal cell carcinoma has been completed. The Company has received authorization from the FDA to initiate a Phase II/III study of Ampligen in patients with metastatic renal cell carcinoma. At present, the Company does not anticipate devoting significant Company resources to the funding of this study, and, accordingly, a date for initiating this study has not been determined.

(5) Patients with metastatic melanoma have been treated with Ampligen as monotherapy under a FDA-authorized Phase I/II open-label study of Ampligen in cancer. The FDA has authorized the Company to conduct a Phase II trial of Ampligen in melanoma. The Company expects to initiate this trial in 1997.

     The Company has not yet determined when it will seek to commence its authorized Phase II/III clinical trial for renal cell carcinoma. Although the Company plans to use a small portion of its available cash for the renal cell carcinoma and melanoma studies, the Company plans to seek funding under third party collaborative arrangements for these studies. Decisions regarding the timing and sources of funding of such trials will be based, in part, on the Company's progress in conducting clinical trials and seeking regulatory approvals for other indications. In addition, pursuant to the SAB Agreement, a controlled Phase II/III clinical trial of Ampligen for treatment of HBV anticipated to be sufficient for product registration and commercialization in certain foreign countries is contemplated to begin in 1996 or 1997. No assurance can be given, however, that the clinical trial will be successfully completed or that product registration or commercialization will ever occur.

Mechanism of Antiviral Action of Ampligen

     When a virus enters a healthy human cell, the cell's normal response is to activate the intracellular enzymes which cause the destruction of viral genetic information, thereby preventing viral replication. Cells also normally produce extracellular antiviral factors, called cytokines (such as interferon), which activate the immune system to attack or scavenge virally infected cells. In acute viral infections (such as influenza and measles), the presence of the virus activates these intracellular alarm signals thus triggering the intracellular and immune system response. Certain viruses associated with chronic diseases, such as HIV, ME/CFS associated viruses, and HBV, may produce inhibitory substances which inactivate these natural defenses, and allow the unchecked proliferation of the virus. A compilation of studies recently published by the University of Washington suggests that viruses may not be able to survive unless they can incapacitate these natural defenses.

     Although the antiviral mechanism of action of Ampligen is not fully understood, the Company believes that Ampligen's antiviral mechanism of action is two-fold. First, the Company believes Ampligen reactivates the inactivated or dormant antiviral defense system present in various cells. This natural defense system, termed the ribonuclease L ("RNAse-L") and protein kinase antiviral pathways, disrupts viral multiplication within human cells, thereby thwarting further virus-induced cell damage. Second, the Company believes Ampligen activates components of the immune response, called macrophages and natural killer cells, which attack or scavenge virally infected cells. This activity is thought to occur in part by inducing formation of selected cytokines such as interferon. The Company believes Ampligen causes the production of various different antiviral or anticancer proteins. Thus, the Company believes that the administration of Ampligen into the body stimulates the appropriate antiviral defenses at two levels: first, by activating the intracellular defense system within various cells of the body; and second, by activating the immune system, in part by the production of various interferons in their natural form.

     The Company believes that the mechanisms of action of most existing FDA-approved antiviral drugs do not stimulate the production of immune cells to attack, or scavenge, disease-causing agents such as viruses, in the bloodstream or attached to the surface of cells. Rather, these drugs appear to directly inhibit the viruses by interfering with their replication. The Company also believes that most of these currently available antivirals do not activate the dormant intracellular defenses described above. See "Business--Competition."

     The Company believes that Ampligen may have the ability to elicit a broad range of host defenses and, consequently, may have the potential to eradicate certain viral infections. The Company believes that Ampligen therapy may reactivate the RNAse-L and protein kinase pathways; this activity is believed to arrest further viral multiplication of certain viruses including retroviruses (such as HIV), HBV, and ME/CFS associated viruses.

Mechanism of Anti-cancer Activity of Ampligen

     Based on preclinical test results, the Company believes that Ampligen may have an anti-cancer effect at three levels. First, in order for tumor cells to divide (and thus multiply), the DNA in such cells must unwind. Ampligen triggers the production of a chemical entity called "bioactive 2-5A" which the Company believes may inhibit the unwinding of DNA in tumor cells. Second, when the DNA in tumor cells unwinds, the tumor often spreads to other parts of the body through a process called metastasis. Selected regions of the tumor cell's DNA, called oncogenes, produce substances which accelerate tumor spread. The Company believes that Ampligen may activate pathways, such as the protein kinase pathway referred to above, which may serve to inhibit certain effects of oncogenes. Third, the Company believes that Ampligen also induces the formation of various cytokines, including interferon, interleukins and tumor necrosis factor, each of which may enhance the ability of circulating immune cells, such as cytotoxic T cells and natural killer cells, to scavenge tumor cells. Thus, the Company believes that Ampligen may have three separate anticancer benefits: (1) inhibiting the unwinding of DNA in tumor cells; (2) inhibiting the spread of tumors to other parts of the body; and (3) inducing formation of various


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

cytokines which may enhance the ability of healthy cells to kill tumor cells. However, no assurance can be given that Ampligen will have any anti-cancer effect whatsoever.

Ampligen for Viral Diseases

Chronic Hepatitis B ("HBV")

     The Hepatitis B virus ("HBV") is one of several viruses that cause human hepatitis, or inflammation of the liver. Worldwide, an estimated 300 million people are chronic carriers of HBV. More than 40% of persistently infected persons who survive into adulthood will die from cirrhosis, hepatocellular carcinoma (liver cancer), or some other consequence of their infection. In the U.S. alone, there are an estimated 1.25 million carriers. In the mid 1970's, the first HBV vaccine was developed and it became commercially available in the U.S. in 1981.

     Hepatitis B, the form of hepatitis caused by HBV, is a contagious disease and is transmitted from person to person in several ways including contact with bodily fluids of an infected person. Perinatal and early childhood transmission is the predominant mechanism of infection, particularly in lesser developed countries. Those populations most at risk for infection include health care workers, housemates of HBV carriers, the sexually active, hemodialysis patients, the immunodepressed, child care workers, IV drug users, and neonates of HBV positive mothers.

     Common symptoms of HBV include jaundice, fever and the loss of appetite. In general, infants and young children have milder initial disease than older age patients. Adults usually develop acute hepatitis after a 4-28 week incubation period, exhibiting symptoms of fever, nausea, fatigue, headache, jaundice, and an enlarged and tender liver. Symptoms usually disappear 2-12 weeks after the onset of jaundice. In rare cases, i.e. in less than 1.5% of patients hospitalized for acute viral hepatitis, a fatal form of the disease called fulminant hepatitis occurs.

     Approximately 90% of HBV acutely infected adults become free of the HBV antigen 1-5 years after infection. The remaining approximately 10% become chronic carriers of HBV, capable of transmitting the disease to other persons. Chronic carriers can be divided into two groups: (i) chronic active carriers, and (ii) chronic persistent carriers. Among chronic carriers, about 3 in 10 are chronic active, exhibiting frequent and often severe symptoms of acute infection. Chronic active carriers develop significant liver damage, have a high incidence of hepatocellular carcinoma (liver cancer) and cirrhosis. Approximately 7 out of 10 chronic carriers are chronic persistent, and are generally asymptomatic or have very mild and infrequent symptoms of hepatitis. Chronic persistent carriers do not usually develop significant liver damage, hepatocellular carcinoma, or cirrhosis.

     In the U.S., 300,000 new cases of Hepatitis B occur each year. The reported incidence of the disease has increased 37% between 1979 and 1989, despite the introduction and availability of a vaccine in the early 1980's. Of the estimated
1.25 million Americans chronically infected with HBV, there are about 375,000 chronic active carriers, resulting annually in approximately 4,000 deaths from cirrhosis, and 800 deaths from hepatocellular carcinoma. In China, most of Africa, Southeast Asia, parts of the Middle East, and the Amazon basin, it is estimated that 8-15% of the population is chronically infected with HBV. In the developed countries, such as Western Europe, the U.S., and Australia, chronic infection rates are generally less that 1% of the population, although some developed countries--Japan, Italy, and Greece, for example--report chronic infection rates of 2-7%. In southern Europe, a resistant mutant strain of HBV has been identified for which current vaccines do not provide immunity.

     In late 1991, the Company commenced a Phase I/II study of Ampligen in HBV-infected individuals in collaboration with investigators at Stanford University and the University of Pennsylvania. The protocol for this study calls for a treatment period of six months, and the Company expects the results to be available in 1996. Subject to completion of and satisfactory results from the Phase I/II study, the Company anticipates seeking FDA approval for the initiation of a Phase II/III study for Ampligen for HBV in 1997.

     In 1992, the FDA approved the commercial use of recombinant alpha interferon for the treatment of chronic HBV infection. To the Company's knowledge, this is the only approved HBV drug in the U.S. Published studies indicate that 60% to 75% of patients with HBV fail to respond to interferon.

     Among the laboratory markers being monitored in the Company's ongoing Phase I/II study of Ampligen for HBV is the level of viral DNA. Decreases in viral DNA levels in clinical evaluations of interferon were found to correlate positively with clinical improvements as well as improvements in liver function. To date, eight patients have enrolled in this study. Significant decreases in viral DNA have been observed in 50% of the patients enrolled in the Company's study with the patients' DNA levels becoming undetectable during or after Ampligen therapy. In addition, liver enzymes have been measured as an indication of liver damage in these patients. There was a significant improvement in liver function with an approximate 50% or greater decrease in liver enzyme levels in these responding patients and one additional patient. The liver enzymes returned to normal in two patients during or after Ampligen therapy. Overall, 63% (5/8) of the chronic HBV infected patients showed a response to Ampligen therapy.

     Ampligen therapy was generally well tolerated. One patient who was intolerant to IFN-alpha therapy was able to tolerate the full course of Ampligen therapy at the highest dose given in this study. The Company believes that Ampligen therapy may convey certain safety advantages over interferon therapy during prolonged treatment cycles necessary in treating HBV.

     The Company has also filed internationally various patent applications covering hepatitis treatment in conjunction with closely related RNA drugs, including poly Ao poly U, which is also being developed by a potential competitor of the Company. The Company has notified the competitor that the Company believes its patents cover various RNA drugs used in potential treatment of hepatitis infections.

HIV Infection

     HIV infection is characterized by a progressive decline in the patient's immune system usually resulting in death from overwhelming infections. Fully symptomatic AIDS is associated with multiple viral infections and the ongoing destruction of the immune system. At present, each of these viral infections is generally treated separately, resulting in a "multi-pharmaceutical" treatment approach for each patient. In studying potential treatments for AIDS, scientists have employed CD4 cell counts as a surrogate marker to indicate the extent to which the disease has progressed. Independent studies of the natural course of HIV disease at the Harvard University School of Public Health have indicated

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

that stabilization of CD4 levels is associated with reduced short term risk of death. The Company believes that correction of the underlying deficit in cellular immunity may result in longer-lasting clinical benefits than currently approved treatments and also may reduce the need for multi-pharmaceutical treatments.

     In 1986, the Company initiated a Phase II study in ten individuals with HIV disease, three of whom had fully symptomatic AIDS. This study indicated that Ampligen treatment appeared to delay the expected immune cell deterioration in six of the seven HIV patients who had not progressed to AIDS. Although the Company regards these observations as clinically important, it does not consider them to be statistically significant due to the small number of cases studied. In a separate study conducted in Houston, Texas between 1987 and 1989 and completed at Baylor University in an extension of the Company's first HIV study, AZT was administered as part of a combination therapy with Ampligen. Patients who received this combinational therapy experienced a stabilization of CD4 cell levels for a longer time than was reported for patients receiving either
Ampligen alone or AZT alone. Data obtained at the United States Air Force Medical Center, Veterans Administration Hospitals and the Walter Reed Army Institute of Research indicate that responsiveness to foreign antigens injected under the skin ("skin tests") predicts anticipated life span in patients with HIV disease. As HIV disease progresses, patients may cease to have a positive skin test response. The Company's Phase II studies suggest that Ampligen may have restored the positive skin test response in HIV infected individuals who had not progressed to AIDS at the time of initiation of Ampligen treatment, although these preliminary results must be confirmed in subsequent clinical trials consisting of larger numbers of patients.

     In 1987, the Company formed a joint venture with DuPont which sponsored a multi-center, double-blind placebo-controlled Phase II clinical study of Ampligen for the treatment of HIV infection. The total patient population of this study was 330. This study, known as AMP 101, was terminated in 1988 when an analysis of interim data showed no clinical benefit from Ampligen therapy as opposed to placebo. After comparing the data from this study with data from other studies, and additional experimental investigation, the Company concluded that the activity of the Ampligen administered to the participants in the AMP 101 study was impaired due to a reaction which the Company believed to have been caused by the packaging of Ampligen in polyvinyl chloride (plastic) bags. Such plastic bags had not previously been used in the packaging and delivery of Ampligen used in other clinical trials. On April 13, 1990, a fifteen member scientific panel assembled by the NIH in order to evaluate whether an NIH grant for the clinical testing of Ampligen should be renewed issued its report and recommendations regarding the renewal of this grant. This report observed that the Ampligen used in the AMP 101 study had been found by the Company to have increased content of single strand RNA due to preparation of the drug and the use of plastic bags. The report further stated that "the promising preliminary results obtained make further evaluation of the compound alone or in combination with other agents of great importance to define fully its role as a therapeutic agent." The joint venture arrangement with DuPont was later terminated as part of the settlement of a lawsuit brought against the Company by DuPont and an action against DuPont brought by the Company related to the AMP101 study and alleged breaches of the joint venture agreement.

     In 1991, the NIH, through the National Institute of Allergy and Infectious Diseases, completed an open-label Phase I/II study of Ampligen involving 39 patients at the University of Pittsburgh treated at different dosages. Of the 24 evaluable patients who received at least 120 mg/m2 of Ampligen for the treatment of HIV, 14 patients experienced stabilized CD4 levels for at least nine weeks.

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

     The Company has conducted a Phase II clinical trial of Ampligen for HIV infection. This study, which was initiated in 1990, was a randomized, controlled, multicenter study evaluating Ampligen therapy in combination with AZT. The Company filed the results of this study with the FDA in late 1993 along with a request for approval to initiate a Phase II/III study in 1994. The Phase II/III study currently being considered by the FDA would utilize Ampligen in a population of largely asymptomatic HIV carriers. The FDA raised certain issues with respect to the Phase II clinical trial results, including the laboratory endpoints used. The Company has presented to the FDA the design of the Phase II/III study, including identification of appropriate clinical and laboratory endpoints. See "Business--Government Regulation."

     Currently, the principal treatments for HIV are AZT, DDI, DDC, D4T, 3TC and a new group of compounds termed protease inhibitors, of which three have been recently approved. In the case of each of these drugs, most patients ultimately cease to benefit from the drug due to the emergence of new strains of the AIDS virus. Based on the results obtained to date, an AZT resistant virus has remained sensitive to Ampligen in various in vitro studies which have been performed at Hahnemann University. Although no assurances can be given and additional testing will be necessary to substantiate the Company's belief, the Company believes that human subjects may be less likely to develop viral resistance to Ampligen as a result of the drug's perceived mechanism of action. See "Business--Mechanism of Antiviral Action of Ampligen."

ME/CFS

     ME/CFS is characterized by unexplained fatigue or chronic illness for six months or longer for which no cause has been identified after a thorough medical workup. Although the etiology of ME/CFS is unknown, a significant segment of the medical community believes that it may be caused by a virus because the onset of the condition is usually characterized by flu-like symptoms followed by chronic tiredness that, in some cases, can continue for years. ME/CFS is also often accompanied by a disturbance of the patient's immune system, as measured by lower levels of natural killer cell activity and/or lower lymphocyte counts.

     Data reported by a consortium of institutions including Harvard University and the University of Washington indicate that a majority of those ME/CFS patients who have been tested have been found to have elevated levels of herpes virus (HHV-6) as well as brain abnormalities that were noted during magnetic resonance imaging (known as MRI) testing. Because there may be both viral and immune components to this disease, the Company believes, although it has not yet clinically proven, that Ampligen may be well suited as a treatment for ME/CFS. There are no drugs specifically approved by the FDA for this disorder and physicians typically prescribe analgesics and anti-inflammatory drugs to combat the painful symptoms.

     In 1989, the Company received FDA authorization to conduct a Phase I/II study of Ampligen for ME/CFS. In 1991, the Company completed a multicenter, double-blind, placebo-controlled Phase II clinical trial (the "Phase II ME/CFS Study") of Ampligen in patients with ME/CFS. The FDA raised certain issues with respect to this clinical trial. See "Business--Ampligen Safety Profile" for a discussion of the drug safety issues raised by the FDA.

         In 1992, the Company received approval from the HPB, the federal drug regulatory agency in Canada, to conduct an open-label clinical study at

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

specified sites to evaluate the activity and safety of Ampligen in up to 200 patients with severely debilitating ME/CFS. The Company has been authorized to require patients in this clinical study to pay the Company for the Ampligen administered. The Company understands that patients may not be reimbursed for these costs by any Canadian authority or any private insurer. The Company anticipates that initial patients may be enrolled in this study during 1997. In October and November 1992, respectively, the Company was authorized by the FDA, in the U.S., and the HPB, in Canada, to initiate a Phase II/III multicenter, placebo-controlled, randomized, double blind clinical trial in up to 230 patients in the U.S. and Canada with ME/CFS. In December 1992, the FDA authorized the export of Ampligen for investigational use for treatment of ME/CFS patients in Canada. The Company anticipates this study will be initiated in 1997 at multiple centers in North America.

     In February 1993, the Company presented results of its Phase II study of Ampligen for ME/CFS to an FDA Advisory Committee and these results were published in early 1994 in Clinical Infectious Diseases, a peer reviewed medical journal which emphasizes the understanding and potential treatment of infectious diseases. The results indicated that patients on Ampligen, in contrast to those receiving a placebo, showed significant improvement in physical capacity as determined by performance on treadmill testing. The Ampligen treated patient group also required less pain medication than did the placebo group.

     In December 1993,  Ampligen was designated as an Orphan Drug by the FDA for
the   treatment  of  Chronic   Fatigue   Syndrome.   See   "Business--Government
Regulations."

Ampligen for Cancer

Renal Cell Carcinoma (Kidney Cancer)

     Based on estimates prepared by the American Cancer Society, the Company anticipates that there will be approximately 25,000 new cases of renal cell carcinoma diagnosed in the U.S. in 1996. Patients with metastatic renal cell carcinoma show five-year survival rates of only 2%-18%. Treatment of advanced renal cell carcinoma with metastases with conventional chemotherapy has not resulted in significant median increases in survival. Biological response modifiers, or lymphokines, have also been used with limited success to treat renal cell carcinoma patients. To the Company's knowledge, the only FDA approved drug for the treatment of renal cell carcinoma is Interleukin-2 ("IL-2"), which is a biological response modifier. Based on published reports, treatment with IL-2 results in a reduction in tumor size in approximately 10%-20% of patients. Increased survival of patients receiving IL-2 therapy has been reported. The FDA approved IL-2 in 1992 for sale in the treatment of metastatic renal cell carcinoma.

     In 1991,  Ampligen  was  designated  as an  Orphan  Drug by the FDA for the treatment of renal cell carcinoma. See "Business--Government Regulations." A Phase I/II clinical trial of Ampligen in cancer patients was initiated in 1983. Thirteen patients with metastatic renal cell carcinoma received Ampligen at low doses (10-120 mg.) twice weekly; eighteen patients with metastatic renal cell carcinoma received Ampligen at high doses (200-500 mg.) twice weekly. Data analysis from this study indicates that the patients in the high dose group experienced an increase in median survival versus the low dose group and as compared to an historical control group of 610 patients. Specifically, the median survival for the Ampligen high dose group was 20.4 months while the median survival for the historical control group was 5.5 months. This increase represents a 370% prolongation of survival in the high dose Ampligen treated group. The survival of the low dose Ampligen group did not increase compared to the historical control group. Overall, the Company believes that these results are encouraging given the substantial inadequacy of current treatment modalities, and the short life expectancy of many renal cell carcinoma patients. The Company believes that these results suggest that there may be a correlation between high dose Ampligen treatment and increased survival in metastatic renal cell carcinoma patients.

     On March 22, 1993, the Company received authorization from the FDA to initiate an open label, active-controlled, multicenter study of Ampligen in patients with metastatic renal cell carcinoma. On June 7, 1993, the HPB authorized the Company to conduct this clinical trial in Canada. At present, the Company does not anticipate devoting significant Company resources to the funding of these studies, because the size of the potential market for renal cell carcinoma is relatively small.

     On June 7, 1993, the Company also received approval from the HPB in Canada to conduct a second open-label clinical study at specified sites to evaluate the activity and safety of Ampligen in up to 200 patients with renal cell carcinoma. The Company has been authorized to require patients in this clinical study to pay the Company for the Ampligen administered. There can be no assurance that patients will be reimbursed for these costs by any Canadian authority or by any private insurer. The Company has not initiated this program to date because of limited resources and a shift in the Company's clinical priorities but anticipates that, once resources are available, initial patients will be enrolled in this study during 1997. The Company does not believe that approvals for these studies will be withdrawn as a result of the delay since the approvals were not conditioned upon a particular commencement date.

     The Canadian clinical trials have not yet been approved by the ethical review committees ("ERCs") at the respective clinical sites involved, and the Company has agreed with the HPB not to proceed with such trials unless such approvals are obtained. These approvals are required for all drug studies conducted in Canada. Although the Company believes that it will be able to secure the approvals of the ERCs, no assurances can be given with respect to when, or if, these approvals will be obtained. The Company has received authorization from the FDA to export Ampligen to Canada for investigational use for treatment of renal cell carcinoma patients in Canada.

Malignant Melanoma

     Data from the American Cancer Society and the WHO indicate that both the incidence and mortality from malignant melanoma are rising steadily among white populations throughout the world. In the past decade, the incidence of melanoma has increased faster than that of any other cancer, except lung cancer in women.

     In December 1993, Ampligen was designated as an Orphan Drug by the FDA for the treatment of invasive malignant melanoma. See "Business--Government Regulations." Patients with metastatic melanoma have been treated with Ampligen as monotherapy under a Phase I/II open-label study of Ampligen as part of a broader study of cancer patients at Hahnemann University beginning in 1983 and Yale University beginning in 1991. Two of the ten patients treated had complete responses, as substantiated by computerized axial tomography (known as CAT scans). There was no evidence of clinical benefit among the eight other patients in this study. The FDA has authorized the Company to conduct a Phase II trial at the M.D. Anderson Hospital in Houston, Texas. The Company expects to initiate this trial in 1997.

Ampligen Safety Profile

     The Company believes that Ampligen has been generally well tolerated in more than 15,000 patient treatment weeks with a low incidence of clinical toxicity, particularly given the life threatening diseases being treated. Clinical experience with Ampligen now totals 311 patients, of whom 171 patients have received Ampligen for six months or more. Of these patients, 117 patients have received Ampligen for one year or more; 63 patients have received Ampligen for two years or more; and 22 patients have received Ampligen for periods in excess of three years. A mild flushing reaction has been observed in approximately 15% of patients treated in the Company's various studies. This reaction is occasionally accompanied by erythema, a tightness of the chest, tachycardia, anxiety, shortness of breath, subjective reports of "feeling hot," sweating and nausea. The reaction is usually infusion-rate related and may generally be controlled by slowing the infusion rate. Other adverse side effects include liver enzyme level elevations, diarrhea, itching, urticaria (swelling of the skin), bronchospasm, transient hypotension, photophobia, rash, bradycardia, transient visual disturbances, arrhythmias, decreases in platelets and white blood cell counts, anemia, dizziness, confusion, elevation of kidney function tests, occasional temporary hair loss and various flu-like symptoms, including fever, chills, fatigue, muscular aches, joint pains, headaches, nausea and vomiting. These flu-like side effects typically subside within several months.

     In February 1992, after the conclusion of the Phase II ME/CFS Study and subsequent to the Company's submission of data from that study to the FDA, the FDA advised the Company, among other things, of certain concerns regarding the safety profile of Ampligen. Specifically, the FDA noted that various side effects of Ampligen had been observed during the Phase II ME/CFS Study, including severe liver toxicity, severe swelling and itching of extremities, severe chest pain, severe muscle cramps and severe flu-like symptoms. These observations were made by the FDA in the context of the FDA's review of the Company's proposed protocol for a Phase II/III ME/CFS trial.

     In July 1992, the Company responded to these concerns by providing an analysis of the side effects data obtained from the Phase II study and the treating physicians' views. The Company observed that many of the side effects described by the FDA were regarded by both the Company and the treating physicians of those patients as unrelated to Ampligen treatment. The Company advised the FDA of the Company's view that the data from the Phase II ME/CFS Study indicated that Ampligen appeared to have a favorable risk/benefit ratio for ME/CFS. On October 9, 1992, the FDA authorized the Company's proposed Phase II/III clinical trial for ME/CFS, concluding "that it is reasonably safe for the initiation of [the Company's] proposed clinical study." This regulatory action allows Ampligen to be administered for up to one year to an additional 115 patients (in a 230 patient placebo-controlled trial).

     In February 1993, the FDA raised an issue regarding possible side effects of Ampligen which grew out of the agency's review of an animal study conducted in 1987 involving beagle dogs. Although the results of this study suggest a possible association between Ampligen administration and focal epicarditis (a small localized area of inflammation of the outer lining of the heart), the study did not establish whether the epicarditis observed was attributable to Ampligen administration. The meaning of these findings in the beagle dog and how they relate to human clinical experience is not presently known. Because these conditions were not observed in any other animal studies or in the clinical trials conducted in humans over the previous ten years, the Company believes that these findings may be restricted to the beagle dog. The FDA has requested that the Company conduct an additional toxicity study of Ampligen in beagle dogs. The FDA has also asked the Company to revise the informed consent forms provided to patients upon enrollment in the Company's clinical trials to include the findings of the 1987 study concerning epicarditis in beagle dogs, as well as other toxicities observed during the course of the Company's various preclinical toxicology studies in rabbits, rats, dogs and monkeys. The Company has revised its informed consent forms in accordance with this request. Finally, the FDA has also asked the Company to conduct cardiovascular follow-up examinations on selected patients in accordance with criteria suggested by the FDA. The Company has complied with this request. These examinations, the results of which were submitted to the FDA in March, April and May, 1993, showed no evidence of Ampligen-induced epicarditis in these patients. The Company believes that it has adequately complied with the FDA's requests for information and believes that the issues raised by the FDA will not have a material effect on the Company's efforts to receive approval for Ampligen as a treatment for ME/CFS, although no assurances can be given.

     In connection with the proposed Phase III study on HIV patients under discussion with the FDA, the Company will complete additional toxicity studies as required by the FDA.

Oragen Drugs

     The Company is in the early pre-clinical stages of developing Oragen drugs, a nucleic acid technology related to Ampligen. Oragen drugs are low molecular weight RNA compounds which the Company believes, by virtue of their small size, have the potential for becoming oral, broad-spectrum treatments for various viral diseases such as HIV infection and chronic HBV infection. The technology for these products has been developed in part by the Company and has also been developed in part by Temple University which has licensed to the Company certain technology for commercial use on an exclusive basis, subject to certain limited exceptions. The Company was notified in July 1994 that Temple University believed the Company was in breach of the licensing agreement and therefore that the agreement was being terminated. The Company has filed a lawsuit seeking a declaratory judgement that the agreement remains in full force and effect and seeking monetary damages. See "Business--Research and Development, Licensing and Collaboration Agreements," "Business--Legal Proceedings" and "Risk Factors--Disputes and Legal Proceedings Related to Patent Rights". In the event that the Company does not prevail in its lawsuit and the agreement is deemed terminated, the Company would lose its investment to date in certain Oragen compounds which it acquired pursuant to its licensing agreement. Although the Company has developed its own Oragen compounds, to which it would maintain its rights, Temple or its new licensees, if any, could become competitors of the Company in the event that the Company does not prevail in its lawsuit. To date, a number of compounds have been developed using this nucleic acid technology by both the Company and Temple, working both together and separately. No clinical trials of Oragen drugs have been conducted, and authorization to conduct such trials cannot be sought or obtained until such time as sufficient pre-clinical work has been completed.

     Initial studies show that these drugs can withstand enzymatic destruction, an important factor in order for compounds to enter the blood stream in an intact form. Results from in vitro studies conducted in collaboration with the National Institute of Allergy and Infectious Diseases indicate that Oragen products may inhibit HBV infection, and in vitro studies conducted in collaboration with the National Cancer Institute and the University of Mainz,

Germany, indicate that Oragen products may inhibit HIV infections. One compound, Oragen 0004, has shown inhibition of HBV multiplication in vitro and another, Oragen 0044, has demonstrated activity against HIV in in vitro studies performed by Temple University. These two Oragen compounds have been produced in quantities which the Company believes are sufficient to perform initial animal toxicology testing. Recent experiments with mice at the University of Toronto indicate that Oragen 0004 may inhibit mouse hepatitis virus, and that Oragen 0004 may be absorbed after oral delivery. There has been no human clinical testing of Oragen products to date. There can be no assurance that human clinical testing, if initiated, will yield results consistent with those achieved in in vitro or animal testing.

     The Company believes that Oragen drugs may exert anti-viral activity through two intracellular mechanisms. First, they may activate the intracellular "latent" RNAse-L to degrade viral RNA. Second, they may inhibit the HIV replication enzyme, reverse transcriptase, by binding to a different site on the enzyme from that bound by conventional anti-HIV compounds such as AZT. The Company's belief in the potential effects of these compounds is based, in part, on the collaborative in vitro studies with the National Cancer Institute referred to above. Certain in vitro experiments performed at Vanderbilt University indicate that certain human immune cells can be protected from cell death caused by HIV infection by treatment with Oragen drugs. Under sponsorship of the National Institute for Allergy and Infectious Diseases, in vitro studies at Georgetown University also demonstrated that Oragen drugs may inhibit the replication of human HBV virus. In each of the in vitro studies, no substantial cell toxicity was observed at concentrations which inhibit the applicable virus.

     The Company believes Oragen drugs work at a different stage of the anti-viral and anti-cancer response chain than Ampligen and therefore may be effective in disorders where the activity of Ampligen is limited.

     The following table shows the Company's past and present pre-clinical studies of Oragen compounds. Except as otherwise noted, the studies have been conducted under collaborative arrangements pursuant to which the Company supplies quantities of the drug to the third party institution for testing, and that institution assigns all of the commercial rights to the studies to the Company and funds the research costs. See "Research and Development, Licensing and Collaboration Agreements."

Target Programs     Potential Market Applications      Collaborators
- ---------------     -----------------------------      -------------

Human Immuno-
 deficiency         Treatment of HIV                   National Cancer Institute
Virus (HIV)                                            Temple University(1)(2)
                                                       Vanderbilt University(1)
                                                       University of Mainz,
                                                       Germany(1)

Hepatitis B Virus
 (HBV)              Treatment of HBV                   National Institute of
                                                       Allergy and Infectious
                                                       Diseases, Georgetown
                                                       University

Mouse Hepatitis
 Virus                  Treatment of Hepatitis C       University of Toronto(1)

Herpes Simplex Virus
    Type 1 and 2        Treatment of Herpes            Medical College of
   (HSV-1, HSV-2)       Infections                     Pennsylvania(1)
                                                       Juntendo University
                                                       Tokyo, Japan

Poliovirus/Respiratory
Syncytial virus         Childhood Viral Diseases       Howard University

Solid tumors            Treatment of various
                        types of cancer                Temple University(1)(2)
                                                       Hahnemann University

(1) Funding provided by the Company. In all other cases, funding provided by the institution.

(2) The Company was notified in July 1994 that Temple believed the Company was in breach of its licensing agreement and therefore that the agreement was being terminated. The Company has filed a lawsuit seeking a declaratory judgment that the agreement remains in full force and effect and seeking monetary damages and Temple has filed a lawsuit against the Company. See "Business--Legal Proceedings" and "Business-- Research and Development, Licensing and Collaboration Agreements."

Diagnostic Products

     The Company is also developing a set of clinical laboratory diagnostic products, trademarked Diagen products, that are designed to assist physicians in identifying patients for the Company's RNA drug therapies and to assist in their clinical management thereafter. The Company believes that the availability of such tests may lead to improved patient care and increased market penetration by the Company's products, if and when such products are available for commercial sale. While these tests are at an early stage of commercial development, the
Company believes that they may ultimately provide an opportunity for diversification of the Company's products and revenues and may help to identify patients who could benefit from the Company's drug treatment. The Diagen products would have to go through a regulatory diagnostic product clearance process prior to commercial sale. See "Business -- Government Regulation" below.

Subsidiary Companies

     In September 1994, the Company incorporated three wholly-owned subsidiaries
- -- BioPro Corp. ("BioPro"), Core BioTech Corp. ("Core BioTech"), and BioAegean Corp. ("BioAegean") -- in the state of Delaware.

     The purpose of BioPro is to commercialize tobacco-related products. BioPro intends to develop methods to utilize RNA technology in conjunction with certain tobacco and cigarette filter products to provide cleaner tobacco products. The technology is based in part on recent unpublished experiments in laboratory animals conducted at the University of California, Davis, which suggest that the Company's RNA drugs may prevent certain aspects of lung fibrosis under certain experimental conditions. In September, 1994, the Company granted an exclusive worldwide license and/or sub-license to certain of its patents and assigned certain other patents to BioPro (the "BioPro License") for a term of three years, which term will automatically be extended for a term of 15 years in the event that BioPro provides evidence that it has commercialized one or more of the patents. BioPro has agreed that it will not develop any product or technology which may be deemed therapeutic and has granted a right of first refusal to the Company with respect to any technology which it may develop or acquire. BioPro has the right to grant sublicenses subject to the requirement that its sublicensees agree to non-competition arrangements with the Company. The Company has agreed that it will not develop any technology related to the business of BioPro and has granted BioPro a right of first refusal with respect to any technology it may develop with respect to the business of BioPro.

     In July 1995, the Company entered into an agreement with Vernacular Communications, Inc. and certain other individuals (collectively, "Vernacular") pursuant to which Vernacular will provide various services to and for the Company and BioPro, including introduction to the Company and BioPro of entities interested in potential corporate alliances. If, as a result of such introductions, the Company and BioPro enter into a transaction with such an entity, the Company shall (i) pay to Vernacular 8%, 6% and 3% of the first, second and third million dollars, respectively, paid to the Company for the licensing of its products through BioPro and 2% of each subsequent million dollars, (ii) pay to Vernacular 10% of all licensing fees/ royalties received in connection with the transaction and (iii) grant to Vernacular 4% stock interests in BioPro and/or any other business entity created as a result of the transaction. In addition, the Company agreed to pay one of the individuals a one-time consulting fee of $25,000.

     The purpose of Core BioTech is to commercialize the Company's diagnostic oriented patents which provide RNA technology to detect certain difficult to diagnose viral diseases such as ME/CFS and other immuno-dysfunctional conditions through strategically located central reference laboratories. In September, 1994, the Company granted an exclusive worldwide license and/or sub-license to certain of its patents and assigned certain other patents to Core BioTech (the "Core BioTech License") for a term of three years, which term will automatically be extended for a term of 15 years in the event that Core BioTech provides evidence that it has commercialized one or more of the patents. Core BioTech has agreed that it will not develop any product or technology which may be deemed therapeutic and has granted a right of first refusal to the Company with respect to any technology which it may develop or acquire. Core BioTech has the right to grant sublicenses subject to the requirement that its sublicensees agree to non-competition arrangements with the Company. The Company has agreed that it will not develop any technology related to the business of Core BioTech and has granted Core BioTech a right of first refusal with respect to any technology it may develop with respect to the business of Core BioTech.

     The purpose of BioAegean is to commercialize the Company's consumer oriented patents, especially in the skin care area including the development of sunscreens to prevent malignant melanoma and maintain vitality of cutaneous tissues normally lost with aging or increased sun exposure. In September, 1994, the Company granted an exclusive worldwide license and/or sub-license to certain of its patents and assigned certain other patents to BioAegean (the "BioAegean License") for a term of three years, which term will automatically be extended for a term of 15 years in the event that BioAegean provides evidence that it has commercialized one or more of the patents. BioAegean has agreed that it will not develop any product or technology which may be deemed therapeutic and has granted a right of first refusal to the Company with respect to any technology which it may develop or acquire. BioAegean has the right to grant sublicenses subject to the requirement that its sublicensees agree to non-competition arrangements with the Company. The Company has agreed that it will not develop any technology related to the business of BioAegean and has granted BioAegean a right of first refusal with respect to any technology it may develop with respect to the business of BioAegean.

     In exchange for the grant of the BioAegean License, BioAegean has agreed to issue the following securities to the Company: (i) 1,000,000 shares of common stock of BioAegean, (ii) an option to purchase 1,000,000 shares of common stock of BioAegean at an exercise price of the lesser of the initial public offering price of BioAegean or $5.00 per share, provided the initial public offering of BioAegean occurs before May 4, 1997 and (iii) 10,000 shares of Preferred Stock having a liquidation preference and a right to 1,000 votes for each share on all matters that may come before the shareholders.

     In June 1995, the directors of BioAegean approved the private placement of 1,000,000 shares of common stock at $1.00 per share which is expected in 1996 or 1997. In addition, the directors of BioAegean issued 10-year options to purchase an aggregate of 1,200,000 shares of common stock of BioAegean at an exercise price of $1.00 per share (the "BioAegean Options") to its officers and directors. The BioAegean Options are conditional upon the recipient's agreement to serve BioAegean as needed for at least 24 months unless fully incapacitated. William A. Carter, M.D., Chairman, President and Chief Executive Officer of the Company, serves as Chairman, Chief Executive Officer and a Director of BioAegean and received 300,000 BioAegean Options. Peter Rodino, III, a director and Secretary of the Company, serves as Vice-Chairman, Secretary, Corporate Counsel and a director of BioAegean and received 150,000 BioAegean Options. R. Douglas Hulse serves as Chief Operating Officer of both the Company and BioAegean and received 50,000 BioAegean Options. Robert Peterson serves as Chief Financial Officer of both the Company and BioAegean and received 50,000 BioAegean Options. Sharon Will, Vice President of Investor Relations and Corporate Communications for the Company, serves as Vice President of Marketing for BioAegean and received 150,000 BioAegean Options. Harris Freedman serves as Vice President for Strategic Alliances for both the Company and BioAegean and received 150,000
BioAegean Options. Richard Piani, a director of the Company, serves as a director and the Advisor for European Affairs of BioAegean and received 50,000 BioAegean Options. Gerald Kay serves as a director for both the Company and BioAegean and received 50,000 BioAegean Options. BioAegean's remaining director, Jerome Belson, a principal shareholder of the Company, received 50,000 BioAegean Options.

     While the Company believes it has developed an international patent position to cover these possible applications of its technology, no assurance can be given that any of the goals of the three subsidiaries described above will be achieved, that significant clinical testing will occur, that any products will ultimately be developed, commercially or otherwise or that the Company's patent position will be adequate to protect any products which may result.

Patent Rights

     The Company has sought patent protection in four major geographic markets: the United States, Canada, Europe, and Japan. The Company has filed patent applications involving chemistry and processes with the U.S. Patent and Trademark Office and foreign patent applications in other countries, such as members of the European Patent Convention, Canada, Japan, South Korea, Australia. The Company's patents and patent applications are principally "field of therapeutic use" patents and cover various potential uses of the Company's

RNA technology in the health care field, including ethical drugs for anti-viral and cancer indications, as well as non-prescription consumer health care products. "Field of therapeutic use" patents restrict the use of the compounds to specific disease categories or medical conditions but do not restrict potential competitors from manufacturing the same product for other potential uses which are not covered by the Company's patents. Of the patent applications filed worldwide, as of June 30, 1996 approximately 230 had been issued, including 13 U.S. patents and 13 Canadian patents. None of such issued U.S. patents will expire prior to the year 2006. No assurances can be given that the Company's pending applications will mature into patents. The Company believes that all of these 200 patents are pertinent to the Company's present and future operations as the Company expects to market its product in Europe, Asia and certain Third World countries, although the Company has not entered into any additional agreements with respect to these areas and no assurance can be given that any business relationship will result.

     The Company's ability to receive patent protection for the commercial sale of Ampligen is subject to the Company's obtaining enforceable patents covering the use of the drug for a particular indication. The Company has been issued certain patents on the use of Ampligen alone and Ampligen in combination with certain other drugs for the treatment of HIV. The Company has also been issued a patent on the use of Ampligen in combination with certain other drugs for the treatment of HBV and HCV and a patent which affords protection on the use of Ampligen in patients with ME/CFS. To date, the Company has not been issued any patents in the U.S. regarding the use of Ampligen for treatment of the cancers which the Company has sought to target. The Company's applications for such patents are currently pending; no assurances can be given that such applications will be allowed. No assurances can be given that competitors will not seek and obtain patents regarding the use of Ampligen for a particular target indication before the Company.

     The Company's licensor, Temple University, has filed patent applications regarding the composition of matter, methods of preparation and use of novel double-stranded RNAs, oligonucleotides, and 2-5A analogues trademarked Oragen. Composition of matter patent applications have been filed which define nucleotide sequences and RNA structures that correct certain biochemical reactions which may be associated with immunological disorders.

     In July 1994, Temple University advised the Company that it was in breach of a certain licensing agreement for Oragen compounds at the preclinical stage of product development. In November 1994, in an action captioned HEM Pharmaceuticals Corp. v. Temple University of the Commonwealth System of Higher Education, the Company filed suit against Temple. In January 1995, Temple filed a separate litigation against the Company. If the Company were to lose its claim, the Company would lose its investment to date in certain Oragen compounds acquired pursuant to the Temple Agreement. While not yet tested on humans these Oragen compounds have the potential and theoretical advantage of having an Ampligen-like effect upon oral administration. No assurance can be given that as a result of such loss, Temple or its new licensee, if any, would not become competitors of the Company or that the termination of the licensing agreement will not have a materially adverse effect on the Company's long range business or financial condition. See "Risk Factors--Disputes and Legal Proceedings Related to Patent Rights" and "Business--Legal Proceedings" and "--Research and Development, Licensing and Collaboration Agreements."

     The patent positions of pharmaceutical and biotechnology firms, including the Company, are generally uncertain and involve complex legal and factual questions. Consequently, even though the Company is currently prosecuting many

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

patent applications with the U.S. and foreign patent offices, the Company does not know how many of its applications will result in the issuance of any patents or, of patents which are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by at least several months, the Company cannot be certain that it was the first creator of the inventions covered by pending patent applications or that it was the first to file patent applications for such inventions. Competitors or potential competitors may have filed (or may subsequently file) applications for, and may obtain, additional patents and proprietary rights relating to, compounds or processes competitive with those of the Company. Accordingly, there can be no assurance that the Company's patent applications will result in patents being issued or, if issued, that the patents will afford protection against competitors with similar technology; nor can there be any assurance that others will not obtain patents that the Company would need to license or circumvent.

     There can be no assurance that any patents issued or which may in the future be issued to the Company would be upheld by a court of competent jurisdiction. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its right to unpatented trade secrets. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

     The Company currently requires its employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. The Company also has required members of its Scientific Advisory Board to sign a confidentiality agreement prior to each of the last two annual meetings, at which confidential information was provided. The Company will continue this practice in the future. These agreements require that all confidential information made known to the individual during the course of the individual's relationship with the Company be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's trade secrets in the event of unauthorized use or disclosure of such information.

     In connection with the 1994 Common Stock Financing, the Company agreed with Bridge Ventures to collateralize its patents until the earlier of the effective date of this Public Offering or a licensing relationship or corporate partnership agreement with a third party which provides significant operating capital and clinical development resources for the Company. Pursuant to this arrangement, the SAB Agreement has resulted in the release of liens on the Company's patents in the licensed territories. Bridge Ventures has also released the patents assigned or licensed to the Company's subsidiaries. In addition, upon consummation of this Public Offering, the collateralization of patents in connection with the 1994 Common Stock Financing will be terminated.

     In addition, in May 1994, a former officer and director of the Company, guaranteed payment of two promissory notes in the aggregate amount of $76,000 payable by the Company representing payments due in connection with the Temple licensing agreement. In return for the guarantee, the Company assigned its

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

rights, patents and related technology in certain RNA compounds to such officer, which rights will revert to the Company upon repayment of the principal on the notes, 12% interest, and certain fees and expenses which will be paid out of the proceeds of this Public Offering. See "Use of Proceeds."

     In addition, in 1991, Vanderbilt University advised the Company of its position that employees of the University were the inventors of an issued U.S. patent regarding the use of Ampligen in combination with various other agents (including AZT) for the treatment of HIV infection, a position which the Company believes has no merit. See "Risk Factors--Disputes and Legal Proceedings Related to Patent Rights" and "Business--Legal Proceedings."

Competition

     The development of therapeutic drugs for human disease is intensely competitive. Many different approaches are being developed for the management of diseases targeted by the Company. Certain viral diseases and cancers are the targets for therapeutic product development at numerous entities, many of which have greater human and financial resources dedicated to product development and human clinical testing than the Company. In addition, Ampligen will compete with conventional drug therapy, as well as other modalities of treatment such as biological and hormonal therapies, prophylactic and therapeutic vaccines and surgery. Competing products include interferon-alpha and thymosin for treatment of HBV, interferon-alpha and ribavirin for treatment of HCV and interleukin 2 for treatment of kidney cancer. Interferon, a drug that has been approved by the FDA for the treatment of chronic HBV, acts by an immune mechanism and is beneficial in the treatment of HBV, where it will be competitive with the Company's product. However, its efficacy has thus far not been demonstrated in HIV, ME/CFS and the primary tumors and indications which the Company has targeted. The Company is also aware of a European firm which is conducting clinical trials of an RNA drug for at least one indication (HBV) for which the Company is testing Ampligen. This firm has also conducted pre-clinical research of the drug as a possible treatment for HIV infection. The Company is not privy to further information regarding other competing drug development activities, if any, of this potential competitor. Competing products for the treatment of HIV disease include AZT, DDI, DDC, D4T, 3TC and three approved protease inhibitors.

     There are a number of other companies engaged in developing nucleic acid pharmeuticals. The approach used by certain of such companies seeks to identify specific proteins and /or nucleotide sequences associated with viral replication or cell dysfunction and to design molecules that will selectively bind to these "target sites" in order to interfere with the production or activity of the specific disease-causing protein involved. This is the method currently being employed by some researchers through the use of so-called "antisense" and "triple-strand" nucleic acid technologies which are the pre-clinical or early clinical testing phase. Such an approach requires the design, synthesis and testing of numerous compounds for each disease or indication being treated. Although no assurances can be given, the Company believes its RNA drug development technology has certain advantages over these other technologies because the Company believes its drugs may activate cell defenses which may convey broad-spectrum activity against various diseases.

     The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities than the Company, as well as substantial marketing, financial and managerial resources, and represent significant competition for the Company. Acquisitions of, or investments in, competing pharmaceutical and biotechnology companies by large pharmaceutical companies as well as collaborative efforts among such companies could increase such competitors' financial, marketing and other resources. There can be no assurance that developments by others will not render the Company's products or technologies obsolete or noncompetitive, or that the Company will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the therapeutic effect than products being developed by the Company. These competing products may be more effective and less costly than the Company's products. Furthermore, many of the Company's competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of pharmaceutical products and in obtaining regulatory approvals of products. Accordingly, the Company's competitors may succeed in obtaining product approvals more rapidly than the Company. If any of the Company's products receive regulatory approvals and the Company commences commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. The Company's competitors may possess or obtain patent protection or other intellectual property rights that prevent, limit or otherwise adversely affect the Company's ability to develop or exploit its products. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights" and "Risk Factors -- Rapid Technological Change and Substantial Competition."

Research and Development, Licensing and Collaboration Agreements

     In fiscal years 1992, 1993, 1994, 1995 and for the three months ended March 31, 1996, the Company expended $4,734,000, $2,119,000, $1,638,000, $258,000 and
$299,000 respectively, on research and development, consisting primarily of amounts spent on the clinical testing and development of Ampligen. As part of its research and development activities, the Company has entered into various collaborative and sponsored research agreements with researchers, universities and government agencies. The Company believes that these agreements provide the Company with access to physicians and scientists with expertise in the fields of clinical medicine, virology, molecular biology, biochemistry, immunology and cellular biology.

     The Company has a clinical pharmacology unit at Hahnemann University Hospital in Philadelphia. This clinical pharmacology unit performs studies on Ampligen metabolism in the body, and initiates clinical trials at the Phase I/II level. The Company also plans to use this unit for its initial clinical studies of Oragen drugs, subject to receipt of necessary clinical approvals.

     The Company does not own its own research and development or drug discovery laboratories. Instead, employees of the Company's collaborators conduct those functions at the laboratories of their employers. The Company has a long-standing relationship with Hahnemann University, which currently provides laboratory support in conjunction with licensing arrangements and financial support from the Company. No assurances can be given that such relationship will continue on terms advantageous to the Company, or at all.

     In June 1989, the Company entered into an assignment and research support agreement (the "Hahnemann Agreement") with Hahnemann University and Dr. David Strayer, Dr. Isadore Brodsky and Dr. David Gillespie who is now deceased (the

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

"Scientist Group"). Dr. Strayer is the Company's Medical Director. Prior to the execution of the Hahnemann Agreement, Hahnemann and the Scientist Group had participated in the clinical testing of Ampligen. In an effort to obtain the benefits of the Scientist Group's future contributions to the development of Ampligen and obtain exclusive rights to certain proprietary and regulatory rights relating to Ampligen, the Company, Hahnemann and the Scientist Group entered into the Hahnemann Agreement, which provides (i) for the assignment by Hahnemann and the Scientist Group to the Company of all of their respective rights in certain proprietary information which was then owned or subsequently developed and the exclusive and perpetual right to apply for any patents, trademarks or copyrights relating to the proprietary information; (ii) for the payment by the Company to Hahnemann (and the sharing by Hahnemann and the Scientist Group on such terms as they determine) of a royalty of 2% of net sales proceeds (up to a maximum royalty of $6 million per year) on all Ampligen sold by the Company or any entity licensed by the Company after the date of the grant by the FDA of the first NDA for Ampligen through January 1, 2005; (iii) for the payment by the Company to Hahnemann of $162,000 for certain scientific consultative support services to be performed by the Scientist Group during the first year of the Hahnemann Agreement; (iv) for the payment by the Company to Hahnemann of certain incremental amounts for scientific consultative support services to be rendered by the Scientist Group subsequent to the first year of the Hahnemann Agreement; (v) that either party may terminate the scientific consultative support services of the Scientist Group (and the Company's obligations to pay for those services) on 90 days' notice; and (vi) that all rights to discovery and inventions resulting from the Hahnemann Agreement are to be the exclusive property of the Company. The Company satisfied all amounts due together with 8% annual interest calculable from the due date of each payment upon the Closing of the IPO.

     The Company has entered into an at-will arrangement with Hahnemann University, and Dr. Strayer, among others, pursuant to which the services of Dr. Strayer, among others, are made available to the Company in return for monthly salary subsidization payments made by the Company to the University. The aggregate amount of these monthly payments is presently $14,896.

     In August 1988, the Company entered into a pharmaceutical use license agreement with Temple University (the "Temple Agreement"). Under the terms of the Temple Agreement, Temple granted the Company an exclusive world-wide license for the term of the agreement for the commercial sale of Oragen products using patents and related technology held by Temple, which license is exclusive except to the extent Temple is required to grant a license to any governmental agency or non-profit organization as a condition of funding for research and development of the patents and technology licensed to the Company. The rights to such patents and related technology had previously been assigned to Temple by various parties, including Dr. Robert J. Suhadolnik, an employee of Temple. The Temple Agreement provides (i) for the payment by the Company to Temple of 4% of net sales of Oragen products the active ingredients of which consist entirely of products, processes or uses claimed by Temple's patents and 2% of net sales of Oragen products some, but not all, of the active ingredients of which consist of products, processes or uses claimed by Temple's patents, with minimum royalties of $30,000 per year commencing in 1995; (ii) that the Company must seek all necessary approvals for the commercial sale of Oragen products; (iii) that the Company must file an application for marketing approval for at least one licensed product with the FDA or a foreign counterpart on or before August 3, 1996; (iv) for the funding of specified research payments by the Company; and
(v) that the Company shall have an exclusive option to negotiate for a period of

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

six months the terms of an exclusive license for the commercial sale of any future related technology with respect to which Temple shall hold a patent. The Temple Agreement expires upon the expiration of the last licensed patent, unless sooner terminated by mutual consent, upon the failure by the Company to pay any required royalties or upon any material breach of the agreement. Dr. Suhadolnik, as well as his laboratory, will derive income and financial support from any royalties paid by the Company. The Company was notified by Temple in July 1994 that it believed the Company was in breach of the Temple Agreement and that Temple believed that the Temple Agreement was terminated. The Company has filed a lawsuit seeking a declaratory judgement that the Temple Agreement remains in full force and effect and seeking monetary damages. Temple has filed a motion to dismiss this lawsuit and in January 1995, Temple has filed a separate litigation against the Company seeking declaratory judgment that the Temple Agreement has been lawfully terminated, together with an award of costs, including attorney fees. See "Business--Legal Proceedings" and "Risk Factors--Disputes and Legal Proceedings Related to Patent Rights."

     In May 1992, the Company entered into a letter agreement to provide research payments to Dr. Werner E. Muller at the University of Mainz for various exclusive 20-year licensing arrangements including certain technologies for genetic manipulation of the 2-5A pathway. The Company believes that the research being conducted by Dr. Muller will provide general knowledge with respect to the manipulation of the cellular mechanism by which Ampligen works. The Company agreed to make quarterly research payments of $5,000 during the course of the consultative agreement, which has no explicit duration, which payments are presently accruing.

     In addition to the arrangements with Temple University and Hahnemann University described above, the Company has two types of collaborative research arrangements. First, the Company has entered into "sponsored research arrangements" with various institutions which provide for the payment by the Company of specified financial support to the institutions which conduct the research. Second, the Company has entered into "collaborative arrangements" pursuant to which the institution conducts studies of the Company's products at the institution's expense and gives the Company exclusive commercial rights to research results. The Company provides its drugs to these institutions free of charge. Collaborative research arrangements provide that the proprietary knowledge is the sole property of the Company but permit the collaborator, after a specified time period, to publish the results of its research in scientific medical journals. The Company has research agreements with the National Institute for Allergy and Infectious Diseases on the use of Ampligen and Oragen products in the treatment of HBV infection and various herpes and respiratory viruses and Hahnemann University on the biochemical and molecular activities of RNA. Other collaborators include the following entities or scientists therefrom: the National Cancer Institute, Harvard University Medical School, Yale University Medical School, Vanderbilt University, University of Pittsburgh, Howard University, Cornell University, Georgetown University, Stanford University, University of Pennsylvania, Medical College of Pennsylvania, University of California at Davis and the Uniformed Services University for the Health Sciences. International collaborations include scientists from Konstanz University (Germany), University of Mainz (Germany), University of Toronto (Canada) and Juntendo University (Japan).

     The Company intends to continue to engage in such collaborative and sponsored research with selected institutions. There can be no assurance, however, that the Company will be able to maintain its existing collaborative arrangements or enter into new collaborative arrangements.

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

Marketing

     The Company intends to design its marketing strategy to reflect the differing health care systems around the world, and the different marketing and distribution systems that are used to supply pharmaceutical products to those systems. In the United States, the Company expects that, subject to receipt of regulatory approval, Ampligen will be used in three medical arenas: physicians' offices or clinics, the hospital and the home setting. The Company currently plans to use a service provider in the home infusion (non-hospital) segment of the U.S. market to execute direct marketing activities, conduct physical distribution of product and handle billings and collections. Accordingly, the Company is developing marketing plans to facilitate the product distribution and medical support for indications, if and when they are approved . The Company believes that this approach will facilitate the generation of revenues without incurring the substantial costs associated with a sales force. Furthermore, this approach will enable the Company to retain many options for future marketing strategies.

     In September 1995, the Company entered into an agreement with Rivex Pharma Inc., a Canadian-based pharmaceutical company ("Rivex"), pursuant to which Rivex will provide various services in connection with the exclusive distribution of Ampligen in Canada on an emergency drug release basis. Under the terms of this agreement, the Company will supply and Rivex will purchase as much Ampligen as necessary to satisfy Rivex's customers at a mutually agreed upon cost. In return, Rivex will retain the exclusive right to distribute Ampligen in Canada.

     In Europe, the Company plans to adopt a country-by-country and, in certain cases, an indication-by-indication, marketing strategy due to the heterogeneity of governmental regulations and alternative distribution systems in these areas. The Company also plans to adopt an indication-by-indication strategy in Japan. Subject to receipt of regulatory approval, the Company plans to seek strategic partnering arrangements with pharmaceutical companies to facilitate product introductions in these areas. No assurances can be given that any such arrangement will be entered into on terms acceptable to the Company. The relative prevalence of people suffering from target indications for Ampligen varies significantly by geographic region, and the Company intends to adjust its clinical and marketing planning to reflect the special needs of each area. The Company does not currently anticipate devoting significant resources to the establishment of an in-house sales force in the near term.

     In countries in South America, the United Kingdom, Ireland, Africa, Australia, Tasmania, New Zealand, and certain other countries and territories, the Company contemplates marketing its products through its relationship with SAB/Bioclones pursuant to the SAB Agreement. See "Business--General."

     The Company is also developing a set of clinical laboratory diagnostic products, trademarked Diagen products, that are designed to assist physicians in identifying patients for the Company's RNA drug therapies and to assist in their clinical management thereafter. The Company believes that the availability of such tests may lead to improved patient care and increased market penetration by the Company's therapeutic products, if and when such products are available for commercial sale, although the Company does not anticipate deriving significant revenues directly from the commercial sale of Diagen products. These tests are at an early stage of development and the Company has received limited royalties in 1994 from its licensed reference laboratory in Texas. The Diagen products would have to go through a regulatory diagnostic product clearance process

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

applicable to medical devices prior to commercial sale. In some cases, use in clinical trials may require FDA clearances. See "Business--Government Regulation" below. The Company's objective is to license these potential products to a diagnostic company. The Company has granted rights to certain of the patents related to the Diagen products to one of its subsidiaries. See "Business--Subsidiary Companies."

Manufacturing

     Drug intermediates used in the production of Ampligen are manufactured to order by Pharmacia Biotech, Inc. ("Pharmacia"), a division of Pharmacia Upjohn, Inc., a major multinational pharmaceutical company. In 1987, the Company entered into an agreement (the "Supply Agreement") with Pharmacia pursuant to which Pharmacia agreed to supply and the Company agreed to purchase a specified amount of drug intermediates and pay certain royalties to Pharmacia. The provisions of the Supply Agreement requiring the sup- ply/purchase of compounds used in the manufacture of Ampligen expired in December 1992, although the provisions dealing with the payment of royalties survived. Although the Company does not currently have a written agreement with Pharmacia for the supply of drug intermediates, the Company believes that acceptable alternative sources exist for the Company's present quantity requirements should the Company's arrangement with Pharmacia terminate. The Company believes that it is not dependent on a single source for any raw materials used in the manufacture of Ampligen. The intermediates are analyzed by the Company for compliance with specifications and then transferred to a contractor which formulates the Ampligen drug intermediates under controlled conditions to manufacture a freeze-dried dosage form of Ampligen. The Company does not have a written agreement with such contractor. The freeze-dried product is tested by the Company to determine compliance with a set of technical specifications. Upon meeting these specifications, the product is transferred to the Company and dosage units are then prepared at the Company's Rockville, Maryland facility or at an appropriate hospital or other pharmacy facility. Pharmacia owns 9,216 shares of Common Stock. In addition, pursuant to the terms of the Supply Agreement, the Company agreed to pay the following royalties to Pharmacia: (a) for each substance based on Ampligen or related RNA compounds, 0.5% of net sales for 5 years from the date of the first commercial sale (subject to a cap of $5 million per year and a minimum of $60,000 per year for each substance) and (b) for each family of RNA substances, other than substances based on Ampligen or related RNA compounds, 0.5% of net sales for 5 years from the date of the first commercial sale (subject to a cap of $5 million per year and a minimum of $60,000 per year for each family of RNA substances). The obligation to pay royalties expires 12 years from the date of the first royalty payment under the Supply Agreement.

     If necessary regulatory approvals for commercial sale of a product are obtained, the Company's products must be manufactured in commercial quantities in compliance with all applicable regulatory requirements and at acceptable costs. The Company's current facilities and personnel are not adequate for the production of its proposed products for large-scale commercialization. Moreover, it is not likely that the same processes can be used successfully for commercial, large scale production. Small changes in methods of manufacture may affect the chemical identity, as well as the safety and efficacy of drug products such as Ampligen and other RNA drugs. The Company intends to utilize third-party facilities or if it is unable to do so, build or acquire commercial-scale manufacturing facilities and to add appropriate personnel as the need arises.

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

     Pursuant to the SAB Agreement, the Company owns 24.9% of the capital stock of a company which is developing and operating a new manufacturing facility South Africa built to FDA standards to produce the Company's RNA drugs. A pilot facility is currently being expanded. The Company expects that construction of a commercial facility will commence in 1997 although the construction is dependent upon the regulatory status of Ampligen in various global markets, and no assurance can be given with respect to when, and if, construction will occur.

Government Regulation

     Overview. Regulation by governmental authorities in the U.S. and foreign countries is and will be a significant factor in the manufacture and marketing of the Company's proposed products and in its ongoing research and product development activities. All of the Company's proposed products and products of its ongoing research and product development activities will require regulatory clearances prior to commercialization. In particular, human new drug products are subject to rigorous preclinical and clinical testing as a condition of clearances by the FDA and by similar authorities in foreign countries. The lengthy process of seeking these approvals, and the ongoing process of compliance with applicable statutes and regulations, has required and will continue to require the expenditure of substantial resources. Any failure by the Company or its collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could materially adversely affect the marketing of any products developed by the Company and its ability to receive product or royalty revenue.

     The Company is also subject to various federal, state and local laws, regulations and recommendations relating to such matters as safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use of and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. The Company believes that its Rockville, Maryland manufacturing and quality assurance/control facility is in substantial compliance with all material regulations applicable to these activities.

     U.S. Regulatory Process. Before a new drug product may be sold commercially in the U.S. and other countries, clinical trials of the product must be conducted and results submitted to the appropriate regulatory agencies as part of the approval process. The Company's therapeutic and diagnostic products are subject to regulation in the U.S. under the Food, Drug and Cosmetic Act (the "FDC Act"). Ampligen and other RNA drugs will be reviewed as new drugs by the FDA's Center for Drug Evaluation and Research ("CDER"), instead of as biological products which are regulated by FDA's Center for Biologics Evaluation and Research ("CBER"). Originally, the Company's RNA drugs were considered biological products subject to CBER jurisdiction. As part of various memoranda of understanding executed recently among different FDA divisions, however, responsibility for regulation of synthetic nucleic acids, such as the Company's RNA drug products, including Ampligen, was transferred in 1992 to the CDER.
Although important differences exist between the regulation of biological therapeutics and other drugs, the Company is unable to predict the impact of the transfer of regulatory responsibility from CBER to CDER.

          (a) Drug Products. The steps required before a non-biological drug product may be marketed in the U.S. include (a) conducting appropriate pre-clinical laboratory and animal tests, (b) submitting to the FDA an application for an Investigational New Drug ("IND"), which must become effective before human clinical trials may commence, (c) conducting

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     well-controlled  human  clinical  trials  which  establish  the  safety and efficacy of the drug product, (d) filing a New Drug Application ("NDA") with the FDA, and (e) obtaining FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with current Good Manufacturing Practices ("GMP") requirements and be subject to inspections by the FDA. Foreign manufacturing establishments also must comply with GMP requirements, and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

     Pre-clinical tests include formulation development, laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product formulation. Drug products must be manufactured in accordance with GMP requirements and pre-clinical tests must be conducted in accordance with the FDA regulations regarding Good Laboratory Practices. The results of the pre-clinical tests are submitted to the FDA as part of the IND and are reviewed by the FDA prior to authorizing the sponsor to conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization to commence clinical trials or that authorization of one phase of a clinical trial will result in authorization of other phases or that clinical trials will result in FDA approval. Clinical trials may be placed on hold by the FDA at any time for a variety of reasons, particularly if safety or design concerns exist.

          (b) Clinical Testing Requirements. Clinical trials involve the administration of the investigational drug product to human subjects. Clinical trials typically are conducted in three phases and are subject to detailed protocols. Each protocol indicating how the clinical trial will be conducted must usually be submitted for review to the FDA as part of the IND. The FDA's review of a study protocol does not necessarily mean that, if the study is successful, it will constitute proof of efficacy or safety. Further, each clinical study must usually be conducted under the auspices of an independent Institutional Review Board ("IRB") established pursuant to FDA regulations. The IRB considers, among other factors, ethical concerns, informed consent requirements, and the possible liability of the hospital conducting the trials. The FDA or IRB may require changes in a protocol both prior to and after the commencement of a trial. There is no assurance that the IRB or FDA will permit a study to go forward or, once started, to be completed.

     The three phases of clinical trials are generally conducted sequentially, but they may overlap. In Phase I, the initial introduction of the drug into humans, the drug is tested for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. Phase I testing for an indication typically takes at least one year to complete. Phase II involves controlled tests in a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. Phase II testing for an indication typically takes at least from one and one-half to two and one-half years to complete. If preliminary evidence suggesting effectiveness has been obtained during Phase II evaluations, expanded Phase III trials are undertaken to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. Phase III studies for an indication generally take at least from two and one-half to five years to complete. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with

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respect to any of the  Company's  products  that have not yet completed any such testing. Nor can there be any assurance that completion of clinical testing will result in FDA approval. Furthermore, the FDA may suspend clinical trials at any time if the patients are believed to be exposed to a significant health risk. Phase III or other clinical studies may be conducted after rather than before approval under certain circumstances. For example, the FDA may determine under its accelerated approval regulations that earlier studies, involving the use of surrogate markers rather than clinical outcomes, may establish an adequate basis for drug product approval, providing that the sponsor agrees to conduct an additional study after approval to verify and describe the clinical benefit of the drug. These and other similar regulations, however, are often limited to drug products that are intended to treat serious or life-threatening diseases, especially those diseases for which there are no alternative therapies, or that provide meaningful therapeutic benefit to patients over existing treatments. The Company believes that Ampligen may be eligible for review under the FDA's "accelerated approval" or other similar regulations for certain indications; however, the Company has not decided whether to seek such accelerated or other similar approval and no assurances can be given that such accelerated or other similar approval, if sought, will be granted for any indication pursuant to such regulations.

     In the case of drugs for life-threatening diseases, the initial human testing is generally done on patients rather than on healthy volunteers. Because these patients are already afflicted with the target disease, it is possible that such studies may provide results traditionally obtained in Phase II trials. These trials are referred to as Phase I/II trials.

     Reports of results of the pre-clinical studies and clinical trials for non-biological drugs are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment. The NDA also includes information pertaining to the preparation of drug substances, analytical methods, drug product formulation, details on the manufacture of finished product as well as proposed product packaging and labeling. Submission of an NDA does not assure FDA approval for marketing. The application review process generally takes two to three years to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated or expedited. However, the process may take substantially longer if, among other things, the FDA has questions or concerns about the safety and/or efficacy of a product. In general, the FDA requires at least two properly conducted, adequate and well-controlled clinical studies demonstrating efficacy with sufficient levels of statistical assurance. However, additional information may be required. For example, the FDA also may request long-term toxicity studies or other studies relating to product safety or efficacy. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA approval to confirm product safety and efficacy (Phase IV clinical tests).

     Among the requirements for product approval is the requirement that prospective manufacturers conform to the FDA's GMP standards. In complying with GMP standards, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to ensure that the product meets applicable specifications and other requirements. The FDA periodically inspects drug manufacturing facilities in order to ensure compliance with applicable GMP requirements. Failure to so comply subjects the manufacturer to possible FDA action, such as the suspension of manufacturing, seizure of the product, or voluntary recall of a product.

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     The product  testing and approval  process is likely to take a  substantial number of years and involves the expenditure of substantial resources. There can be no assurance that any approval will be granted on a timely basis, or at all. The FDA also may require post-marketing testing and surveillance to monitor the record of the product and continued compliance with regulatory requirements. Upon approval, a drug may only be marketed for the approved indications in the approved dosage forms and at the approved dosages. Adverse experiences with the product must be reported to the FDA. The FDA also may require the submission of any lot of the product for inspection and may restrict the release of any lot that does not comply with FDA standards, or may otherwise order the suspension of manufacture, recall or seizure. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems concerning safety or efficacy of the product occur following approval.

     In addition to applicable FDA requirements, the Company is subject to foreign regulatory authorities governing clinical trials and drug sales. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The approval process varies from country to country and the time required may be longer or shorter than that required for FDA approval.

          (c) Orphan Drug Status. Under the Orphan Drug Act, the FDA may designate drug products as orphan drugs if they are intended to treat a rare disease or condition, which is defined as a disease or condition that affects less than 200,000 persons in the U.S., or if there is no reasonable expectation of recovery of the costs of research and development from sales in the U.S. Provided certain conditions are met, orphan drug status confers upon the sponsor certain tax credits for amounts expended on clinical trials prior to 1995, as well as marketing exclusivity for seven years following FDA approval of the product. Marketing exclusivity means that the FDA cannot approve another version of the same product for the same use for seven years after approval of the first product. However, the FDA can still approve a different drug for the same use or the same drug for a different use. The FDA regulations implementing the Orphan Drug Act define what drugs are the "same" for purposes of the seven year market exclusivity provisions. The Company has been advised that nucleic acids and other complex drugs may present potentially difficult orphan drug issues under these regulations. The Company cannot predict how these provisions will be implemented with respect to its RNA products and competitive drugs. Certain benefits of orphan drug status are only available upon obtaining FDA approval for marketing. For example, orphan drug exclusivity only vests in the same designated product that is first to receive FDA marketing approval. In 1993, Ampligen was designated as an orphan drug by the FDA for the clinical indications of AIDS and renal cell carcinoma. The Company does not believe that the former designation extends to HIV disease which has not progressed to AIDS. In December 1993, the FDA designated Ampligen as an orphan drug for the clinical indications of invasive malignant melanoma and chronic fatigue syndrome. The FDA has recently denied a request by the Company to designate Ampligen as an orphan drug for chronic active HBV infection. There is no assurance that any future products will receive orphan drug designation, or that the benefits currently available from such designations for Ampligen will not hereafter be amended or eliminated. Various legislative proposals have from time to time been introduced in Congress to modify various provisions of the Orphan Drug Act. Currently, Congress is considering legislation that would amend the Orphan Drug Act

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     and may limit the scope of marketing exclusivity. The tax credit provisions expired on December 31, 1994. No prediction can be made as to the effect of any such proposed legislation, or any other legislation which may be introduced in the future, on the Company's operations.

          (d) Diagnostic Products. The Company's potential Diagen diagnostic products also must receive FDA clearance prior to any commercial marketing. The FDC Act regulates most in vitro diagnostic products as medical devices, and provides for two clearance mechanisms. Certain products may qualify for a Section 510(k) procedure, under which the manufacturer gives the FDA a premarket notification ("510(k) Notice") of the manufacturer's intent to commence marketing the product. The manufacturer must establish that the product to be marketed is "substantially equivalent" to another legally marketed product which is subject to a 510(k) Notice or was commercially marketed prior to May 28, 1976 and is not subject to premarket application ("PMA") requirements. In some cases, a 510(k) Notice must include data from human clinical studies. Normally, marketing may commence when the FDA issues an order to the manufacturer finding the product to be "substantially equivalent." If the product does not qualify for the 510(k) procedure, the manufacturer must file a PMA which includes results of extensive clinical and nonclinical tests demonstrating that the product is both safe and effective. The PMA process requires more intensive testing than the 510(k) procedure, involves a significantly longer FDA review process, and usually requires review by an FDA scientific advisory committee. Approval of a PMA allowing commercial sale of a product requires that its safety and effectiveness be demonstrated through human clinical studies, usually conducted under an Investigational Device Exemption ("IDE"). Some diagnostic products may be clinically tested without an FDA approved IDE. It is unknown at this time whether an IDE will be required in order to clinically test Diagen products. In responding to a PMA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that investigational or marketing approvals or clearances for Diagen products will be granted to the Company.

     Canadian Regulatory Process. The regulatory approval process in Canada of pre-clinical and clinical trials, manufacturing and sales of drugs, registration of establishments which manufacture biologics, compliance with GMP requirements and periodic inspection by the HPB is, in general, similar to that in the United States.

          (a) Investigational New Drug Application. Before conducting clinical trials of a new drug in Canada, a company must submit an IND application to the HPB containing various information about the drug. In November 1992, the HPB approved the Company's INDs to conduct open-label and controlled clinical trials of Ampligen for ME/CFS. There is no assurance that the HPB will accept data obtained from those clinical trials in any submission of the Company to the HPB to market Ampligen in Canada or that such data, if accepted, will result in the approval of Ampligen for sale in Canada. The HPB may place clinical trials on hold at any time if safety concerns exist.

          (b) New Drug Submission. Before marketing or selling a new drug in Canada, the Company must submit a New Drug Submission ("NDS") to the HPB and receive a notice of compliance from the HPB to sell the drug. The NDS

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

     includes information describing the new drug, including its proper name, the proposed name under which the new drug will be sold, the specifications of the new drug, the methods of manufacturing, processing and packaging the new drug, the controls applicable to these operations, the tests conducted to establish the safety of the new drug, the tests to be applied to control the potency, purity, stability and safety of the new drug, the results of clinical trials and the effectiveness of the new drug when used as intended. Submission of an NDS does not assure HPB approval of a new drug for sale. If it determines the NDS meets the requirements of Canada's Food and Drugs Act and Regulations, the HPB will issue a notice of compliance for the new drug.

     The HPB may deny approval of an NDS if applicable regulatory criteria are not satisfied or may require additional testing. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the drug reaches the market. The HPB may require testing and surveillance programs to monitor the new drug once commercialized.
Non-compliance with applicable requirements can result in fines and other penalties, including product seizures and criminal prosecutions.

     Among the requirements for product approval in Canada is the requirement that a prospective manufacturer conform to the HPB's GMP and good laboratory practices ("GLP") standards. Before manufacturing a biologic, a manufacturer must have a license from the HPB that is specific to the site of manufacture. The HPB periodically inspects the drug manufacturing site in order to ensure compliance with Canada's Food and Drugs Act and Regulations and GMP and GLP requirements. If there is a safety concern, the HPB, apart from other sanctions, can suspend the manufacture of the product.

     Certain provinces in Canada have the ability to determine whether the costs of a drug sold within such province will be reimbursed by a provincial government health plan by listing drugs on formularies. These provincial formularies may affect the prices of drugs and the volume of drugs sold within provinces. The Patented Medicines Prices Review Board has the ability to assess whether the price of a patented medicine is excessive and, if determined to do so, the Board has the ability to require the patent owner to reduce the price of the patented medicine, to reduce the price of another patented medicine or to remit money to the government.

     Proposals have recently been made that, if implemented, would significantly change Canada's drug approval system. Proposals include establishing a separate agency for drug regulation and modeled on European Community agencies. It is uncertain whether drugs such as the Company's would be evaluated by this separate agency, and the Company is unable to predict the impact, if any, on the transfer of regulatory responsibility from the HPB to the separate agency. The Company is unable to predict whether these proposals will be implemented or, if implemented, the effect thereof on the Company.

Properties

     The Company leases and occupies a total of approximately 18,850 square feet of laboratory and office space in two states. The corporate headquarters in Philadelphia, Pennsylvania are located in a suite of offices of approximately 15,000 square feet. The pharmacy, packaging, quality assurance and quality control laboratories, as well as additional office space, are located in Rockville, Maryland. These facilities occupy approximately 3,850 square feet, approximately 2,000 of which are dedicated to the packaging and quality control product release functions. The Company believes that its Rockville facilities

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will  meet its  production  requirements,  including  sufficient  quantities  of
Ampligen for planned clinical trials, through 1996, at which time it may need to increase its manufacturing capacity either through third parties or by building or acquiring commercial-scale facilities.

     In addition, the Company has entered into the SAB Agreement, which provides the Company with 24.9% of the capital stock of a company which is developing and operating a new manufacturing facility financed by SAB/Bioclones. The Company expects that manufacturing at this new facility will commence in 1996, although no assurance can be given that this will occur. A commercial facility is expected to be built in 1997.

Legal Proceedings

     The Company was a defendant in a lawsuit instituted in 1991 by participants in a double-blind placebo-controlled clinical trial of Ampligen therapy for ME/CFS. The plaintiffs alleged that the Company or its alleged agents promised them that they would receive Ampligen after the placebo-controlled study at no cost for periods ranging from "until marketable" to "for life". Plaintiffs sought compensatory and punitive damages. The court granted the Company's motions for summary judgment upon all claims alleged by the plaintiffs in this case. The plaintiffs have appealed from these orders before the United States Court of Appeals for the Ninth Circuit. In January 1996, the Court of Appeals denied their appeal and sustained the Company's position. On the basis of the Court of Appeals favorable decision, the Company believes the lawsuit is over with no material effect on the Company.

     In February 1991, Vanderbilt Universit advised the Company of its position that employees of the university were the inventors of an issued U.S. patent regarding the use of Ampligen in combination with various other agents (including AZT) for the treatment of HIV infections. As issued, this patent names the Company's Chief Executive Officer as sole inventor and the Company as sole assignee. The university has demanded that the patent be reissued naming the university's employees as inventors and the university as assignee. The Company refused to take such action. No formal claim has been filed by the university. If such claim were field and if such claim were found to have merit, the loss of the patent at issue would not have a materially adverse effect on the Company's long-range business since the university would only be able to limit and/or prevent the Company's use of Ampligen in combinations with AZT in the treatment of HIV.

     In November 1994, the Company filed suit against Temple University ("Temple") in the Superior Court of the State of Delaware ("Superior Court") seeking a declaratory judgment that the Temple Agreement remains in full force and effect and seeking monetary damages in excess of $10 million for Temple's alleged breach of its obligations of good faith and fair dealing and certain terms of the Temple Agreement. Temple has filed a motion to dismiss this lawsuit upon the grounds of lack of personal jurisdiction. In January 1995, Temple filed separate litigation against the Company in the Court of Common Pleas of Philadelphia County seeking declaratory judgment that the Temple Agreement has been lawfully terminated as of July 1, 1994, together with an award of costs including attorney fees, in bringing the action. The court of Common Please has stayed further proceedings in the litigation pending the outcome of the Company's Superior Court case. If the Company were to lose its claim, the loss of the licensing agreement could have a material adverse effect on the Company's future business as Temple or its new licensees, if any, could become competitors of the Company.

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     In March 1995, the Company instituted a declaratory judgment action against the February 1992 noteholder of a $5 million convertible note and a second defendant in the United States District Court for the Eastern District of Pennsylvania (the "Pennsylvania action") to declare as void, set aside and cancel the February 1992 convertible note between the Company and the noteholder (the"Note"). In addition, the noteholder instituted suit against the Company on the Note in the Circuit Court of the 15th Judicial District in and for Palm Beach County, Florida, seeking judgment on the note, plus attorneys fees, costs and expenses; in August 1995, this action was stayed by the Florida Court pending the outcome of the Pennsylvania action. The noteholder also filed a motion for a preliminary injunction in the Pennsylvania court to enjoin the Company from disbursing the proceeds of a public offering in the amount of $5.8 million, which motion was granted in November, 1995. On February 15, 1996, the Company reached an agreement to settle this matter. Terms and conditions of the settlement include payment of $6,450,000 to the noteholder to cover the note balance and legal expenses. The noteholder and related parties are to maintain certain Warrants that were granted prior to the lawsuit. Other Warrants granted to the noteholder in the note restructuring in 1994 were relinquished. The funds under this settlement were paid on March 21, 1996. Mutual releases were executed which completed the settlement of the litigation.

     The Company is subject to claims and legal actions that arise in the ordinary course of their business. Management believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

     The Company is not currently a party to any other material litigation.

Employees and Consultants

     As of July 10, 1996, the Company had 15 full-time employees. Of these employees, 10 either conduct or support the Company's research, development, manufacturing, regulatory affairs or preclinical testing. The remaining five employees perform general administrative functions including financial matters and investor relations. In addition, as of July 10, 1996, eight individuals employed at academic institutions served as consultants or independent contractors to the Company. Such persons are paid pursuant to licensing agreements with two universities. As of July 10, 1996, there were approximately 29 additional individuals who served as part-time consultants or independent contractors to the Company. In addition, other individuals throughout the United States from time to time are retained by the Company as independent contractors, either on a per diem or monthly basis. The Company believes that it has been successful in attracting skilled and experienced scientific personnel; however, competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain necessary qualified employees and/or consultants in the future. None of the Company's employees is covered by collective bargaining agreements.

Scientific Advisory Board

     The Company established its Scientific Advisory Board in March 1991. The Scientific Advisory Board consists of individuals who the Company believes have particular expertise in immunology, virology, pharmacology, cancer therapeutics, biochemistry and related fields. These individuals advise the Company about present and long-term scientific planning, research and development. The

Scientific Advisory Board holds annual meetings as required by the clinical studies in progress by the Company. In addition, individual Scientific Advisory Board members sometimes consult with, and meet informally with, employees of the Company on a more frequent basis. All members of the Scientific Advisory Board are employed by employers other than the Company and may have commitments to, or consulting and/or advisory agreements with, other entities, including potential competitors of the Company, that may limit their availability to the Company. The time spent by Scientific Advisory Board members on the Company's affairs varies. Although individual members of the Scientific Advisory Board may devote significant time and energy to the affairs of the Company, no member is expected to devote more than a small portion of his time to the Company. Members of the Scientific Advisory Board are compensated at a rate of $1,500 per meeting attended or day devoted to Company affairs. In addition, Doctors Cheng and Brodsky have been granted options to acquire 4,608 and 5,253 shares of Common Stock, respectively, at exercise prices of $4.34 and $1.06 per share, respectively. As described elsewhere herein, Dr. Brodsky is a party to the Hahnemann Agreement, pursuant to which he is entitled to receive certain royalties from the Company with respect to sales of Ampligen. See "Research and Development, Licensing and Collaboration Agreements."

     The following information is furnished with respect to members of the Scientific Advisory Board:


NAME                                POSITIONS                                           INSTITUTION
- ----                                ---------                                           -----------

Isadore Brodsky, M.D.               Professor of Medicine and Head,                     Medical College of
                                    Division of Hematology/Oncology                     Pennsylvania
                                                                                        and Hahnemann
                                                                                        University
                                                                                        School of Medicine,
                                                                                        Philadelphia, Penn-
                                                                                        sylvania

Yung-Chi Cheng, Ph.D.               Director, Developmental Therapeutics/               Yale University School of
                                    Chemotherapy Program                                Medicine, New Haven,
                                                                                        Connecticut

                                    Professor of Pharmacology and                       Yale University
                                    Comprehensive Internal Medicine                     Center, New Haven,
                                                                                        Connecticut

Clyde Crumpacker, M.D.              Professor of Medicine                               Harvard Medical School,
                                                                                        Boston, Massachusetts

                                    Physician                                           Harvard Medical School,
                                                                                        Brigham & Women's
                                                                                        Hospital,
                                                                                        Beth Israel Hospital,
                                                                                        Boston, Massachusetts

Robert A. Good, Ph.D.               Distinguished Professor                             Departments of Pediatrics
                                    and M.D., D.Sc.                                     Microbiology, University
                                                                                        of South Florida, Tampa,
                                                                                        Florida

                                    Physician-in-Chief                                  All Children's Hospital,
                                                                                        St. Petersburg, Florida



James Greene, Ph.D.                 Associate Professor of Biology                      Catholic University,
                                                                                        Washington, D.C.

Anthony L. Komaroff, M.D.           Professor of Medicine,                              Harvard Medical School,
                                    Chief, Division of General Medicine                 Brigham & Women's
                                                                                        Hospital,
                                                                                        Boston, Massachusetts

William Mitchell, M.D.,
 Ph.D                               Professor of Pathology                              Vanderbilt School of
                                                                                        Medicine,
                                                                                        Nashville, Tennessee

Phillip Roane, P  h.D.              Associate Professor of                              Howard University,
                                    Microbiology                                        Washington, D.C.

Kenny DeMeirleir, M.D.,
 Ph.D.                              Professor of Medicine                               Vrije Universiteit,
                                                                                        Brussels, Belgium

Data Safety Monitoring Board

     Because the Company periodically conducts placebo-controlled clinical studies in chronic incurable diseases, it has designated a Data Safety Monitoring Board comprised of independent physicians, scientists and patient advocates. During the conduct of a placebo-controlled clinical trial (i.e. involving the use of placebo for certain patients involved in the trial), the Data Safety Monitoring Board meets at pre-determined intervals to evaluate the safety, efficacy and/or ethical implications of a placebo-controlled trial. Members of the Data Safety Monitoring Board are compensated at a rate of $1,500 per meeting attended. Members are not allowed to hold stock in the Company.

     The following are members of the Data Safety Monitoring Board:


NAME                                POSITIONS                                   INSTITUTION
- ----                                ---------                                   -----------
Robert A. Good, M.D.,               Distinguished Professor                     Departments of Pediatrics and
Ph.D., D.Sc.                        Microbiology,                               University of South Florida,
                                                                                Tampa, Florida

                                    Physician-in-Chief                          All Children's Hospital,
                                                                                St. Petersburg, Florida

Lewis Marshall, M.D.                Associate Professor of Medicine             Howard University College of
                                                                                Medicine, Washington, D.C.
                                    Chief, Infectious Diseases                  Providence Hospital,
                                                                                Washington, D.C.
                                    Chief, Infectious Diseases                  Columbia Hospital for Women,
                                                                                Washington, D.C.

The Rev. Daniel Paul
Matthews D.D.                       Rector                                      Parish of Trinity Church,
                                                                                Wall Street, New York

Kenny DeMeirleir, M.D.,
 Ph.D.                              Professor of Medicine                       Vrije Universiteit,
                                                                                Brussels, Belgium

                                       65

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

     The Directors, executive officers, key employees and advisors of the Company are as follows:

         Name                Age     Position
         ----                ---     --------
William A. Carter, M.D.      59      Chairman, Chief Executive Officer,
President

R. Douglas Hulse             52      Chief Operating Officer

Robert E. Peterson           59      Chief Financial Officer

David R. Strayer, M.D.       50      Medical Director, Director of Regulatory
                                      Affairs

Carol A. Smith, Ph.D.        45      Director of Manufacturing and Process
                                      Development

Josephine M. Dolhancryk      33      Treasurer, Assistant Secretary

Cedric C. Philipp            74      Director, Associate Secretary, Special
                                      Advisor to the Board/International

Richard C. Piani             69      Director

Peter W. Rodino III          43      Director, Secretary

Harris Freedman              61      Vice President, Corporate Communications

Sharon D. Will               36      Vice President, Investor Relations

E. Gerald Kay                58      Director

William A. Carter, M.D., the co-inventor of Ampligen, joined the Company in 1978, and has served as (a) the Company's Chief Scientific Officer since May 1989, (b) the Chairman of the Company's Board of Directors since January 1992
(c) the Company's Chief Executive Officer since July 1993, (d) the Company's President since April, 1995, and (e) a director since 1987. From 1987 to 1988, Dr. Carter served as the Company's Chairman. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. In this context, he received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as the Company's Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also serves as Professor of Neoplastic Diseases at Hahnemann University, a position he has held since 1980. He is also Director of Clinical Research for Hahnemann University's Institute for Cancer and Blood Diseases. Dr. Carter has served as a professor at Johns Hopkins School of Medicine, Hahnemann University and the State University of New York at Buffalo.

R. Douglas Hulse was named Chief Operating Officer on June 1, 1996. Since July 1995, he had been Special Advisor for Licensing and New Product Development to the Company's Board of Directors. Since 1995 he has served as Executive Director of The Sage Group, a health care consulting firm specializing in pharmaceutical and biotechnology business development and strategic planning. Between 1991 and 1994, Mr. Hulse was Vice President of Business Development for Enzon, Inc., a biopharmaceutical company with proprietary drug delivery technologies, and from 1986 to 1991, Mr. Hulse served as an independent financial and business development consultant to various biotechnology companies. He was President and CEO of i-STAT Corporation, a manufacturer of medical biosensors, from 1984 to 1986 and Vice President of Strategic Planning for Engelhard Corporation from 1982 to 1984. Mr. Hulse held several executive positions with Halcon International, Inc., a leading chemical company, from 1968 to 1982. Mr. Hulse received Masters degrees in Industrial Management and Chemical Engineering
Practice from M.I.T. and a Bachelors degree in Chemistry from Princeton University.

Robert E. Peterson has served as Chief Financial Officer of the Company since April 1993 and served as an independent financial advisor to the Company from 1989 to April 1993. Mr. Peterson has also served since 1990 as Vice President of the Omni Group, Inc., a business consulting group based in Tulsa, Oklahoma. During the period 1983 through 1992, Mr. Peterson was self-employed as a financial consultant to businesses in various industries. Mr. Peterson was Vice President and Chief Financial Officer of Pepsico Foods International from 1979 to 1983 and responsible for financial management of this multinational operating unit with approximately $500 million in annual revenues. Mr. Peterson is a graduate of Eastern New Mexico University.

David R. Strayer, M.D., who serves as Professor of Medicine at Medical College of Pennsylvania and Hahnemann University, has acted as the Medical Director of the Company since 1986. He is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. Dr. Strayer has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

Carol A. Smith, Ph.D. has served as the Company's Director of Manufacturing and Process Development since April 1995, as Director of Operations since 1993 and as the Manager of Quality Control from 1991 to 1993, with responsibility for the manufacture, control and chemistry of Ampligen. Dr. Smith has also been Scientist/Quality Assurance Officer for Virotech International, Inc. from 1989 to 1991 and Director of the Reverse Transcriptase and Interferon Laboratories and a Clinical Monitor for Life Sciences, Inc. from 1983 to 1989. She received her Ph.D. from the University of South Florida College of Medicine in 1980 and was an NIH post-doctoral fellow at the Pennsylvania State University College of Medicine.

Josephine M. Dolhancryk joined the Company in 1990 as Office Manager, was promoted to Executive Assistant to the Chairman of the Board and Chief Executive

Officer in 1991 and Assistant Secretary, Treasurer and Executive Administrator in 1995. From 1989 to 1990 Ms. Dolhancryk was President of Medical/Business Enterprises. Ms. Dolhancryk was employed by Children's Hospital of Philadelphia from 1984 to 1989, where she also served as research coordinator on a drug study from 1986 to 1988. Ms. Dolhancryk attended Saint Joseph's University and Delaware County College.

E. Gerald Kay has served as a director of the Company since July 1994. From 1980 through the present, he has served as Chairman of the Board and Chief Executive Officer of Manhattan Drug Co., Inc. a provider of manufacturing services to the nutritional supplement industry, Chem International, Inc., the parent company of Manhattan Drug Co., Inc., The Vitamin Factory, Inc. a retailer and direct mail of nutritional products, and Connaught Press, a publisher. From 1993 to date, he has served as a Director of Carte Medical Corp. From 1986 to 1988, Mr. Kay was President and a director of the Rexall Group, Inc. and from 1993 to 1994 served as a consultant to Rexall Sundown in the establishment of a pharmaceutical manufacturing facility. Mr. Kay attended the University of Vermont and New York University from 1961 to 1963.

Cedric C. Philipp has served as a director of the Company since July 1994 and as Special Advisor for International Marketing since 1993. He is President of
Philipp Pharmaceutical Marketing, a consulting firm which he founded in 1987. From 1957 to 1987, he was with Wyeth International, a division of American Home Products, during which time he served in various capacities in international marketing and sales, most recently as Executive Assistant to the President. Mr. Philipp received his A.B. degree from Columbia College and later attended Columbia Law School and the Graduate School of Princeton University.

Richard C. Piani has served as a director of the Company since May 1995. Mr. Piani has been employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a billion dollar scientific and educational complex since 1995. Mr. Piani provided consulting to the Company in 1993, with respect to general business strategies for the Company's European operations and markets. He served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously he was Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985 Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Facilite de Droit, Paris Sorbonne and a Business Administration degree from Ecola des Hautes Etudes Commerciales, Paris.

Peter W. Rodino III has served as a director of the Company since July 1994 and Secretary of the Company since November 1994. He had previously served on the Company's Board of Directors from 1987 to 1989. From 1988 through the present he has served as Managing Partner of the law firm Rodino and Rodino, which primarily deals in corporate, commercial, insurance, real estate, environmental, bankruptcy and immigration law. He was a partner in the law firm of Rodino and Scalera, Inc. from 1988 to 1991. He has served as Chairman of the Board of Directors of the Foundation Health Plan of New Jersey, an IPA/HMO providing health care services, from 1983 to 1988 and as a Director of Columbus Hospital from 1986 to 1990. Mr. Rodino earned a B.S. in Business Administration from Georgetown University in 1973 and a J.D. from Seton Hall University School of Law in 1976.

Harris Freedman has served as Vice President for Strategic Alliances since August 1994 and has been a private venture capitalist and business consultant for more than the past five years. He is the Secretary of Bridge Ventures, Inc. ("Bridge Ventures") and SMACS Holding Corp., both of which are private venture capital companies, positions he has held for more than five years. His business experience has encompassed developing significant business contacts and acting as an officer or director of several companies in the pharmaceutical, health care and entertainment fields. Mr. Freedman was Vice President of U.S. Alcohol Testing of America, Inc., from August 1990 to February 1991. Additionally, he was Vice President--East Coast Marketing for MusicSource U.S.A., Inc. from October 1992 to January 1994. Mr. Freedman attended New York University from 1951 to 1954.

Sharon D. Will has been Vice President for Corporate Communications and Investor Relations since November 1994. Prior to that time, she was a registered sales representative and Senior Vice President for Institutional Sales at Westfield Financial Corporation from September 1994 to October 1994. She was a registered sales representative with Marsh Block Corporation from July 1994 to September 1994. From October 1993 to July 1994 she served as a registered sales representative at Seaboard Securities Corp. From October 1991 to present, Ms. Will has been President of Worldwide Marketing Inc. a manufacturers' representative of various companies selling to the retail trade markets. Ms. Will was the National Sales Manager of Innovo, Inc., a domestic manufacturer of textiles, from October 1989 to November 1991. She attended Baylor College as an undergraduate for two years with a primary focus on chemistry.

Board Committees

     The Board of Directors maintains an Executive Committee consisting of William A. Carter and Peter W. Rodino III, which makes recommendations to management regarding general business matters of the Company; a Compensation Committee consisting of Peter W. Rodino III, Richard C. Piani and E. Gerald Kay, which makes recommendations concerning salaries and compensation for employees of and consultants to the Company; an Audit Committee consisting of Cedric C. Philipp and E. Gerald Kay, which reviews the results and scope of the audit and other services provided by independent auditors; and a Strategic Planning Committee consisting of William A. Carter, Peter W. Rodino III and Cedric C. Philipp, which makes recommendations to the Board of priorities in the application of the Company's financial assets and human resources in the fields of research, marketing and manufacturing.

Compensation of Directors

     During the fourth quarter of fiscal 1995, each non-employee directors received $3,750 as compensation for serving on the Board of Directors or any committee thereof. Certain non-employee directors receive compensation as consultants to the Company and have been granted options to purchase Common Stock under the Company's 1990 Stock Option Plan and Rule 701 Warrants to purchase Common Stock of the Company. All of the directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors and its committees. Currently, non-management directors receive an annual retainer of $15,000 and receive $600 for each Board or committee meeting they attend and will be reimbursed for out of pocket expenses incurred in attending meetings. The Company believes such payments are necessary in order for the Company to attract and retain qualified outside directors.

     In addition, in October 1994, the Board of Directors granted to Cedric C. Philipp, a director of the Company and Special Advisor to the Board for International Marketing, the right to receive 3% of the gross proceeds of any licensing fees and prepaid royalties received by the Company pursuant to the SAB Agreement and a fee of .75% of gross proceeds in the event that SAB/Bioclones makes a tender offer for all or substantially all of the Company's assets, including a merger, acquisition or related transaction, and 1% of all products manufactured by SAB/Bioclones. The Company may prepay in full the obligation to provide commissions up to $1,050,000 within a ten year period. These rights were granted to Mr. Philipp in exchange for his services in the negotiation of the SAB Agreement and his services in connection with various marketing and licensing opportunities for the Company. In addition, the Company further agreed to provide a monthly retainer of $2,000 to Mr. Philipp in exchange for consulting services related to general pharmaceutical and international marketing services and remuneration for corporate alliances which are principally introduced by Mr. Philipp. Mr. Philipp has been paid $110,000 pursuant to these arrangements through December 31, 1995.

     In June 1995, the Board of Directors of BioAegean, a subsidiary of the Company, issued an aggregate of 550,000 BioAegean Options at an exercise price of $1.00 per share to Dr. William A. Carter, E. Gerald Kay, Cedric C. Philipp and Peter Rodino, III, directors of the Company.

     In October and November 1994, the Company granted an aggregate of 1,480,000 Rule 701 Warrants to purchase shares of Common Stock at $3.50 per share to Dr. Carter, Mr. Kay, Mr. Philipp and Mr. Rodino, directors of the Company, and Maryann Charlap Azzato a former director of the Company. See "Certain Transactions."

     In 1994 and 1993 the Company issued shares of Series C Preferred Stock at $5.00 per share to certain directors in various transactions including certain sales of Series C Preferred Stock and conversion of certain debt. See "Certain Transactions."

Executive Compensation

     Summary Compensation Table. The following table sets forth certain information with respect to the compensation of the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1995.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

Name and                                                       Other Annual      Restricted Stock     Awards          All other
Principal Position                  Year    Salary            Compensation($)(1)    Awards($)(13)     Option      Compensation($)(2)
- ------------------                  ----    ------            ------------------  ----------------    ------      ------------------

William A. Carter                   1995    $363,420 (3)(4)         --                   --         300,000 (8)         7,778
  Chairman of the Board             1994     363,420 (3)(5)         --                   --       1,400,000 (9)         7,778
  Chief Executive Officer           1993     363,420 (3)            --                   --           --                7,778

Robert E. Peterson                  1995     120,000 (6)            --                   --          50,000 (10)          --
  Chief Financial Officer           1994     110,000 (7)            --                   --           --
                                    1993      86,300                --                   --           --                  --

Sharon Will                         1995     125,000                --                   --          50,000 (10)          --
  Vice President                    1994       --                   --                   --         200,000 (11)          --
                                    1993       --                   --                   --           --                  --

David R. Strayer, M.D.              1995     115,083                --                   --           --                  --
  Medical Director                  1994       --                   --                   --           --                  --
                                    1993       --                   --                   --           --

Harris Freedman                     1995     112,500                --                   --         150,000 (10)          --
  Vice President                    1994       --                   --                   --         400,000 (12)          --
                                    1993       --                   --                   --           --                  --


(1) The Company makes available certain non-monetary benefits to its officers with a view to attracting and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits, which cannot be precisely ascertained but which is less than 10% of the cash compensation of each of the above-named executive officers, is not included in the table.

(2) Consists of insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer.

(3) Includes $63,000 paid to Dr. Carter by Hahnemann University where he serves as a professor.

(4) Does not include $224,015 paid in 1995 for salary deferred from 1993 and 1994.

(5)  Includes $137,692 in deferred salary for 1994.

(6) Mr. Peterson joined the Company in April 1993 and is paid on a fee basis. Compensation includes $25,625 in deferred salary for 1995.

(7)  Includes $33,500 in deferred salary for 1994.

(8) BioAegean Options to purchase 300,000 shares of common stock of BioAegean Corp., a subsidiary of the Company, at $1.00 per share, which were granted in May 1995 (the "BioAegean Options").

(9) Rule 701 Warrants to purchase Common Stock at $3.50 per share granted in October 1994. These Rule 701 Warrants vest in 1/3 increments over a 36 month period. Rule 701 Warrants are warrants which were issued to officers, directors and consultants of the Company in reliance upon Rule 701 of the Act.

(10) BioAegean Options.

(11) Rule 701 Warrants to purchase common stock at $3.50 per share granted in November 1994.

(12) Rule 701 Warrants to purchase common stock at $3.50 per share granted in August 1994.

(13) As of December 31, 1995, Sharon Will had 100,000 shares of 144 restricted stock valued at $228,125 using the average closing bid and asked price on December 31, 1995 of $2.28. As of December 31, 1995, Harris Freedman had 150,000 shares of Rule 144 restricted stock valued at $342,000 using the average closing bid and asked price on December 31, 1995 of $2.28.

     Year End Option Table. The following table sets forth certain information regarding the stock options held as of December 31, 1995 by the individuals named in the above Summary Compensation Table. David Strayer, M.D. did not exercise any stock options in the last fiscal year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                 Securities Underlying                Value of Unexercised
                                                                Unexercised Options at                In-the-Money-Options
                                                                   Fiscal Year End(#)                 at Fiscal Year End ($)
                        Shares Acquired      Value            -----------------------------      ---------------------------
  Name                  on Exercise (#)      Realized ($)     Exercisable    Unexercisable       Exercisable       Unexercisable
- ------                  ---------------      ------------     -----------    -------------       -----------       -------------

William A. Carter            --                 --            1,091,355(1)    1,233,333(2)          292,188            --
Robert E. Peterson           --                 --                6,912(3)       56,912(4)            ---              --
Sharon Will                  --                 --              341,667(5)      283,333(6)          146,094            --
Harris Freedman              --                 --              975,494(7)      416,667(8)          292,188            --


- ----------
(1) Includes (i) 466,667 currently exercisable Rule 701 Warrants to purchase Common Stock at $3.50 per share; (ii) 73,728 stock options to purchase
     Common Stock at $3.50 per share; (iii) 960 warrants to purchase Common Stock at $3.50 per share; and (iv) warrants to purchase 550,000 shares of Common Stock at $1.75 per share.

(2)  Includes 933,333 Rule 701 Warrants and 300,000 BioAegean Options.

(3)  Stock options to purchase Common Stock at $4.34 per share.

(4)  Includes 50,000 BioAegean Options and 6,912 stock options.

(5) Includes 66,667 currently exercisable Rule 701 Warrants and 275,000 warrants to purchase Common Stock at $1.75 per share.

(6)  Includes 150,000 BioAegean Options and 133,333 Rule 701 Warrants.

(7) Includes (i) 133,333 Rule 701 Warrants currently exercisable; (ii) 292,161 warrants to purchase common stock at $3.50 per share; and (iii) 550,000 warrants to purchase Common Stock at $1.75 per share.

(8)  Includes 266,667 Rule 701 Warrants and 150,000 BioAegean Options.


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

      Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1995 by the Company to the individuals named in the above Summary Compensation Table:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                       % of Total
                                       Options
                      Options          Granted to
                      Granted          Employees in  Exercise Price   Expiration
Name                  (#)              Fiscal Year   $/Share          Date
- ----                  ---              -----------   -------          ----

William A. Carter      300,000(2)        46%          $1.00             5/4/05
Robert E. Peterson      50,000(2)         8%          $1.00             5/4/05
Sharon Will            150,000(2)        23%          $1.00             5/4/05
Harris Freedman        150,000(2)        23%          $1.00             5/4/05

(1) Amounts represent hypothetical gains that could be achieved for the respective options if not exercised until the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% (as required under the rules and regulations of the Securities and Exchange Commission) compounded annually from the dates the respective options were granted to their respective expiration dates. This table does not take into account any appreciation in the price of the Common Stock to date.

(2) In June 1995, the Board of Directors of BioAegean Corp. ("BioAegean"), a subsidiary of the Company, issued options to purchase the common stock of BioAegean at an exercise price of $1.00 per share. In consideration of these options, the recipients agreed to serve BioAegean's needs for at least 24 months unless fully incapacitated. There is no public market for BioAegean shares.

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

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                 Performance or
                               Number of                         Other Period
                               Shares, Units                    Until Maturation
Name                           or Other Rights(#)(1)             or Payout
- ----                           ---------------------            ----------------

William A. Carter                 300,000                             5/4/05
 Chairman of the Board
 Chief Executive Officer

Robert E. Peterson                 50,000                             5/4/05
 Chief Financial Officer

Sharon Will                       150,000                             5/4/05
 Vice President

Harris Freedman                   150,000                             5/4/05

(1) BioAegean Options to purchase common stock of BioAegean Corp., a subsidiary of the Company at $1.00 per share which were granted in May 1995.

Employment Agreements

     The Company entered into an employment agreement with Sharon Will providing for her employment as Vice President for Corporate Communications and Investor Relations on November 1, 1994. The agreement provides for Ms. Will to be employed for a one-year term for a base salary of $120,000 and provides for termination of the agreement upon certain circumstances including termination by the Company or Ms. Will on 14 days written notice or the sale of Ms. Will's stock in the Company. Pursuant to the agreement, Ms. Will was granted Rule 701 Warrants to purchase 200,000 shares of Common Stock of the Company at $3.50 per share. Ms. Will's agreement provides that she shall devote 60% of her business time, attention and energies to the Company during regular business hours. In the event that Ms. Will's employment is terminated for any reason other than breach of contract, she shall be entitled to receive accrued and unpaid compensation plus an additional three months' compensation. In July 1995, the term of Ms. Will's employment agreement was extended from one year to three years.

     The Company entered into an employment agreement with Harris Freedman providing for Mr. Freedman's employment as Vice President for Strategic
Alliances on August 1, 1994. The agreement provides for Mr. Freedman to be employed for a one year term for a base salary of $120,000 and provides for termination of the agreement upon certain circumstances including termination by the Company or Mr. Freedman on 14 days written notice or the sale of Mr. Freedman's stock in the Company. Pursuant to the agreement, Mr. Freedman was granted Rule 701 Warrants to purchase 400,000 shares of Common Stock of the Company at $3.50 per share. Mr. Freedman's agreement provides that he shall devote 30% of his business time, attention and energies to the Company during

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

regular business hours. In the event that Mr. Freedman's employment is terminated for any reason other than breach of contract, he shall be entitled to receive accrued and unpaid compensation plus an additional three months' compensation. In July 1995, the term of Mr. Freedman's employment agreement was extended from one year to three years.

     The Company entered into an amended and restated employment agreement with Dr. William A. Carter, dated as of July 1, 1993 and as amended in July 1995, which provides for his employment until May 8, 2001 at an initial base annual salary of $295,832, subject to annual cost of living increases. In addition, Dr. Carter may receive an annual performance bonus of up to 25% of his base salary, in the sole discretion of the Board of Directors. Dr. Carter will not participate in any discussions concerning the determination of his annual bonus. Dr. Carter is also entitled to an incentive bonus of 0.5% of the gross proceeds received by the Company from any joint venture or corporate partnering arrangement, up to an aggregate maximum incentive bonus of $250,000 for all such transactions. It is contemplated that Dr. Carter will be entitled to this incentive bonus upon receipt of the gross proceeds from the SAB Agreement (as defined in "Certain Transactions"). Dr. Carter's agreement also provides that he shall be paid his base salary and benefits through May 8, 1996 if he is terminated without "cause," as that term is defined in the agreement. Pursuant to his original agreement, as amended on August 8, 1991, Dr. Carter was granted options to purchase 73,728 shares of the Company's Common Stock at an exercise price of $2.71 per share.

1992 Stock Option Plan

     The Company's 1992 Stock Option Plan (the "1992 Plan"), provides for the grant of options for the purchase of up to an aggregate of 92,160 shares of Common Stock to the Company's employees, directors, consultants and others whose efforts are important to the success of the Company. The 1992 Plan is administered by the Compensation Committee of the Board of Directors, which has complete discretion to select the eligible individuals to receive and to establish the terms of option grants. The 1992 Plan provides for the issuance of either non-qualified options or incentive stock options, provided that incentive stock options must be granted with an exercise price of not less than fair market value at the time of grant and that non-qualified stock options may not be granted with an exercise price of less than 50% of the fair market value at the time of grant. The number of shares of Common Stock available for grant under the 1992 Plan is subject to adjustment for changes in capitalization. To date, no options have been granted under the 1992 Plan.

1990 Stock Option Plan

     The Company's 1990 Stock Option Plan, as amended (the "1990 Plan"), provides for the grant of options to employees, directors, officers, consultants and advisors of the Company for the purchase of up to an aggregate of 460,798 shares of Common Stock. The plan is administered by the Compensation Committee of the Board of Directors, which has complete discretion to select eligible individuals to receive and to establish the terms of option grants. The number of shares of Common Stock available for grant under the 1990 Plan is subject to adjustment for changes in capitalization. As of December 31, 1995, options to acquire an aggregate of 228,502 shares of the Common Stock were outstanding under the 1990 Plan.

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

401(K) Plan

     In December 1995, the Company established a defined contribution plan, effective January 1, 1995, the Hemispherx Biopharma employees 401(K) Plan and Trust Agreement (the "401(K) Plan"). All full time employees of the company are eligible to participate in the 401(K) Plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions per annum. Participants' contributions to the 401(K) Plan may be matched by the Company at a rate determined annually by the Board of Directors. Each participant immediately vests in his or her deferred salary contributions, while Company contributions will vest over one year. In 1995 the Company provided matching contributions to each employee for up to 6% of annual pay or $25,500. The Company also absorbed the cost of employee contributions of $25,000.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 1995, the members of the Company's Compensation Committee were William A. Carter, Peter W. Rodino III, and E. Gerald Kay. Dr. Carter is an officer of the Company. The Company's Compensation Committee currently consists of Peter W. Rodino III, Richard C. Piani and E. Gerald Kay. The following transactions describe certain relationships between the Company and present and former members of the Compensation Committee:

     In May 1995, Dr. Carter, E. Gerald Kay and certain other individuals and entities entered into a 1995 Standby Financing Agreement with the Company pursuant to which they were collectively obligated to invest during 1995 an aggregate of $5,500,000 in the Company in the event the Company was unable to secure alternative financing and the Board of Directors determined that the sale of securities to such persons was advisable (the "1995 Standby Financing Agreement"). In exchange for entering into the 1995 Standby Financing Agreement, the Company issued to each of the parties ten-year warrants to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.75 per share for each $100,000 of standby financing obligation assumed by the party, resulting in warrants to purchase an aggregate of 2,750,000 shares of Common Stock. In September 1995, the parties to the 1995 Standby Financing Agreement, including Dr. Carter and Mr. Kay, agreed to extend their obligations through December 31, 1996.

     In June 1995, the directors of BioAegean Corp., a subsidiary of the Company, issued 10-year options to purchase an aggregate of 1,200,000 shares of common stock of BioAegean at an exercise price of $1.00 per share (the
"BioAegean Options") to its officers and directors. The BioAegean Options are conditional upon the recipient's agreement to serve BioAegean as needed for at least 24 months unless fully incapacitated. William A. Carter, M.D., serves as Chairman, Chief Executive Officer and a Director of BioAegean and received 300,000 BioAegean Options. Peter W. Rodino III serves as Vice-Chairman, Secretary, Corporate Counsel and a director of BioAegean and received 150,000 BioAegean Options. R. Douglas Hulse serves as Chief Operating Officer of BioAegean and received 50,000 BioAegean Options. Richard C. Piani serves as a director and the Advisor for European Affairs of BioAegean and received 50,000 BioAegean Options. E. Gerald Kay serves as a director for BioAegean and received 50,000 BioAegean Options.

     In March 1995, the Company received an interest-free loan from William A. Carter in the amount of $35,000. In March 1995, the Company repaid the loan from Dr. Carter.

     In February 1995, the Company issued notes in the aggregate principal amount of $600,000 in connection with the Tisch/Tsai Restructuring (as defined below). The notes were secured by a pledge by Dr. Carter of 112,925 shares of Series C Preferred Stock and 240,756 shares of Common Stock. The notes have been paid off and the shares are being returned.

Limitation of Liability and Indemnification Matters

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company has adopted provisions in its Amended and Restated Certificate of Incorporation which eliminate the personal liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances and which require the Company to indemnify its directors, officers and other agents, by Bylaw, agreement, vote of directors or stockholders or otherwise, to the fullest extent permitted by law.

     The Company has entered into separate indemnification agreements with its directors and its officers. These agreements require, among other things, the Company to indemnify directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions in its Amended and Restated Certificate of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. See "Business--Legal Proceedings".

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

                    Security Ownership of Certain Beneficial
                              Owners and Management

     The following table sets forth, as of May 15, 1996, the record and beneficial ownership of Common Stock of the Company by each officer and director, all officers and directors as a group, and each person known to the Company to own beneficially or of record five percent or more of the outstanding shares of the Company:

                                   Shares
Officers, Directors and            Beneficially           Percent of Shares
Principal Stockholders             Owned                  Beneficially Owned (1)
- ----------------------             ------------           ----------------------

William A. Carter                  4,156,671(2)                  21.1%
Harris Freedman                    1,025,494(3)                   6.2%
E. Gerald Kay                        656,667(4)                   4.0%
Sharon D. Will                       556,667(5)                   3.4%
Cedric C. Philipp                     27,667(6)                   *
Peter W. Rodino III                   25,099(7)                   *
Robert E. Peterson                    10,368(8)                   *
Jerome Belson                        945,000(9)                   5.7%
 Belson Enterprises, Inc.
 495 Broadway
 New York, NY 10012
Josephine Dolhancryk                     820(10)                  *
Richard C. Piani                      18,023(11)                  *
David R Strayer                       14,745                      *
R. Douglas Hulse                      60,000(12)                  *
All directors,                     6,552,221                     29.6%
executive officers
as a group (11 persons)

   *Less than 1%

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire such shares within 60 days of May 15, 1996. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.

(2) Includes irrevocable proxies to vote 2,050,000 shares of Common Stock on all matters that come before the stockholders of the Company until such time as (i) the Company shall have achieved a market capitalization of

     $300,000,000 or greater for at least 20 consecutive days of trading in the public markets or (ii) the Company shall have received a bona fide offer for acquisition or merger, the net effect of which, if consummated, would be to establish a market capitalization of the Company of not less than $300,000,000. This proxy shall be terminated upon the sale of such shares in an arm's length public sale. Also includes (i) an option to purchase 73,728 shares of Common Stock from the Company at an exercise price of $2.71 per, (ii) warrants to purchase 960 shares of Common Stock at an exercise price of $3.50 per share, (iii) Rule 701 Warrants to purchase 466,667 shares of Common Stock at a price of $3.50 per share (does not include 933,333 which are non-exercisable); and (iv) warrants to purchase 500,000 shares of Common Stock at $1.75 per share issued in connection with the 1995 Standby Financing Agreement. Dr. Carter has pledged 112,925 shares of Series C Preferred and 240,756 shares of Common Stock to the Tisch/Tsai Entities as security for the repayment of the $660,000 note executed in March 1995. The note has been paid off and the shares are being returned.

(3) Includes (i) 50,000 shares of Common Stock held by Bridge Ventures, Inc. of which Mr. Freedman is an officer; (ii) 50,000 shares of Common Stock held by SMACS Holding Corp. of which Mr. Freedman is an officer, (iii) warrants to purchase 292,161 shares of Common Stock at an exercise price of $3.50 per share owned of record by Bridge Ventures, Inc.; (iv) warrants to purchase 390,000 shares of Common Stock which are exercisable at $1.75 per share issued in connection with the 1995 Standby Financing Agreement owned of record by Bridge Ventures, Inc.; and (v) 133,333 Rule 701 Warrants to purchase Common Stock of the Company at an exercise price of $3.50 (does not include 266,667 which are non-exercisable); and (iv) 60,000 Units each consisting of one Common Stock and one warrant to purchase Common Stock at $3.50. Bridge Ventures, Inc. has given an irrevocable proxy to vote its 150,000 shares to William A. Carter on the same terms as the proxy described in Note 2.

(4) Includes Rule 701 Warrants to purchase 6,667 shares of Common Stock at an exercise price of $3.50 per share (does not include 13,333 which are non-exercisable) and 550,000 warrants to purchase Common Stock of the Company at an exercises price of $1.75 per share issued in connection with the 1995 Standby Financing Agreement. Mr. Kay has given an irrevocable proxy to vote 100,000 shares of Common Stock to William A. Carter on the same terms as the proxy described in Note 2.

(5) Includes Rule 701 Warrants to purchase 66,667 shares of Common Stock at an exercise price of $3.50 per share (does not include 133,333 which are non-exercisable). Also includes 100,000 shares of Common Stock owned of record by Worldwide Marketing, a company for which Ms. Will serves as President. Worldwide Marketing has given an irrevocable proxy to vote these shares to William A. Carter on the same terms as the proxy described in
     Note 2. Also includes 390,000 warrants to purchase Common Stock of the Company at an exercise price of $1.75.

(6) Includes Rule 701 Warrants to purchase 6,667 shares of Common Stock at $3.50 per share (does not include 13,333 which are non-exercisable), options to purchase 20,000 shares of Common Stock at $3.50 per share and 1,000 Units owned by the Cedric C. Philipp and Sue Jones Philipp Trust of which Mr. Philipp and his wife are Trustees.

(7) Includes Rule 701 Warrants to purchase 6,667 shares of Common Stock at $3.50 per share (does not include 13,333 which are non-exercisable).

(8) Consists of options to purchase Common Stock at an exercise price of $4.34 per share. Does not include 50,000 Warrants to purchase Common Stock at an exercise price of $3.50 per share effective March 1, 1997.

(9) Includes 100,000 Bridgeholder Options to purchase 100,000 Bridge Units at $.50 per unit consisting of 100,000 shares of Common Stock and 100,000 Class A Redeemable Warrants exercisable at $4.00 per share. Also includes warrants to purchase 550,000 shares of Common Stock at $1.75 per share owned of record by Belson Enterprises, Inc., a company for which Mr. Belson serves as President, issued in connection with the 1995 Standby Financing Agreement and 47,500 Units, each consisting of one share of Common Stock and one warrant.

(10) Consists of options to purchase 820 shares of Common Stock at an exercise price of $3.80. Does not include 50,000 Warrants to purchase Common Stock at an exercise price of $3.50 per share effective March 1, 1997.

(11) Includes options to purchase 4,608 shares of Common Stock at an exercise price of $4.34 and 4,608 shares of Common Stock owned of record by Mr. Piani's wife.

(12) Includes 60,000 options to purchase Common Stock at $3.50 per share held by The Sage Group, of which Mr. Hulse is an Executive Director. Does not include 100,000 options to purchase Common Stock at $1.75 per share and 330,000 options to purchase Common Stock at $3.50 per share.

                                   RESALES BY

     This Prospectus relates to the proposed resale by the Selling Securityholders of up to 2,770 shares of outstanding Common Stock, 2,427,275 shares of Common Stock issuable upon conversion of the Preferred Stock and 890,543 issuable upon exercise of the Warrants. The following table sets forth as of July 10, 1996 certain information with respect to the persons for whom the Company is registering the Shares for sale to the public except as footnoted below. None of such persons has had a material relationship with or has held any position or office with the Company or any of its affiliates within three years, other than as footnoted below (see "Certain Transactions"). The Company will not receive any of the proceeds from the sale of the Common Stock. If the Warrants are exercised, the Company would receive $4,064,900.

Names of Selling              Common Stock Beneficially     Common Stock Offered
Security Holders              Owned Prior to July, 1996     By Beneficial Owner
- ----------------              -------------------------     -------------------

Seymour Cohn(1)                        119,807                   119,807
Myron Cherry(2)                         12,770                    12,770
Charles Moore(3)                        43,304                    43,304
Maurice Schlang(4)                     138,432                   138,432
The Olmstead Group, LLC(5)             240,000                   240,000
Fred Craves(5)                         120,000                   120,000
Francis F. Bodkin, Jr.(5)              120,000                   120,000
GFL Advantage Fund Ltd.(6)           2,527,275                 2,527,275

(1) Represents shares of Common Stock underlying a Warrant exercisable during the four year period commencing November 2, 1995, at an exercise price of $10.85 per share.

(2) Represents (i) 10,000 shares of Common Stock underlying two Warrants of which 5,000 shares are exercisable at any time commencing November 1, 1994 and expiring December 31, 1998, at an exercise price of $3.50 per share and 5,000 shares exercisable at any time commencing March 20, 1995 and expiring March 31, 1999, at an exercise price of $3.50 per share; and (ii) 2,770 share of Common Stock.

(3) Represents (i) 40,000 shares of Common Stock underlying two Warrants exercisable during the five year period commencing November 2, 1995, at an exercise price of $2.00 per share; and (ii) 2,304 shares of Common Stock underlying a stock option exercisable during the ten year period commencing April 16, 1996, at an exercise price of $4.34 per share.

(4) Represents (i) 120,000 shares of Common Stock underlying a Warrant exercisable during the five year period commencing November 2, 1995, at an exercise price of $2.00 per share; and (ii) 18,432 shares of Common Stock underlying a stock option exercisable during the ten year period commencing January 25, 1995, at an exercise price of $4.34 per share.

(5) Represents Common Stock underlying Warrants exercisable during the five year period commencing July 3, 1996 at an exercise price of $4.00 per share.

(6) Represents (i) 2,427,275 shares of Common Stock underlying the Preferred Stock; and (ii) 100,000 shares of Common Stock underlying a Warrant exercisable

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

during the period commencing July 3, 1996 and expiring November 2, 2000 at an exercise price of $4.00 per share. The Preferred Stock Certificate of Designations and the Warrant provides that GFL Advantage Fund Limited may not convert its Preferred Stock or exercise its Warrant at any time to acquire a number of shares of Common Stock in excess of 4.9% of the Company's outstanding Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1996, the Company consummated a private offering of its Preferred Stock pursuant to Rule 506 of Regulation as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company issued 6,000 shares of Preferred Stock, $.01 par value at a purchase price of $1,000 per share.

     In May 1996, the Company entered into two additional agreements with The Sage Group. Under the first agreement, R. Douglas Hulse will serve as Chief Operating Officer of the Company. In exchange, The Sage Group will receive from the Company; (i) a monthly retainer of $10,000 starting June 1, 1996, replacing the $5,000 monthly retainer provided in the June 1995 agreement; and (ii) options to purchase 250,000 shares of the Company's Common Stock at an exercise price of $3.50 per share. Under the second agreement, The Sage Group agreed to introduce the Company to and assist the Company in negotiations with certain foreign distribution partners. In exchange, The Sage Group will receive from the Company; (i) a bonus payment of $500,000 if total sales of Ampligen in Canada and Europe exceed $10 million for 1996 and 1997 combined; and (ii) options to purchase 140,000 shares of the Company's Common Stock at an exercise price $3.50 per share. R. Douglas Hulse, Chief Operating Officer of the Company, is an Executive Director of the Sage Group.

     In March 1996, William A. Carter assigned and transferred 50,000 Warrants to purchase Common Stock, at $1.75 per share, to three outside parties that had loaned the Company money in 1995. These loans were repaid in 1995.

     In March 1996, Harris Freedman assigned and transferred 160,000 Warrants to purchase Common Stock at $1.75 per share to Sharon Will, an officer of the Company and two other shareholders.

     In March 1996, the Compensation Committee of the Board of Directors approved a grant of 250,000 warrants to purchase common stock at an exercise price of $3.50 per share to Michael C. Burrows. This grant was made in accordance with a Letter Agreement dated January 15, 1996, in which Mr. Burrows agreed to provide consulting services to the Company for twenty four months. Mr. Burrows served as Director of the Company in past years.

     In March 1996 the Compensation Committee of the Board of Directors approved grants of 50,000 warrants to purchase common stock at an exercise price of $3.50 per share to each of Robert E. Peterson, CFO and Josephine Dolhancryk, Assistant Secretary of the Company. Such warrants are not exercisable for a period of one year from issuance.

     In March 1995, the Company instituted a declaratory judgment action against a February noteholder, Seymour Cohn, of a $5,000,000 convertible note and a secured defendant in United States District Court for the Eastern District of Pennsylvania to declare as void, set aside, and cancel the February 1992 convertible note between the Company and Mr. Cohn (the "Note"). In addition, Mr. Cohn instituted suit against the Company on the Note in the Circuit Court of

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the 15th  Judicial  District  in and for Palm  Beach  County,  Florida,  seeking judgment on the Note, plus attorney fees, costs and expenses; in August 1995, this action was stayed by the Florida Court pending the outcome of the Pennsylvania action. Mr. Cohn also filed a motion for a preliminary injunction in the Pennsylvania court to enjoin the Company from disbursing the proceeds of a public offering in the amount of $5.8 million, which motion was granted November, 1995. On February 15, 1996, the Company reached an agreement to settle this matter. Terms and conditions of the settlement include payment of $6,450,000 to Mr. Cohn to cover the unpaid balance Note balance, legal expenses and the retention of certain warrants granted prior to the lawsuit. The funds under this settlement were paid on March 21, 1996. Mutual releases were executed which completed the settlement of the litigation.

     In January 1996, the Company engaged the Research Works, Inc. to produce four research reports with respect to the securities of the Company over a 13 month period. In exchange for this service, the Company granted 60,000 warrants to the Research Works, Inc. exercisable at $4.00 per share.

     In January 1996, the Company entered into a one year consulting agreement with Millenium International Communications, Ltd. ("Millenium"). The consideration for such services is $120,000, to be paid by the Company in either monthly payments or balloon payments, in the Company's discretion. Millenium shall consult with and render advice to the Company specifically concerning strategic planning, public relations and other related matters. The President of Millenium, David C. Drescher is related to Steve Drescher, a former director of the Company.

     In December 1995, the Company retained the law firm of Akin, Gump,, Strauss, Hauer & Feld, LLP (the "Akin Group") to provide general legal counsel, advice and representation. Initially, the Akin Group will represent the Company in matters pertaining to the Food and Drug Administration ("FDA"). The agreement includes incentive payments for obtaining FDA approval of Ampligen for HIV Disease treatment.

     In November 1995, the Company sold 5,313,000 Units of securities through an initial public offering. Each Unit consists of one share of Common Stock and one Class A Redeemable Warrant.

     In August 1995, in connection with the settlement of a lawsuit brought by a former employee of the Company against the Company and David Fries, a former director of the Company, the Company, Dr. Fries, the Canaan Entities and Dr. William A. Carter, President, Chairman and CEO of the Company, entered into an agreement pursuant to which the Company has agreed to reimburse Dr. Fries for expenses in the amount of $50,000 incurred in connection with such litigation. As part of such agreement, the parties agreed to mutual releases of certain claims for expenses and damages arising out of the litigation or arising in connection with Dr. Fries' service as a director of the Company. The payment of $50,000 to Dr. Fries is evidenced by an interest-free promissory note pursuant to which the final payment is due on or before November 15, 1995. The note was assigned to the Canaan Entities.

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

     In June 1995, the Company entered into an agreement with The Sage Group pursuant to which The Sage Group has agreed to introduce the Company to and assist the Company in negotiations with certain prospective distribution partners listed in the agreement. In exchange, The Sage Group will receive from the Company: (i) a monthly retainer of $5,000 which began accruing July 1, 1995 and (ii) at The Sage Group's option, a percentage of the proceeds, up to an aggregate of $150,000, from the Company's first distribution agreement with a partner listed in the agreement or the sum of $125,000 from such agreement. In connection with this agreement, the Company will also issue to The Sage Group options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.75 per share. R. Douglas Hulse, Chief Operating Officer of the Company, is an Executive Director of The Sage Group.

     In May 1995, William A. Carter, M.D., President, Chairman and CEO of the Company, Bridge Ventures, Sharon Will, a Vice President of the Company, Associated Funding Services, Inc., Jerome Belson, a director of one of the Company's subsidiaries and a principal shareholder and E. Gerald Kay, a director of the Company, entered into a 1995 Standby Financing Agreement with the Company pursuant to which they are collectively obligated to invest during 1995 an aggregate of $5,500,000 in the Company in the event the Company is unable to secure alternative financing and the Board of Directors determines that the sale of securities to such persons is advisable. In exchange for entering into the 1995 Standby Financing Agreement, the Company issued to each of the parties ten-year warrants to purchase 50,000 shares of the Company's Common Stock at an exercise price of $1.75 per share for each $100,000 of standby financing obligation assumed by the party, resulting in warrants to purchase an aggregate of 2,750,000 shares of Common Stock. In September 1995, the parties agreed to extend their obligations under the 1995 Standby Financing Agreement through December 31, 1996. Harris Freedman, a Vice President of the Company, and his wife are officers of Bridge Ventures. Gerald Brauser is President of Associated Funding Services, Inc.

     In June 1995, the Board of Directors of BioAegean Corp, a subsidiary of the Company, issued an aggregate of 1,200,000 BioAegean Options at an exercise price of $1.00 per share to its officers and directors, including certain officers and directors of the Company. In consideration for the BioAegean Options, the recipients agreed to serve BioAegean's needs for at least 24 months unless fully incapacitated. William A. Carter, M.D., Chairman, President and Chief Executive Officer of the Company, serves as Chairman, Chief Executive Officer and a Director of BioAegean and received 300,000 BioAegean Options. Peter W. Rodino III, a director and Secretary of the Company, serves as Vice-Chairman, Secretary, Corporate Counsel and a director of BioAegean and received 150,000 BioAegean Options. R. Douglas Hulse serves as Chief Operating Officer of the Company and BioAegean and received 50,000 BioAegean Options. Robert Peterson serves as Chief Financial Officer of both the Company and BioAegean and received 50,000 BioAegean Options. Sharon Will, Vice President of Investor Relations and Corporate Communications for the Company, serves as Vice President of Marketing for BioAegean and received 150,000 BioAegean Options. Harris Freedman serves as Vice President for Strategic Alliances for both the Company and BioAegean and received 150,000 BioAegean Options. Richard C. Piani, a director of the Company, serves as a director and the Advisor for European Affairs of BioAegean and

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

received 50,000 BioAegean Options. E. Gerald Kay serves as a director for both the Company and BioAegean and received 50,000 BioAegean Options. BioAegean's remaining director, Jerome Belson, a principal stockholder of the Company, received 50,000 BioAegean Options.

     In March 1995, the Company issued the Original Brauser Note, to Gerald A. Brauser in the principal amount of $200,000. The Original Brauser Note also provided for the issuance of warrants to purchase 50,000 shares of the Company's Common Stock at $1.75 per share. In May 1995, the Company restructured the Original Brauser Note and issued the New Brauser Note to Mr. Brauser in the amount of $100,000 along with warrants to purchase 25,000 shares of the Company's Common Stock at $1.75 per share. As part of the restructuring, Mr. Brauser agreed to (i) purchase 100,000 shares of Common Stock with $50,000 of the Original Brauser Note and (ii) apply $50,000 of the Original Brauser Note towards a Bridge Loan in connection with the Bridge Financing. The New Brauser Note of $100,000 and the $50,000 Bridge Loan have been paid off. In connection with both the Original Brauser Note and the New Brauser Note, Bridge Ventures agreed to permit the Company to collateralize these notes with the Company's patent estate, which collateral had previously been granted to Bridge Ventures. Bridge Ventures further guaranteed the Original Brauser Note with certain publicly traded common stock, which guarantee was released by Mr. Brauser in connection with the restructuring. Harris Freedman, a Vice President of the Company, and his wife are both officers of Bridge Ventures.

     In March and April 1995, in connection with the Bridge Financing, the Company issued Bridge Notes to certain lenders in the aggregate principal amount of $1,500,000, including a Bridge Note in the amount of $250,000 to Stephen
Drescher  and a  Bridge  Note  in the  amount  of  $150,000  to  Jerome  Belson.
Additionally, in connection with the Bridge Loans, the Company has issued options to purchase 166,665 Bridge Units at $.50 per Bridge Unit to Mr. Drescher and options to purchase 100,000 Bridge Units at $.50 per Bridge Unit to Jerome Belson. In July 1995, Mr. Drescher assigned the $250,000 Bridge Note and his options to purchase 166,665 Bridge Units to certain other investors. Mr. Drescher is a former director of the Company and presently serves as the Director of Corporate Finance at Monroe Parker, one of the Underwriters. Jerome Belson is a principal shareholder and director of BioAegean, a subsidiary of the Company.

     In March 1995, the Company received interest-free loans from William A. Carter and Harris Freedman in the amounts of $35,000 and $12,000, respectively. In March 1995, the Company repaid the loan from Dr. Carter. In April 1995, the Company repaid the loan from Mr. Freedman.

     In December 1992 and February 1993, the Company issued to the Tisch/Tsai Entities, in a private placement, promissory notes in the aggregate principal amount of $2,400,000 due on April 30, 1994, and warrants to purchase an aggregate of 36,864 shares of the Company's Common Stock or 40,000 shares of Series C Preferred Stock at an exercise price of the (i) $13.02 or $12.00 per share, respectively or (ii) the per share price of Common Stock in the initial public offering. The warrants expire on December 31, 1997. One-half of the

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principal amount of the notes and one-half of the warrants were purchased by FLF
Associates. James S. Tisch, a former director of the Company, is a principal of FLF Associates. The remaining half of the principal amount of the note and one-half of the warrants were purchased by Gerald Tsai, Jr. and Lincoln Trust Company, Custodian FBO Gerald Tsai, Jr. Mr. Tsai is a former director of the Company. Interest on the notes is payable quarterly at an annual rate of 12% (6% prior to May 1, 1993).

     In February 1995, the Company entered into a settlement agreement with the Tisch/Tsai Entities to restructure the December 1992 and February 1993 promissory notes in the aggregate principal amount of $2,400,000 and settle certain threatened claims made by the Tisch/Tsai Entities against the Company (the "Tisch/Tsai Restructuring"). This debt restructuring consisted of (i) the repayment by the Company of $1,200,000 in principal, (ii) the issuance of replacement notes in the aggregate principal amount of $600,000 to the Tisch/Tsai Entities which notes are due on the earlier of the closing of a public offering or May 28, 1996 and bear interest at the rate of 8% per annum, which interest is payable in quarterly installments from an interest reserve established by the Company, (iii) the conversion of $600,000 of principal into 172,414 shares of Series C Preferred Stock at the rate of $3.48 per share, (iv) the amendment and restatement of certain warrants issued in connection with the original notes in order to increase the number of shares of stock issuable thereunder by 64,000 shares to provide for warrants to purchase a total of 144,000 shares of Common Stock at an exercise price of $2.00 per share, which warrants are exercisable until December 31, 1997, and (v) the release by all parties of any claims. The replacement notes were secured by a pledge by Dr. William A. Carter, President, Chief Executive Officer and Chairman of the Company, of 112,925 shares of Series C Preferred Stock and 240,756 shares of Common Stock. In March, 1996 the notes were repaid and the shares of stock are being returned.

     In November 1994, the Company restructured a $100,000 note issued in June 1993 to Myron Cherry (the "Cherry Note"), a stockholder, pursuant to which the repayment date of the principal amount of the Cherry Note was extended to the closing date of the Company's initial public offering and the accrued but unpaid interest subsequent to September 30, 1993 was converted into Common Stock of the Company at a price of $5.43 per share. Pursuant to the restructuring, in the event that the Company's initial public offering was not completed by February 28, 1995, the principal amount would be repaid by the Company or Bridge Ventures Inc. by March 6, 1995. In addition, the Company issued to Mr. Cherry 5,000 immediately exercisable warrants with an exercise price of $3.50 per share and Bridge Ventures agreed that the unpaid principal on the Cherry Note would be collateralized by the Company's patents on the same terms as the Bridge Financing arranged by Bridge Ventures. In March 1995, the Company and Mr. Cherry agreed to extend the maturity of the promissory note from March 1, 1995 to March 31, 1995. During this extended period, the Company agreed to pay 8% interest and grant Mr. Cherry a warrant to purchase 5,000 shares of Common Stock exercisable at $3.50. The Company further agreed to either register all of Mr. Cherry's 2,770 shares of Common Stock and 10,000 warrants to purchase Common Stock in connection with this Public Offering or reduce the exercise price of Mr. Cherry's warrants to $1.75 per share. Because Mr. Cherry has not advised the

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

Company of his election, the Company has reduced the exercise price of his warrants to $1.75 per share. As of July, 1995, the Company has repaid the entire principal amount of the Note, including accrued interest. Harris Freedman, a Vice President of the Company, and his wife are officers of Bridge Ventures.

     In October and November 1994, the Company granted Rule 701 Warrants to purchase 20,000 shares of Common Stock at $3.50 per share to E. Gerald Kay, Cedric C. Philipp and Peter Rodino III, directors of the Company and Maryann Charlap Azzato, a former director of the Company. In addition, the Company granted the following Rule 701 Warrants to purchase shares of Common Stock at $3.50 per share: 1,400,000 warrants to William A. Carter; 200,000 warrants to Sharon Will, Vice President of Investor Relations and Corporate Communications; and 400,000 warrants to Harris Freedman, Vice President for Strategic Alliances.

     From July 1994 to November 1994, the Company completed a private placement in which it sold 2,050,000 shares of Common Stock to certain accredited investors for an aggregate consideration of $1,025,000 (the "1994 Common Stock Financing"). In connection with the private placement, Bridge Ventures introduced a number of investors and lenders to the Company. Harris Freedman, Vice President of the Company, and his wife are officers of Bridge Ventures. In conjunction with the 1994 Common Stock Financing, the Company agreed to collateralize certain of its patents until the earlier of the effectiveness of the initial public offering or the consummation of corporate alliances or licensing arrangement which provide sufficient operating capital and clinical development support to the Company. Pursuant to the agreement with Bridge Ventures in connection with the 1994 Common Stock Financing, Messrs. Philipp, Rodino and Kay were elected to the Board of Directors. Purchasers of 1,950,000 of the shares of Common Stock issued pursuant to the 1994 Common Stock Financing executed irrevocable proxies naming William A. Carter, the Company's President, Chief Executive Officer and Chairman, as proxy, with full power to vote their shares on all matters to be voted on by the stockholders of the Company until the achievement by the Company of a market capitalization of $300,000,000 or greater under certain circumstances or the receipt by the Company of a bona fide offer for acquisition or merger, the net effect of which, if consummated, would be to establish a market capitalization of at least $300,000,000.

     In October 1994, in connection with the 1994 Common Stock Financing, the Company sold 50,000 shares of Common Stock at a price of $.50 per share to Stephen J. Drescher, a former director of the Company, 80,000 shares of Common Stock to the Belfort Family Trust, of which Mr. Drescher serves as Trustee, at a price of $.50 per share and 50,000 shares of Common Stock at a price of $.50 per share to Jerome Belson, a director of BioAegean. Mr. Drescher also received 300,000 warrants in connection with general consulting services. In addition, in October 1994, the Company received a certain loan in the aggregate principal amount of $150,000 from the Belfort Family Trust. In March 1995, the loan was repaid without interest from the proceeds from the Bridge Loans. In October 1995, the Belfort Family Trust sold 80,000 shares of Common Stock to Carol Schiller at a price of $2.00 per share.

     In October  1994,  the Company  entered  into an agreement  with  Bioclones
Proprietary  Limited  ("Bioclones"),   a  biopharmaceutical   company  which  is

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associated with The South African Breweries Limited ("SAB").  In connection with the execution of SAB Agreement, the Company granted Cedric C. Philipp, a Director of the Company, an option to purchase 20,000 shares of Common Stock at $3.50 per share. In addition, in October 1994, the Board of Directors granted to Mr. Philipp, a director of the Company and Special Advisor to the Board for International Marketing, the right to receive 3% of the gross proceeds of any licensing fees and prepaid royalties received by the Company pursuant to the SAB Agreement and a fee of .75% of gross proceeds in the event that SAB/Bioclones makes a tender offer for all or substantially all of the Company's assets, including a merger, acquisition or related transaction. In addition, the Company further agreed to provide a monthly retainer of $2,000 to Mr. Philip in exchange for consulting services and remuneration for corporate alliances which are principally introduced by Mr. Philipp. Mr. Philipp has been paid $90,000 to date in connection with these arrangements.

     In September 1994, Maryann Charlap Azzato, formerly Vice President of Investor Relations and Corporate Communications and the former Vice Chairman and director of the Company, entered into an agreement with Lloyd DeVos, a stockholder, former director and holder of a note in the principal amount of $100,000 (the "DeVos Note") in order to settle a lawsuit filed against the Company and William A. Carter by Mr. DeVos in the United States District Court for the Southern District of New York alleging breach of contract, conversion and certain violations of the federal securities laws in connection with the issuance of the DeVos Note. Pursuant to the settlement agreement, principal and interest on the DeVos Note were repaid by Ms. Azzato as well as certain expenses incurred by Mr. DeVos in the approximate amount of $2,600 and 1,536 shares of Common Stock of the Company were transferred to Mr. DeVos by Ms. Azzato in exchange for the assignment to Ms. Azzato by Mr. DeVos of the right to repayment by the Company of the DeVos Note and warrants to purchase 1,667 share of Series C Preferred Stock. In addition, certain options to purchase 6,912 shares of Common Stock of the Company previously issued to Mr. DeVos were delivered to Mr. DeVos. In exchange for the above agreement, Mr. DeVos, the Company and William
A. Carter executed mutual releases of all claims and Mr. DeVos dismissed the suit.

     In September 1994, the Company incorporated three wholly-owned subsidiaries
- - BioPro Corp. ("BioPro"), Core BioTech, Corp. ("Core BioTech") and BioAegean Corp. - in Delaware. In September 1994, the Company granted exclusive worldwide licenses and/or sublicenses to certain of its patents and assigned certain other patents to BioPro (the "BioPro License"), Core BioTech (the "CoreBiotech License") and BioAegean (the "BioAegean License"). Bridge Ventures, which has rights in the Company's patents pursuant to the collateralization of such patents in connection with the 1994 Common Stock Financing, agreed to release its rights in the licensed or assigned patents. Harris Freedman, the Vice President for Strategic Alliances for the Company and BioAegean, and his wife are officers of Bridge Ventures.

     In May 1994, the Company entered into an agreement to borrow $100,000 from Bridge Ventures for 60 days in exchange for warrants to purchase 92,160 shares of Common Stock at $3.50 per share. In August 1994, the $100,000 loan was converted to 200,000 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock at an exercise price of $3.50 per share. Bridge Ventures

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transferred  150,000 of its shares of Common  Stock to Gerald Kay, a director of the Company. In addition, Bridge Ventures received a $50,000 consulting fee for general business and financial consulting services rendered from January 1994 to July 1994, which it converted into 100,000 shares of Common Stock as part of the 1994 Common Stock Financing. Harris Freedman, the Company's Vice President, and his wife are officers of Bridge Ventures. Pursuant to the agreement with Bridge Ventures, Messrs. Kay, Philipp and Rodino were elected to the Board of Directors. In November 1994, each of Bridge Ventures and Gerald Kay sold 50,000 shares of Common Stock at a price of $.50 per share to Worldwide Marketing. Sharon Will, an officer of the Company, is President of Worldwide Marketing.

     In April 1994, William A. Carter, the Company's Chairman and Chief Executive Officer, purchased 20,000 shares of Series C Preferred Stock at $5.00 per share. Also Maryann Charlap Azzato purchased 30,000 shares of Series C Preferred Stock at $5.00 per share and agreed to purchase an additional 10,000 shares at $5.00 per share.

     In May 1994, Maryann Charlap Azzato guaranteed payment of two promissory notes in the aggregate amount of $76,000 payable by the Company representing payments due in connection with the Temple Agreement (the "Temple Notes"). In return for the guarantee, the Company assigned all rights, patents and related technology in the Company's Oragen and Diagen products to Ms. Azzato, which rights will revert to the Company upon repayment of the principal on the Temple Notes, 12% interest, and Ms. Azzato's fees and expenses which are expected to be paid from the proceeds of this Public Offering. The Company also received a right of first refusal with respect to the sale or assignment by Ms. Azzato of this technology.

     In January 1994, William A. Carter, the Company's Chairman and Chief Executive Officer, sold an aggregate of 122,880 shares of Common Stock at $3.26 per share for an aggregate price of $400,000 to Michael Dubilier, Keys Foundation, Canaan Venture Limited Partnership ("Canaan Venture"), Canaan Venture Offshore Limited Partnership, C.V. ("Canaan Offshore"), James Tisch and an unaffiliated individual. Using the proceeds of this sale, Dr. Carter purchased 80,000 shares of Series C Preferred Stock at $5.00 per share from the Company. In addition, Maryann Charlap Azzato purchased 3,600 shares of Series C Preferred Stock at $5.00 for an aggregate price of $18,000, representing her remaining commitment under the 1993 Standby Financing Agreement.

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DESCRIPTION OF SECURITIES

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

Common Stock

     As of July 10, 1996, there were 9,470,675 shares of Common Stock outstanding and subscribed held of record by 331 stockholders. In addition, there were 6,117,167 Units outstanding, each Unit consisting of one share of Common Stock and one Class A Redeemable Warrant. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, and stockholders have no rights to cumulative votes in the election of directors. Subject to prior dividend rights and preferences of holders of shares of Preferred Stock, if any, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from funds legally available therefor. Upon liquidation or dissolution of the Company, subject to prior liquidation rights of holders of Preferred Stock, if any, the assets of the Company available for distribution to stockholders will be distributed ratably among the holders of Common Stock. The holders of Common Stock have no preemptive or other subscription rights and there are no conversion or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable and the shares of Common Stock sold by the Company in this offering will be fully paid and nonassessable.

Preferred Stock

     As of July 10, 1996, there were 6,000 shares of Series D Preferred Stock which were issued and subscribed. These Preferred shares are convertible into Common Stock.

     The Board of Directors are authorized, without further action or vote of the stockholders, to issue up to 4,400,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. The Company has no present plans to issue any shares of Preferred Stock. Issuance of Preferred Stock, which may be accomplished through a public offering, a private placement or otherwise may dilute the voting power of holders of Common Stock, may render more difficult the removal of current management, even if such removal may be in the stockholders' best interest, and may have the effect of delaying, deferring or preventing a change in control of the Company.

Warrants

     In connection with various debt financings and other agreements, the Company has issued Warrants to acquire an aggregate of up to 6,013,630 shares of the Company's Common Stock at a weighted average exercise price of $3.15 per

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share.  In  addition,  the  Company  issued Rule 701  Warrants to the  Company's directors and certain officers in October and November 1994, to purchase an aggregate of 2,080,000 shares of Common Stock at $3.50 per share. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions." All of these warrants, except for (i) the Rule 701 Warrants which vest in 1/3 increments over 36 months and (ii) the 100,000 warrants which may be issued to The Sage Group which vest upon the occurrence of certain conditions, are currently exercisable by the holders.

Class A Redeemable Warrants

     The Class A Redeemable Warrants, totaling 6,313,000, (including the Class A Redeemable Warrants included in the Bridge Units which are issuable upon exercise of the Bridgeholder Options), are issued pursuant to an agreement, dated November 2, 1995 (the "Warrant Agreement"), between the Company and Continental Stock Transfer and Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Class A Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement.

     Each Class A Redeemable Warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price equal to $4.00, subject to adjustment (the "Purchase Price"). The Class A Redeemable Warrants will be entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger or the issuance of Common Stock or options to purchase Common Stock at a price below the Purchase Price then in effect. The Company has the right to reduce the Purchase Price or increase the number of shares of Common Stock issuable upon the exercise of the Class A Redeemable Warrants.

     Unless previously redeemed, the Class A Redeemable Warrants may be exercised at any time commencing November 2, 1996 and prior to the close of business on November 2, 2000 (the "Expiration Date"). On and after the Expiration Date, the Class A Redeemable Warrants become wholly void and of no value. The Company may, upon 30 days written notice to all holders of the Class A Redeemable Warrants, reduce the exercise price or extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Class A Redeemable Warrants may be exercised at the office of the Warrant Agent.

     The Company has the right at any time after November 2, 1997 to redeem the Class A Redeemable Warrants at a price of $.05 each, by written notice mailed 30 days prior to the redemption date to each Class A Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent. Such notice shall only be given within 10 days following any period of 20 consecutive trading days during which the high closing bid price of the shares of Common Stock (if then traded on the Nasdaq or on a national securities exchange) exceeds $9.00, subject to adjustments for stock dividends, stock splits and the like. If the

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Class A Redeemable  Warrants are called for  redemption,  they must be exercised prior to the close of business on the date prior to the date of any such redemption or the right to purchase the applicable shares of Common Stock will lapse.

     No holder, as such, of Class A Redeemable Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Class A Redeemable Warrants have been duly exercised and the Purchase Price has been paid in full.

     If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Class A Redeemable Warrants prior to the exercise of the Class A Redeemable Warrants and deliver a prospectus with respect to such securities to all Class A Redeemable Warrant holders as required by Section 10(a)(3) of the Securities Act. See "Risk Factors--Current Prospectus and State `Blue Sky' Registration Required to Exercise the Redeemable Warrants."

Units

     Pursuant to the IPO in November 1995, the Company registered and issued 5,313,000, each Unit consisting of one share of Common Stock and one Class A Warrant. As of July 10, 1996 there were 6,117,167 Units outstanding. On July 12, 1996, the Units were separated. Currently, the Company's Units, Common Stock and Class A Warrants are traded publicly.

Bridge Units

     In connection with the Bridge Loans, the Company issued to the holders of the Bridge Loans Bridgeholders Options to purchase 1,000,000 Bridge Units at an exercise price of $.50 per Bridge Unit. Each Bridge Unit originally contained one share of Common Stock, one Class A Redeemable Warrant and one Class B Redeemable Purchase Warrant (collectively, the "Class B Warrants"). The Company and the purchasers have amended the Bridge Units to eliminate the Class B Warrants such that each Bridge Unit contains one share of Common Stock and one Class A Redeemable Warrant. The Company has registered the Bridgeholder Options, 900,000 of the Bridge Units and the 900,000 shares of Common Stock and 900,000 Class A Redeemable Warrants contained in the Bridge Units for resale in the Concurrent Offering, although the Company will not receive any of the proceeds from the sale of such securities. The Class A Redeemable Warrants included in the Bridge Units are identical to the Class A Redeemable Warrants offered by the Company in the IPO. The holders of the Bridgeholder Options may exercise such options at an exercise price of $.50 per Bridge Unit to obtain such Bridge Units at any time. The Bridge Units and the securities contained therein are not transferable until the earlier of 13 months from November 2, 1995 or at such earlier date as may be permitted by the Company. The securities underlying the Bridge Units shall not be traded separately for a period of 12 months from November 2, 1995 without prior written consent of the Company.

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

     In November 1995, Bridge Unit holders exercised 797,917 Units at $.50 per Unit. In May 1996, one Bridge Unit holder exercised 6,250 Units.

Rule 701 Warrants

     In October 1994, the Company issued 2,080,000 warrants to purchase Common Stock at $3.50 per share pursuant to Rule 701 under the Act ("Rule 701 Warrants") to certain officers and employees of the Company. These Rule 701 Warrants vest in 1/3 increments over a thirty six month period and are exercisable until September 30, 1999. In the event that the number of Rule 701 Warrants issued by the Company exceeds the aggregate monetary limits set forth under Rule 701, the number of Rule 701 Warrants issued to the holders will be reduced pro rata and the remaining warrants will not be subject to the provisions of Rule 701. See "Shares Eligible for Future Sales and Registration Rights."

Delaware Law and Certain Charter and By-Law Provisions

     The Company will be subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless, among other exceptions, the business combination is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Company's By-Laws contain a provision whereby a stockholder of the Company may nominate an individual or individuals for election to the Board of Directors only if such nomination is made in writing (i) at least ninety days in advance of the Company's annual meeting of stockholders or (ii) within seven days following notice of a special meeting of stockholders for the election of directors. Accordingly, it will be more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of the Board of Directors.

     The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions to

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

indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company has entered into indemnification agreements with its current directors and certain of its executive officers. These agreements have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from such individuals. The Company believes that these provisions and agreements have assisted the Company in attracting and retaining qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

     The transfer agent and registrar for the Company's Units, Common Stock and Class A Redeemable Warrants is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

Nasdaq Quotation

     The  Company's  Units  Common  Stock and  Warrants  have been  approved for
trading  on  Nasdaq,   under  the  trading   symbols  HEMXU,   HEMX  and  HEMXW,
respectively.

Shares Eligible for Future Sale and Registration Rights

     The Company has 15,587,842 shares of Common Stock outstanding as of July 10, 1996 including the Common Stock included in the 6,117,167 Units outstanding (each Unit consists of one share of Common Stock and one Class A Redeemable Warrant). There are 195,833 unexercised Bridgeholder Options (consisting of one share of Common Stock and one Class A Warrant) outstanding. In addition, the Company has 9,470,675 shares of Common Stock, 228,502 stock options and 7,997,797 Warrants outstanding. All of these shares, options and Warrants other than the 6,117,167 outstanding Units and the 195,833 Bridgeholder Options were issued in private transactions not involving a public offering and, therefore, are treated as "restricted securities" subject to the restrictions of Rule 144 under the Act. Restricted securities may not be resold except in compliance with the registration requirements of the Act or pursuant to an exemption therefrom, such as the exemptions provided by Rule 144 and Rule 144A.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate (as that term is defined under the rules and regulations of the Act), who has beneficially owned "restricted securities" for at least two years will be entitled to sell within any three month period a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock (approximately 15,587,842 shares) or (ii) the average weekly trading volume in the Common Stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any

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time during the three months immediately  preceding the sale is entitled to sell restricted securities pursuant to Rule 144(k) without regard to the limitations described above, provided that three years have expired since the later of the date on which such restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company. Affiliates, including members of the Board of Directors and certain of the officers of the Company continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Act may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers between May 20, 1988, the effective date of Rule 701, and November 2, 1995 (the date the Company became subject to the reporting requirements of the Act), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. Shares of Common Stock of the Company issued in reliance on Rule 701 are deemed to be restricted stock and may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its two year minimum holding period requirements. The Company has issued Rule 701 Warrants to purchase 2,080,000 shares of Common Stock at an exercise price of $3.50 per share in reliance upon Rule 701. All shares which may qualify for sale under Rule 701, however, are subject to a two year lockup.

     The  Company  has  secured  written  agreements  from  all of  the  current shareholders, except as described below, not to sell, assign, pledge, hypothecate or otherwise dispose of (collectively, "Transfer"), directly or indirectly, any shares of Common Stock and to waive all registration rights for a period of 24 months from November 2, 1995, subject to certain exceptions, without the prior written consent of the Company. The Company has agreed to certain exceptions to its request as follows. William A. Carter, the Company's President, Chief Executive Officer and Chairman who holds 1,065,235 shares of Common Stock, has agreed not to sell or transfer his securities for a period of 36 months from November 2, 1995. Holders of the Bridge Notes who own Bridgeholder Options to purchase up to 1,000,000 Bridge Units in the aggregate and the holder of 5,898 shares of Common Stock have agreed not to sell or transfer their securities for a period of 13 months without the Company's consent. In addition, pursuant to the Tisch/Tsai Restructuring, the Tisch/Tsai Entities, which hold an aggregate of 485,832 shares of Common Stock, have agreed with the Company not to exercise their registration rights or otherwise transfer any securities held by them except to certain permitted transferees for a period of 18 months commencing November 2, 1995 in the event that the affiliates of the Company agree to terms no more advantageous that those of the Tisch/Tsai Entities for a period of 24 months commencing November 2, 1995. The lock-up period for the Tisch/Tsai Entities shall terminate in the event that any other securityholders of the Company other than the holders of the Bridge Loans shall be released from their lock-up periods. In addition, the Canaan Entities, which hold an aggregate of 511,220 shares of Common Stock, Michael Dubilier, a principal stockholder of the Company who beneficially owns 689,780 shares of

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Common Stock,  and three  holders of an aggregate of 1,253,227  shares of Common
Stock have agreed not to exercise their registration rights or otherwise transfer any securities held by them for a period of 18 months commencing November 2, 1995. The lock-up period for the Canaan Entities, Michael Dubilier and the holder of 18,432 shares of Common Stock shall terminate in the event that any other securityholders of the Company shall be released from their lock-up periods. In addition, the Company has decided not to seek an additional restriction on the sale of the shares owned by Mr. Cohn and certain related parties, all of whom hold warrants to purchase 156,672 shares of Common Stock. See "Business--Legal Proceedings." The Company believes, however, that pursuant to the terms of the Series A Purchase Agreement, as amended, Mr. Cohn and related parties are subject to a 180-day restriction of the Transfer of their securities. In addition, as of October 25, 1995, the holders of approximately 10% of the Company's securities had not executed lock-up agreements.

     Under the terms of a Registration Rights Agreement, dated May 9, 1989, as amended, by and among the Company and E. Paul Charlap, Michael C. Burrows, Martin H. Dubilier, Keys Foundation and James S. Tisch, if the Company proposes to register any of its securities under the Act, other than pursuant to an initial public offering or a registration statement on Forms S-8 or S-4, such holders, or their successors, are entitled to notice of such registration and to include their shares of Common Stock in such registration. These rights are subject to certain conditions and limitations, including the right of the underwriter to limit the number of shares included in such registration. Certain of such holders may require the Company to file a Registration Statement under the Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, such holders may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations. The parties to this Registration Rights
Agreement have subordinated their rights therein to the registration rights granted under the Series A Purchase Agreement (as described below), to the extent of any conflict between the registration rights granted by the two agreements. These registration rights have been waived by the holders for a period of two years commencing November 2, 1995.

     Under the terms of the Series A Purchase Agreement, as amended, if the Company proposes to register any of its securities under the Act, either for its own account or for the account of any other security holders, other than pursuant to an initial public offering, such persons are entitled to notice of such registration to include their shares of Common Stock in such registration. These rights are subject to certain conditions and limitations including the right of the underwriters to limit the number of shares included in such registration. Certain of such holders may require the Company on not more than two occasions, to file a Registration Statement under the Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts with respect to such registration, subject to certain conditions and limitations. Further, certain of such holders may require the Company to file additional Registration Statements on Form S-3, subject to certain conditions and limitations. In addition, notwithstanding the foregoing, the Agreement provides that immediately prior to the IPO, as well as subsequent to the IPO, the Company was obligated to file a "shelf" registration statement

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pursuant to Rule 415 of the Act with respect to shares of Common Stock  issuable pursuant to the exercise of the outstanding warrants and/or pursuant to the conversion of any notes then outstanding, which were issued pursuant to the February 1992 Investor Loan, as amended by the Cohn Amendment, and June 1993 Investor Loan. Such "shelf" registration statements must be kept current and effective by the Company for a maximum of four years. As a condition of the IPO, registration rights, with the exception of two holders have been waived by the holders.

     The Tisch/Tsai Entities have an additional piggyback registration right of 20% of their shares of Common Stock in the event that the Company shall register securities in a secondary offering expected to result in gross proceeds in excess of $10 million. In addition, the Company, at its sole expense, has agreed to take all necessary actions to register all securities held by the Tisch/Tsai Entities after the expiration of the 18 month lock-up period. For six months following the expiration of the lock-up period, the Tisch/Tsai Entities may sell no more than 25,000 shares pursuant to such registration per quarter.

     All sales of securities pursuant to Rule 144 by the Tisch/Tsai Entities during the 24-month affiliate lock-up period, if any, will be made through the Representative, as broker, provided that all other Rule 144 sales by affiliates during the affiliate lock-up period shall be conducted through the Representative.

     Pursuant to the 1994 Common Stock Financing, the Company has granted certain demand registration rights to the holders of 2,050,000 shares of Common Stock. If holders of 50% or more of these shares give the appropriate notice to the Company, the Company will file a new registration statement under the Act with respect to these shares. These holders are subject to a 24 month Lock Up Agreement as described above. Jerome Belson has agreed to waive his registration rights granted in connection with the 1994 Common Stock Financing

     The holders of the Bridge Units have agreed not to sell the Bridge Units for a period of 13 months from November 2, 1995, subject to earlier release at the Company's discretion. Jerome Belson, owner of 100,000 Bridge Units, has agreed to waive his registration rights in connection with the Bridge Financing.

     In connection with the restructuring of the Original Brauser Note, the Company has granted to Gerald Brauser a one-time, piggyback registration right to register 75,000 shares of Common Stock underlying the warrants issued to Mr. Brauser, subject to the discretion of the underwriter of such subsequent offering. In addition, the Company has granted Mr. Brauser registration rights for 100,000 shares of Common Stock issued pursuant to this restructuring, which rights are identical to those granted to the holders of the shares of Common Stock issued in connection with the 1994 Common Stock Financing (as described above); these rights of Mr. Brauser, however, are exercisable only if holders of 50% or more of the shares of Common Stock issued in connection with the 1994 Common Stock Financing give notice and elect to exercise their rights. Mr. Brauser has entered into a 24-month Lock Up Agreement as described above.

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     In connection  with the extension of a note,  the Company  granted to Myron
Cherry either registration rights for certain securities owned by him or a reduction in the exercise price of his options to $1.75 per share. Because Mr. Cherry has not advised the Company of his election, the Company has reduced the exercise price of his warrants to $1.75 per share.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Silverman, Collura & Chernis, P.C., New York, New York.

                                     EXPERTS

     The consolidated financial statements of Hemispherx BioPharma, Inc. and subsidiaries as of December 31, 1994 and 1995, and for each of the years in the three year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (including any amendments thereto, the "Registration Statement") under the Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits and the schedules thereto filed with the Commission may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                GLOSSARY OF TERMS

25A: 2", 5" oligoadenylate; a short polymer of ribonucleic acid containing the base adenine.

25A Synthetase:     A  set  of  specific  enzymes  that  join  together  certain building blocks, termed nucleotides, to form 2-5A; 2-5A synthetase must be activated by a double-stranded RNA molecule.

AIDS: Acquired Immunodeficiency Syndrome; a disease caused by HIV infection due to the progressive decline in the body's immune system leading to fatal infections or malignancies.

Analogue:           A  chemical  compound  with a  structure  similar to that of another compound, but differing from it in respect to a certain component.

Antiviral:          Destroying viruses or suppressing their replication.

CD4: A certain type of immune cell which protects the body against foreign organisms such as bacteria and viruses.

Controlled Study:   A  clinical  trial  in  which  patients  are  divided   into
                    two groups, one of which receives the drug being tested, and the second of which receives either a saline solution (see definition of "Placebo") or another drug purported to be clinically beneficial in the treatment of the indication in question. In trials where the second group receives saline solution, the study is referred to as "placebo-controlled".
                    In trials where the second group receives a drug purported to be beneficial, the study is referred to as "active-con-trolled".

Cytokine:           Proteins  released by a cell  population  on contact  with a stimulus, which act as intracellular mediators.

Double-Blind:       Refers to a study where neither the patient nor the treating physician knows whether the patient is being administered with drug or placebo.

Enzyme: A protein that accelerates a chemical reaction of other substances in the body.

FDA: Food and Drug Administration; the United States governmental agency with authority for drug approval. Good Laboratory

Practice (GLP): Federal regulations which govern the generation of laboratory data in a manner that is acceptable to the FDA in its review of ongoing studies and New Drug Applications
                    (NDA) for marketing approval.

HIV:                Human-immunodeficiency virus; the virus which causes AIDS.

Interferon:         IFN; A family of proteins  that exert  anti-viral  activity;
                    interferons also have immune regulatory and anti-tumor activities. IFN can be classified into three distinct classes termed alpha, beta or gamma.

Interleukin:        A group of protein factors, produced by immune cells.

In vitro: Refers to studies taking place within an artificial environment such as a test tube.

In vivo:            Refers to studies taking place within a living body.

Lymphokine:         Antiviral  and  anticancer  products,  such  as  interferon, produced by certain types of blood cells.

Macrophage:         A blood cell which ingests foreign substances.

Multicenter:        Refers to a trial conducted at more than one clinical site.

Oncogene:           Refers to genes with the  capacity  to cause  production  or growth of a tumor.

Open-Label:         Refers to a study where both the  patient  and the  treating physician know the identity of the drug which is being administered.

Placebo: A dummy treatment administered to the control group in a controlled clinical trial in order to distinguish the specific and nonspecific effects of the experimental treatments.

Placebo-Controlled: Refers to a trial in which a portion of the patients receive a drug and a portion of the patients receive a placebo, and the activity of the drug is compared to the activity of the placebo.

Protein Kinase:     Refers to an enzyme which can  modify other  protein factors leading to inhibition of viral replication or tumor cell growth.

Randomized:         Refers to a  procedure  where the  treatment  that a patient will receive (i.e. the active drug or a placebo) is determined by chance.

Ribonuclease:       Any enzyme that decomposes  ribonucleic acids, such as viral
                    RNA.

Ribonuclease L:     A specific  ribonuclease  that is present  in  human  cells, but dormant (inactive) until activated by 2-5A or Oragen drugs.

Transitory
  Response:         A tumor  response which is  characterized  by the subsequent recurrence of disease (notwithstanding the continuation of treatment) after a limited period of time.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES

                   Index to Consolidated Financial Statements

                                                                            Page
                                                                            ----
Independent Auditors' Report...............................................  F-2

Consolidated Balance Sheets at December 31, 1994 and 1995,
 and the unaudited Consolidated Balance Sheet at
 March 31, 1996 ...........................................................  F-3

Consolidated Statements of Operations for each of the years in the three-year period ended December 31, 1995, and the unaudited three month periods ended March 31, 1995 and 1996....................................  F-4

Consolidated Statements of Stockholders' Equity(Deficit) for each of the years in the three-year period ended December 31, 1995, and the unaudited three month period ended March 31, 1996........................  F-5

Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1995, and the unaudited three month periods ended March 31, 1995 and 1996....................................  F-6

Notes to Consolidated Financial Statements.................................  F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Hemispherx BioPharma, Inc.:

     We have audited the accompanying consolidated balance sheets of Hemispherx BioPharma, Inc. and subsidiaries (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity(deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hemispherx BioPharma, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                                      KPMG PEAT MARWICK LLP

March 1, 1996, except for paragraph 4
of Note 14, which is as of March 21, 1996.
Miami, Florida

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                  December 31, 1994 and 1995 and March 31, 1996

                                                                 December 31,                    March 31,
                                                       ------------------------------           ----------
                                                                                                (unaudited
                                                          1994                1995                  1996
                                                          ----                ----                  ----
                                     ASSETS
Current assets:
 Cash and cash equivalents......................       $   61,005          $11,291,167           $3,620,343
 Prepaid expenses and other current assets......            2,757               62,742               79,485
                                                       ----------          -----------           ----------
    Total current assets........................           63,762           11,353,909            3,699,828
Property and equipment, net ....................          104,328               53,953               73,616
Patent and trademarks rights, net...............        1,434,420            1,245,092            1,288,221
Security deposits...............................           48,931               46,564               17,761
                                                       ----------          -----------           ----------
    Total assets................................       $1,651,441          $12,699,518           $5,079,426
                                                       ==========          ===========           ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

Current liabilities:
 Installments of obligation under
   capital leases...................................   $   23,308         $         --       $           --
 Accounts payable...................................    2,251,721            1,095,637              847,650
 Accrued expenses (note 5)..........................    2,296,855            2,263,096              482,750
 Notes payable (note 3).............................    5,045,000            4,920,000                   --
 Stockholder notes payable (note 4).................    3,425,910                   --                   --
                                                       ----------           ----------        -------------
    Total current liabilities.......................   13,042,794            8,278,733            1,330,400

Commitments and contingencies (notes 3, 4, 6,
  8, 9, 10, 11, 12 and 14)

Redeemable preferred stock (note 7).................    3,238,334                   --                   --

Stockholders' equity(deficit) (notes 4, 6 and 7):
  Preferred stock subscribed........................    4,772,233                   --                   --
  Common stock subscribed...........................    1,061,331                   --                   --
  Preferred stock...................................    7,200,017                   --                   --
  Common stock......................................        5,136               15,581               15,581
  Additional paid-in capital........................   14,036,082           47,949,530           47,949,530
  Accumulated deficit...............................  (41,704,486)         (43,544,326)         (44,216,085)
                                                       ----------           ----------        -------------
    Total stockholders' equity(deficit).............  (14,629,687)           4,420,785            3,749,026
                                                       ----------           ----------        -------------
    Total liabilities and stockholders' equity......   $1,651,441          $12,699,518           $5,079,426
                                                       ==========          ===========           ==========

          See accompanying notes to consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
     For each of the years in the three-year period ended December 31, 1995 and the unaudited three month periods ended March 31, 1995 and 1996


                                                                    December 31,                      Three Months Ended March 31,
                                                ----------------------------------------------       ------------------------------
                                                     1993            1994              1995             1995               1996
                                                     ----            ----              ----             ----               ----
                                                                                                              (Unaudited)
Revenues:
 Research and development .................     $    48,000      $     75,758      $     65,910      $     11,300      $     18,354
 License fees .............................            --             100,000         2,900,000           750,000              --
                                                -----------      ------------      ------------      ------------      ------------
    Total revenues ........................          48,000           175,758         2,965,910           761,300      $     18,354
                                                -----------      ------------      ------------      ------------      ------------
Costs and expenses:
 Research and development .................       2,118,896         1,637,769         1,028,662           257,820           298,700
 General and administrative ...............       3,347,476         2,617,762         2,880,443           697,594           513,813
                                                -----------      ------------      ------------      ------------      ------------
    Total cost and expenses ...............       5,466,372         4,255,531         3,909,105           955,414           812,513
Debt conversion expense ...................      (1,214,500)          (10,500)         (149,384)         (149,384)             --
Interest income ...........................          18,427            25,091            95,887             2,835           122,400
Interest expense ..........................      (1,087,605)       (1,067,869)         (843,148)         (245,984)             --
                                                -----------      ------------      ------------      ------------      ------------
   Net loss ...............................     $(7,702,050)     $ (5,133,051)     $ (1,839,840)     $   (586,647)     $   (671,759)
                                                ===========      ============      ============      ============      ============
Pro forma net loss and net loss per
  share (note 2(e)):
  Pro forma weighted average shares
  outstanding .............................            --          11,536,276        14,199,701        13,014,174
  Pro forma net loss per share ............            --        $       (.44)     $       (.13)     $       (.05)
                                                                 ============      ============      ============
Weighted average shares outstanding .......            --                --                --                --          15,581,592
Net loss per share ........................            --                --                --                --        $       (.04)
                                                                                                                       ============

          See accompanying notes to consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
            Consolidated Statements of Stockholders' Equity(Deficit)
     For each of the years in the three-year period ended December 31, 1995 and the unaudited three month period ended March 31, 1996

                                         Preferred      Common
                                           stock         stock       Preferred       Common       Preferred      Common
                                        subscribed    subscribed       stock          stock         stock         stock
                                          shares        shares        shares         shares      subscribed    subscribed
                                          ------        ------        ------         ------      ----------    ----------
Balance at December 31, 1992..........          --           --       810,029       5,133,986  $          --    $      --
 Preferred stock subscribed ..........      41,667           --            --              --        500,004           --
 Issuance of stock purchase war-
  rants, net .........................          --           --            --              --             --           --
 Redeemable preferred stock
  dividend............................          --           --            --              --             --           --
 Debt to preferred stock
  conversion..........................     433,343           --            --              --      3,381,219           --
 Accounts payable to equity
  conversion..........................      42,502           --            --              --        212,510           --
 Net loss.............................          --           --            --              --             --           --
                                         ---------    ---------     ---------       ---------      ---------    ---------
Balance at December 31, 1993..........     517,512       28,026       810,029       5,133,986     $4,093,733      $30,227
 Preferred stock subscribed ..........     130,000           --            --              --        650,000           --
 Debt to preferred/common
  stock conversion....................       3,600      300,000            --           2,770         28,500      150,000
 Redeemable preferred stock
  dividend............................          --           --            --              --             --           --
 Warrants issued in connection
  with imputed and forgiven in-
  terest charges......................          --           --            --              --             --           --
 Issuance of stock purchase war-
  rants, net..........................          --           --            --              --             --           --
Common stock subscribed...............          --    1,750,000            --              --             --      875,000
 Stock options exercised..............          --        4,926            --              --             --        6,104
 Net loss.............................          --           --            --              --             --           --
                                        ----------   ----------   -----------       ---------    -----------   ----------
Balance at December 31, 1994..........     651,112    2,082,952       810,029       5,136,756    $ 4,772,233   $1,061,331
 Redeemable preferred stock
  dividend ...........................          --           --            --              --             --           --
 Debt to preferred stock
  dividend ...........................          --           --       172,414              --             --           --
 Warrants issued in connection
  with imputed and forgiven
  interest charges ...................          --           --            --              --             --           --
Preferred stock subscribed............      10,000           --            --              --         50,000           --
Debt to common stock
  conversion .........................          --      100,000            --              --             --       50,000
 Issuance of common stock
  certificates .......................          --   (2,182,952)           --       2,182,952             --   (1,111,331)
 Issuance of Preferred Stock
  certificates .......................    (626,112)          --       626,112              --     (4,472,233)          --
Convert Redeemable to Common..........          --           --            --         343,879             --           --
Convert Preferred to Common...........     (35,000)          --    (1,608,555)      1,807,088       (350,000)          --
Issuance of Common Stock,
  net of issuance cost................          --           --            --       5,313,000             --           --
Warrants Exercised....................          --           --            --         797,917             --           --
Net Loss..............................          --           --            --              --             --           --
                                          --------    ---------     ---------      ----------     ----------    ---------
Balance at December 31, 1995..........          --           --            --      15,581,592     $       --    $      --
Net Loss (unaudited)..................          --           --            --              --             --     (671,759)
                                         ---------    ---------     ---------      ----------     ----------    ---------
Balance at March 31, 1996 (unaudited)           --           --            --      15,581,592     $       --    $      --
                                         =========    =========     =========      ==========     ==========    =========

                                                             "C" Common stock
                                                          ---------------------                        Common
                                                         .001       Additional                         stock              Total
                                         Preferred        Par         paid-in        Accumulated    subscriptions     stockholders'
                                           stock         value        capital          deficit       receivable      equity(deficit)
                                           -----         -----        -------          -------       ----------      ---------------
Balance at December 31, 1992..........   $7,200,017      $5,133     $13,842,861      $(28,869,385)      $    --       $ (7,821,374)
 Preferred stock subscribed ..........           --          --              --                --            --            500,004
 Issuance of stock purchase war-
  rants, net .........................           --          --         150,000                --            --            150,000
 Redeemable preferred stock
  dividend............................           --          --        (329,692)               --            --           (329,692)
 Debt to preferred stock
  conversion..........................           --          --              --                --            --          3,381,219
 Accounts payable to equity
  conversion..........................           --          --              --                --            --            212,510
 Net loss.............................           --          --              --        (7,702,050)           --         (7,702,050)
                                          ---------   ---------       ---------        -----------    ---------         -----------
Balance at December 31, 1993..........   $7,200,017      $5,133     $13,663,169      $(36,571,435)      $    --       $(11,579,156)
 Preferred stock subscribed ..........           --          --              --                --            --            650,000
 Debt to preferred/common
  stock conversion....................           --           3           1,382                --            --            179,885
 Redeemable preferred stock
  dividend............................           --          --        (372,552)               --            --           (372,552)
 Warrants issued in connection
  with imputed and forgiven in-
  terest charges......................           --          --         631,583                --            --            631,583
 Issuance of stock purchase war-
  rants, net..........................           --          --         112,500                --            --            112,500
Common stock subscribed...............           --          --              --                --            --            875,000
 Stock options exercised..............           --          --              --                --            --              6,104
 Net loss.............................           --          --              --        (5,133,051)           --         (5,133,051)
                                         ----------    --------     -----------      -------------    ---------       -------------
Balance at December 31, 1994..........   $7,200,017    $  5,136     $14,036,082      $(41,704,486)    $      --       $(14,629,687)
 Redeemable preferred stock
  dividend ...........................           --          --        (314,873)               --            --           (314,873)
 Debt to preferred stock
  dividend ...........................      749,383          --              --                --            --            749,383
 Warrants issued in connection
  with imputed and forgiven
  interest charges ...................           --          --         572,681                --            --            572,681
Preferred stock subscribed............           --          --              --                --            --             50,000
Debt to common stock
  conversion .........................           --          --              --                --            --             50,000
 Issuance of common stock
  certificates .......................           --       2,183       1,109,148                --            --                 --
 Issuance of Preferred Stock
  certificates .......................    4,472,233          --              --                --            --                 --
Convert Redeemable to Common..........           --         344       3,552,863                --            --          3,553,207
Convert Preferred to Common...........  (12,421,633)      1,807      12,769,826                --            --                 --
Issuance of Common Stock,
  net of issuance cost................           --       5,313      15,825,644                --            --         15,830,957
Warrants Exercised....................           --         798         398,159                --            --            398,957
Net Loss..............................           --          --              --        (1,839,840)           --         (1,839,840)
                                           --------     -------     -----------       ------------     --------         ----------
Balance at December 31, 1995..........    $      --     $15,581     $47,949,530      $(43,544,326)    $      --         $4,420,785
Net Loss (unaudited)..................           --          --              --          (671,759)           --           (671,759)
                                           --------     -------     -----------       ------------     --------         ----------
Balance at March 31, 1996 (unaudited)     $      --     $15,581     $47,949,530      $(44,216,085)    $      --         $3,749,026
                                          =========     =======     ===========      =============    =========         ==========


          See accompanying notes to consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
  Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1995
       and the unaudited three month periods ended March 31, 1995 and 1996
                Increase (Decrease) in Cash and Cash Equivalents


                                                                              December 31,               Three Months Ended March 31
                                                               -------------------------------------      --------------------------
                                                                    1993          1994          1995          1995         1996
                                                                    ----          ----          ----          ----         ----
                                                                                                                (unaudited)
Cash flows from operating activities:
 Net loss .................................................   $(7,702,050)   $(5,133,051)   $(1,839,840)   $(586,647)   $  (671,759)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization of property
   and equipment ..........................................       256,190        115,061         54,000       13,500         11,607
  Amortization of patent rights ...........................       265,571        256,341        222,000       55,500         21,211
  Issuance of stock purchase warrants .....................       150,000        112,500           --           --             --
  Imputed interest charges ................................          --          150,000         41,360       19,315           --
  Debt conversion expense .................................     1,214,500         10,500        149,384      149,383           --
  Write-off of patent rights ..............................          --          285,190        100,017       34,781           --
  Gain on disposal of property and equipment ..............          --           17,197           --           --             --
  Changes in assets and liabilities:
   Prepaid expenses and other current assets ..............       109,069         (1,506)       (59,985)      (2,219)       (16,743)
   Accounts payable .......................................       261,402        661,732     (1,156,084)     102,991       (247,988)
   Accrued expenses .......................................       252,117      1,565,450        547,561      415,481     (1,780,346)
   Deferred revenue .......................................          --             --             --        750,000           --
   Security deposits ......................................        22,563          8,441          2,368        1,168         28,803
                                                              -----------    -----------    -----------    ---------    -----------
     Net cash (used in)
      operating activities ................................    (5,170,638)    (1,952,145)    (1,939,219)     953,253     (2,655,215)
                                                              -----------    -----------    -----------    ---------    -----------
Cash flows from investing activities:
 Purchase of property and equipment .......................          --          (40,000)        (3,625)        (855)       (31,270)
 Proceeds from disposal of property and equipment .........          --           11,000           --           --             --
 Additions to patent rights ...............................      (403,584)      (351,470)      (132,689)     (93,021)       (64,339)
     Net cash used in investing activities ................   $  (403,584)   $  (380,470)   $  (136,314)   $ (93,876)   $   (95,609)
                                                              -----------    -----------    -----------    ---------    -----------

                                   (CONTINUED)

          See accompanying notes to consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Continued)

                                                                           December 31,                 Three Months Ended March 31,
                                                           ------------------------------------------   ----------------------------
                                                                1993           1994           1995           1995           1996
                                                                ----           ----           ----           ----           ----
                                                                                                                 (unaudited)
Cash flows from financing activities:
 Proceeds from shareholder loans .......................   $ 2,540,000    $   925,910    $     35,000    $    35,000    $       --
 Proceeds from notes payable ...........................       400,000         35,000       1,762,000        782,000            --
 Payments on notes payable .............................          --          (80,000)     (1,837,000)          --       (4,920,000)
 Payments on stockholder notes .........................       (97,566)       (10,000)     (2,860,911)    (1,735,000)           --
 Principal payments under capital lease obligation .....       (95,501)        (6,923)        (23,308)          --              --
 Deferred offering costs ...............................       130,000           --              --             --              --
 Proceeds from exercise of stock options ...............        30,227           --              --             --              --
 Common stock subscription proceeds ....................          --          875,000            --             --              --
 Preferred stock subscription proceeds .................       500,004        650,000            --             --              --
 Proceeds from issuance of common stock ................          --             --        18,595,000           --              --
 Stock issuance costs ..................................          --             --        (2,764,043)          --              --
 Proceeds from exercise of stock warrants ..............          --             --           398,957           --              --
                                                           -----------    -----------    ------------    -----------    ------------
     Net cash provided by
      financing activities .............................     3,407,164      2,388,987      13,305,695       (918,000)    (4,920,000)
                                                           -----------    -----------    ------------    -----------    ------------
     Net increase (decrease) in cash and
      cash equivalents .................................    (2,167,058)        56,372      11,230,162        (58,623)    (7,670,824)
Cash and cash equivalents at beginning of period .......     2,171,691          4,633          61,005         61,005     11,291,167
                                                           -----------    -----------    ------------    -----------    ------------
Cash and cash equivalents at end of period .............   $     4,633    $    61,005    $ 11,291,167    $     2,382   $  3,620,343
                                                           ===========    ===========    ============    ===========   ============
Supplemental disclosures of cash flow information:

 Cash paid during the year for interest ................   $   459,955    $      --      $    186,503    $      --      $       --
                                                           ===========    ===========    ============    ===========    ============
Supplemental disclosure of noncash investing activities:
 Debt to equity conversion .............................   $ 2,062,434    $   100,000    $    799,383           --              --
 Accounts payable and accrued expenses to
  equity conversion ....................................       264,510         74,104          50,000           --              --
 Forgiveness of interest ...............................        52,285        458,333         572,681           --              --
 Redeemable preferred stock to equity conversion .......   $      --      $      --      $  3,238,334           --              --

          See accompanying notes to consolidated financial statements.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1994 and 1995

(1) Business

Hemispherx BioPharma, Inc. and subsidiaries (the Company), formerly known as HEM Pharmaceuticals Corp., is a pharmaceutical company using nucleic acid technologies to develop therapeutic products for the treatment of viral diseases and certain cancers. The Company's drug technology uses specially-configured ribonucleic acid (RNA). The Company's double-stranded RNA drug product, trademarked Ampligen, is in human clinical development for various therapeutic indications. The efficacy and safety of Ampligen is being developed clinically for three anti-viral indications: myalgic encephalomyelitis, also known as chronic fatigue syndrome (ME/CFS) (Phase II clinical trial completed and Phase II/III clinical trial authorized); human immunodeficiency virus associated disorders (Phase II clinical trial); and chronic hepatitis B virus infection (Phase I/II clinical trial in process). The Company also has clinical experience with Ampligen in patients with certain cancers including renal cell carcinoma (kidney cancer) and metastatic malignant melanoma.

The consolidated financial statements include the financial statements of Hemispherx BioPharma, Inc. and its three wholly-owned subsidiaries BioPro Corp., BioAegean Corp. and Core BioTech Corp. which were incorporated in September 1994 for the purpose of developing technology for ultimate sale into certain non-pharmaceutical specialty consumer markets. All significant intercompany balances and transactions have been eliminated in consolidation.

The company plans to continue to finance its operations with a combination of product sales, stock issuances and strategic alliances. The Company may need to obtain further financing for the long-term development and commercialization of its planned products in order to realize the commercial value of its patent portfolios.

In November, 1995, the Company completed an initial public offering (IPO) of 5,313,000 units of Hemispherx BioPharma, Inc. resulting in net proceeds of approximately $15.8 million. Each unit consists of one share of the Company's Common Stock and one Class A Redeemable Warrant, exercisable for one share of Common Stock at $4.00 per share. These Class A Redeemable Warrants are subject to redemption two years from November 2, 1995 at $.05 per warrant in the event that the closing bid price of the Company's Common Stock exceeds $9.00 for a specified time period. In connection with the IPO, the underwriter was granted an option to purchase 462,000 units at $5.775 per unit.

(2) Summary of Significant Accounting Policies

  (a) Cash and Cash Equivalents

Cash equivalents consist of money market, bank certificates of deposit, and overnight repurchase agreements collateralized by money market securities with original maturities of less than three months.

  (b) Property and Equipment

Property  and  equipment  consist  of  furniture,  fixtures,  office  equipment, leasehold improvements and vehicles recorded at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from five to seven years.

Property  and  equipment   held  under  capital  leases  are  amortized  on  the
straight-line method over the shorter of the lease term or the estimated useful life of the asset.

Accumulated depreciation and amortization as of December 31, 1994 and 1995 is $587,688 and $545,956, respectively. Accumulated depreciation and amortization as of March 31, 1996 is $557,564.

  (c) Patent and Trademark Rights

Patents and trademarks are stated at cost (primarily legal fees) and are amortized using the straight-line method over ten years. The Company reviews its patents and trademarks periodically to determine whether they have continuing value. Such review includes an analysis of the patent and trademark's ultimate revenue and profitability potential on an undiscounted cash flow basis to support the realizability of its respective capitalized cost. In addition, management's review addresses whether the patent and trademark continues to fit into the Company's strategic business plans. During the years ended December 31, 1994 and 1995, the Company decided not to renew patents in certain countries and has recorded $285,190 and $100,017 respectively, relating to the expense of writing off these patents as a charge to research and development. Accumulated amortization as of December 31, 1994 and 1995 is $877,990 and $936,407, respectively. Accumulated amortization as of March 31, 1996 is $809,000.

  (d) License Fee Revenue

Revenue is recognized immediately for nonrefundable license fees when agreement terms require no additional performance on the part of the Company.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

  (e) Proforma and Supplemental Proforma Net Loss Per Share

Upon the closing of the IPO of common stock, all shares of Series A, B and C Preferred Stock (Preferred Stock) converted into Common Stock. Proforma net loss per share for the years end December 31, 1994 and 1995 are calculated by dividing net loss by the weighted average number of common shares outstanding during the period after giving effect for Common Stock equivalents arising from stock options and warrants and Preferred Stock assumed converted to Common Stock. Pursuant to the requirements of the Securities and Exchange Commission, Common Stock and Common Stock equivalents issued by the Company during the twelve months immediately preceding the IPO have been included in the calculation of the shares used in the calculation of pro forma net loss per share (using the treasury stock method and the public offering price).

  (f) Sales of Subsidiary Stock

The Company intends to account for any sales of its subsidiaries' stock as capital transactions.

  (g) New Accounting Pronouncements

In March, 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (Statement 121). Statement 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. The Company is required to adopt Statement 121 for the year ended December 31, 1996. The Company has not yet quantified the impact, if any, of the adoption of Statement 121 may have on its consolidated financial statements.

In October 1995, the FASB issued  Statement  123,  "Accounting  for  Stock-Based
Compensation" (Statement 123). Statement 123 allows companies the option to retain the current accounting method for recognizing stock-based expense in the financial statements or to adopt a new accounting method based on the estimated fair value of employee stock options. Companies that do not adopt the new fair value based method will be required to provide expanded disclosures in the footnotes. The Company is required to adopt Statement 123 for the year ended December 31, 1996. The Company expects to continue applying its current accounting method and upon adoption will present the required footnote disclosures.

  (h) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (i) Interim Financial Information (Unaudited)

The unaudited interim condensed consolidated financial statements for the three month periods ended March 31, 1995 and 1996 have been prepared on the same basis as the Company's audited consolidated financial statements as of and for the year ended December 31, 1995. In the opinion of the management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company at March 31, 1995 and the results of operations and cash flows for the three month periods ended March 31, 1995 and 1996. The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of the results expected for the year ending December 31, 1996.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

(3) Notes Payable

Notes payable at December 31, 1994 and 1995 and unaudited March 31, 1996 consisted of the following:

                                                             December 31,         March 31,
                                                       -----------------------   -----------
                                                           1994        1995          1996
                                                           ----        ----          ----
                                                                                 (unaudited)
February 1992 convertible  note with detachable
 warrants due February 26, 1995, interest payable
 quarterly at 12% per annum, as amended (Note 14)      $4,920,000   $4,920,000           --

June 1993 convertible note with detachable warrants
 due February 28, 1995, interest after September 30,
 1993 payable in Common Stock at $10.85 per share,
 as amended
                                                          100,000         --             --
June 1994 note, payable with 12% interest per
 annum upon completion of financing in excess
 of $3 million                                             25,000         --             --
                                                       ----------   ----------   ------------
                                                       $5,045,000   $4,920,000   $          0
                                                       ==========   ==========   ============

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

(4) Stockholder Notes

Stockholder notes at December 31, 1994 consisted of the following:

                                                                   December 31,
                                                                       1994
                                                                   ------------
December  1992 and  February  1993  convertible  notes
  issued  with  detachable warrants due April 1994, with
  interest at 12% per annum, as amended in 1995...................  $2,400,000

March 1993 note due upon demand, interest payable
  quarterly at 12% per annum......................................     100,000

July 1993 note issued with detachable warrants due at
  option of holder upon completion of future financings,
   with interest at 12% annum, as amended.........................     100,000

December 1994 notes...............................................     750,000

May 1994 note due on demand with interest at 12%
  per annum collateralized by certain patents.....................      75,910
                                                                    ----------
                                                                    $3,425,910
                                                                    ==========

     The Company had been in default and amended the terms of the stockholder notes prior to the completion of its IPO. Upon completion of the IPO, all stockholders notes and accrued interest were paid in full from the proceeds.


(5) Accrued Expenses

Accrued expenses at December 31, 1994 and 1995 and unaudited March 31, 1996 consists of the following:


                                                          December 31,                   March 31,
                                              -------------------------------          -----------
                                                1994                  1995                 1996
                                                ----                  ----                 ----
                                                                                       (Unaudited)
Accrued research and development fees........ $   413,940         $       --           $      -
Deferred rent................................     285,309              228,189               2,403
Deferred and Accrued payroll and benefits....     470,951              144,047             231,257
Accrued interest.............................     831,995              898,733                -
Accrued professional fees....................     186,950              727,996             135,524
Accrued taxes and other......................     107,710              264,131             113,566
                                               ----------           ----------             -------
                                               $2,296,855           $2,263,096            $482,750
                                               ==========           ==========            ========


(6) Stockholders' Equity(Deficit)

  (a) Common Stock

The Company is authorized to issue 50,000,000 shares of $.001 par value Common Stock. On May 9, 1994, the Company declared a 1:2.17015 reverse stock split and change in par value to $.001 on shares of the Company's Common Stock effective June 29, 1994. Effective November 30, 1994 and June 5, 1995, the Company effected a 2:1 forward stock split and changed its name to Hemispherx BioPharma, Inc., respectively. The accompanying consolidated financial statements reflect for all periods presented the effect of the 1:2.17015 reverse stock split, 2:1 forward stock split, and a change in par value to $.001 per common share.

  (b) Common Stock Options and Warrants

(i) Stock Options

     (A) At December 31, 1994 and 1995, the Company had outstanding options to purchase 556 shares of Common Stock exercisable at any time in the future at $1.07 to $2.17 per share, for options granted prior to 1990. The option price represents the fair market value of each underlying share of Common Stock at the date of grant, as determined by the Company's board of directors.

     (B) The 1990 Stock Option Plan provides for the grant of options to purchase up to 460,798 shares of the Company's Common Stock to employees, directors, and officers of the Company and to consultants, advisers, and other persons whose contributions are important to the success of the Company. The recipients of options granted under the 1990 Stock Option Plan, the number of shares to be covered by each option, and the exercise price, vesting terms, if any, duration and other terms of each option shall be determined by the Company's board of directors or, if delegated by the board, its Compensation Committee. No option is exercisable more than 10 years and one month from the date as of which an option agreement is

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

     executed. These shares become vested through various periods not to exceed four years from the date of grant. Certain shares became vested upon the underwritten public offering concluded by the Company in November 1995. The option price represents the fair market value of each underlying share of Common Stock at the date of grant, as determined by the Company's board of directors.

Information regarding the options approved by the Board of Directors under the 1990 Stock Option Plan is summarized below:

                                                    December 31        March 31,
                                                ------------------   -----------
                                                                     (Unaudited)
                                    Option
                                     Price       1994         1995         1996
                                 ---------       ----         ----         ----

Outstanding, beginning of year   $ .11-4.34     331,486     285,620     232,830
Granted ......................    3.50-4.34      49,952           0           0
Exercised ....................    1.07-3.80      (4,926)          0           0
Canceled .....................     .11-4.34     (90,892)    (52,790)     (4,328)
                                -----------    --------    --------    --------
Outstanding, end of year .....   $1.07-4.34     285,620     232,830     228,502
                                ===========    ========    ========    ========
Exercisable ..................                  107,000     165,244     174,489
                                               ========    ========    ========
Available for future grants ..                  175,178     227,968     232,296
                                               ========    ========    ========

The outstanding options include the right to purchase 45,344 shares of the Company's Common Stock at $3.50 per share.

In December 1992, the Board of Directors approved the 1992 Stock Option Plan (the 1992 Stock Option Plan) which provides for the grant of options to purchase up to 92,160 shares of the Company's Common Stock to employees, directors, and officers of the Company and to consultants, advisers, and other persons whose contribution are important to the success of the Company. The recipients of the options granted under the 1992 Stock Option Plan, the number of shares to be covered by each option, and the exercise price, vesting terms, if any, duration and other terms of each option shall be determined by the Company's board of directors. No option is exercisable more than 10 years and one month from the date as of which an option agreement is executed. To date, no options have been granted under the 1992 Stock Option Plan.

A general outline of the Company's 1993 Employee Stock Purchase Plan (the 1993 Purchase Plan) was approved by the board of directors in July 1993. The outline of the 1993 Purchase Plan provides for the issuance, subject to adjustment for capital changes, of an aggregate of 138,240 shares of Common Stock to employees. The 1993 Purchase Plan will be administered by the Compensation Committee of the board of directors. Under the 1993 Purchase Plan, Company employees will be eligible to participate in semi-annual plan offerings in which payroll deductions may be used to purchase shares of Common Stock. The purchase price for such shares will be equal to the lower of 85% of the fair market value of such shares on the date of grant or 85% of its fair market value of such shares on the date such right is exercised. There have been no offerings under the 1993 Purchase Plan to date and no shares of Common Stock have been issued thereunder.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

  (ii) Warrants

The warrants outstanding at December 31, 1995, related to the issuance of notes payable and shareholder notes payable (notes 3 and 4) which were exercisable in either Common Stock, Series B or Series C Preferred Stock and subject to certain antidilution adjustments. Upon completion of the IPO, these warrants became exercisable only in Common Stock.

                                                Common Stock
                                         -----------------------
                                         Exercise      Number of
                                          Price         Shares        Expiration
                                          -----         ------        ----------
Notes payable:
                                                                        5 years
 February 1992                                                             from
  convertible note (see Note 14)....      $2.00         420,000        IPO date
Stockholders:
 Stockholders.......................      $3.50         292,160      Sept. 1997
 Stockholder........................      $3.50         300,000       Oct. 1999
 Stockholders.......................      $3.50          72,697       Dec. 1997
 Stockholder........................       2.72           4,608        May 1996
 Stockholders.......................       2.00         144,000       Dec. 1997
 Stockholder........................       1.75          75,000       Mar. 2000
 Stockholders.......................       1.75       2,750,000       June 2005
 Stockholders.......................       3.50       2,080,000      Sept. 1999
                                                      ---------
                 Subtotal:                            6,138,465
                                                      =========
(iii) Other Warrants

In addition, the Company has issued other warrants outstanding - totalling 7,535,847 which consists of the following:

From February through April 1995, the Company executed Bridge Loan Agreements and promissory notes with 17 accredited lenders totaling $1,500,000. These notes required interest at 8% per annum and were paid on the closing date of the IPO. Interest has been imputed at 12% and is recognized as interest expense and additional paid in capital in 1995 to reflect the issuance of additional warrants to reflect the reduction in interest. Such agreements also included various affirmative and negative covenants. As additional consideration, the lenders have options to purchase 1,000,000 bridge units issuable upon the effective date of the IPO at an exercise price of $.50 for a period of five years. Management believes these sales are a good measure of fair value because they represent the only notable third-party sales of Common Stock in 1994 and 1995, prior to the IPO. Such exercise price is estimated to be at fair market value at the date of issuance based on recent sales of securities to third-parties. Each bridge unit consists of one share of Common Stock and one Class A Redeemable Common Stock Purchase Warrant exercisable at $4.00 per share. 797,917 units were exercised in 1995 at $.50 per Warrant.

In June 1995, the Company entered into an agreement with The Sage Group whereby, in return for identifying certain distribution partners, The Sage Group will receive certain percentages of the proceeds from the first distribution agreement arising from such identification. In addition, the Company will pay to The Sage Group a monthly retainer and warrants to purchase 100,000 shares of Common Stock at an exercise price of $1.75 share.

In connection with the IPO completed on November 7, 1995, the Company sold 5,313,000 units. Each unit consisted of one share of common stock and one Class A Redeemable Warrant exercisable at $4.00 per share.

Also, as part of the underwriting agreement, the underwriter received warrants to purchase 462,000 shares of common stock at $5.775 per share as well as 462,000 Class A Redeemable Warrants to purchase common stock at $6.60 per share. These warrants expire five years from the date of the IPO.

  (iv) Subsidiary Warrants

In May 1995, the officers and directors of BioAegean Corp. were elected and approved. The board of directors approved the issuance of 6,000,000 shares of Common Stock, of which 1,000,000 shares are to be offered for sale to certain investors at $1.00 per share. In addition, the directors approved options for directors and officers totaling 1,200,000 shares at an exercise price of $1.00. In consideration for licensing certain patents, the board authorized 1,000,000 shares of common stock to be issued to Hemispherx BioPharma, Inc., options for an additional 1,000,000 shares of common stock at the lesser of the initial public offering price of BioAgean Corp. or $5.00 per share and 10,000 shares of Preferred stock to Hemispherx BioPharma, Inc.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

The Company has granted certain rights to the debtholders to have their securities registered under the Act. The Company believes the warrants have a value which is not material for purposes of the financial statements and accordingly, no value has been attributed to these warrants in the accompanying consolidated financial statements.

(7) Preferred Stock

The Company is authorized to issue 5,000,000 shares of $.01 par value Preferred Stock.

The Company had the following Preferred Stock shares issued, outstanding and subscribed at December 31, 1994. All preferred stock was converted to Common Stock in 1995 in connection with the IPO.

                                                                 December 31, 1994
                                           ---------------------------------------------------------------
                                            Number of        Number                              Stated
                                            shares         of shares          Stated            par value
                                           subscribed        issued           par value         subscribed
                                           ----------        ------           ---------         ----------
Series A1 Redeemable Preferred Stock.....        --          370,370         $1,999,998
Series A2 Preferred Stock................        --          487,805          4,000,001
Series B Preferred Stock.................        --          222,224          2,000,016
Series C Preferred Stock.................    651,112         100,000          1,200,000          4,772,233


The preferred shares accrued a compounded annual cumulative dividend of $.702 per share on Series A 1, $1.23 per share on Series A 2, $1.35 per share on Series B and $1.80 per share on Series C. As of December 31, 1994, preferred dividends in arrears amounted to approximately $2,941,000, $1,100,000, and $1,004,000 on outstanding shares of the Series A 2, Series B and Series C Preferred Stock, respectively. Cumulative dividends on Series A1 Redeemable Preferred Stock have been reflected as an addition to Redeemable Preferred Stock and as a charge to additional paid-in capital.

(8) Research, Consulting and Supply Agreements

The Company has entered into various clinical research agreements for the purpose of undertaking clinical evaluations of the safety and efficacy of Ampligen. The Company's obligation under these agreements is primarily dependent on the number of actual patients enrolled in the study. During 1993, 1994 and 1995, the Company incurred approximately $325,000, $247,000 and $179,000 respectively, of research fees under these agreements.

The Company has entered into a pharmaceutical use license agreement with Temple University (the Temple Agreement) pursuant to which Temple granted the Company a world-wide license for the term of the agreement for the commercial sale of Oragen products using patents and related technology held by Temple. Under the agreement the Company agreed, among other things, to pay royalties between 2% and 4% of net sales, with a minimum of $30,000 per year commencing in 1995. In May and June 1994, Temple University gave notice of certain purported violations of certain reporting requirements contained in its Temple Agreement with the Company and nonpayment of certain invoices in the approximate amount of $1,500. In July 1994, Temple notified the Company that it considered the Temple Agreement terminated (note 14).

The Company has entered into agreements for consulting services which are performed at certain institutions and by certain individuals. The Company's obligation to fund these agreements can generally be terminated after the initial funding period, which generally ranges from one to three years or on an as-needed monthly basis. During 1993, 1994 and 1995, the Company incurred approximately $243,000, $130,000 and $87,000, respectively, of consulting fees under these agreements.

In 1987, the Company entered into an agreement (the "Supply Agreement") to purchase $2.7 million of compounds used in the manufacture of Ampligen which expired in December 1992. Pursuant to the terms of the Supply Agreement, the Company agreed to pay royalties of .5% of net sales, subject to certain minimum and maximum requirements, for 5 years to the supplier of raw materials for the manufacture of Ampligen.

In September 1995, the Company entered into an agreement with Rivex Pharma Inc., ("Rivex"), pursuant to which Rivex will provide various services in connection with the marketing and exclusive distribution of Ampligen in Canada on an emergency drug release basis. Under the terms of this agreement, the Company will supply and Rivex will purchase as much Ampligen as necessary to satisfy Rivex's customers at a mutually agreed upon cost. In return, Rivex will retain the exclusive right to market and distribute Ampligen in Canada.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

(9) 401(K) Plan

In December 1995, the Company established a defined contribution plan, effective January 1, 1995, the Hemispherx BioPharma Employees 401(K) Plan and Trust Agreement (the 401(K) Plan). All full time employees of the Company are eligible to participate in the 401(K) Plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Participants' contributions to the 401(K) Plan may be matched by the Company at a rate determined annually by the Board of Directors. Each participant immediately vests in his or her deferred salary contributions, while Company contributions will vest over one year. In 1995 the Company provided matching contributions to each employee for up to 6% of annual pay or $25,500. The Company also absorbed the cost of employee contributions of $25,500.

(10) Vendor Agreements

The Company and a law firm entered into a stand-still agreement. The Company provided for an aggregate payment of $85,000 before November 18, 1994 and monthly payments beginning February 1, 1995 in the amount of $15,000, subject to escalation, until all obligations are paid in full. In addition, the stand-still agreement provides for additional payments upon any financings and repayment in full from the proceeds of an IPO. The outstanding balance at December 31, 1994 of approximately $484,000 was paid in 1995.

On February 20, 1996 the Company entered into an agreement to amend the lease for its principal office. For a payment of $85,000 all outstanding rent and charges accrued through December 31, 1995 were forgiven by the landlord. The term of the lease was extended through April 30, 2000 with an average rent of $14,507 per month, plus applicable taxes and charges. Note 12, leases, reflects these new terms.

(11) Royalties, License, and Employment Agreements

The Company also has entered into a licensing agreement with a group of individuals and Hahnemann University relating to their contributions to the development of certain compounds, including Ampligen, and to obtain exclusive information and regulatory rights relating to these compounds. Under this agreement, the Company will pay 2% of net sales proceeds of Ampligen not to exceed an aggregate amount of $6 million per year through 2005.

As described in note 8, the Company has agreed to pay royalties under the Temple Agreement and to its supplier of raw materials.

The Company has employment agreements with four of its officers. The aggregate annual base compensation under the employment agreements is $576,000 and $540,000 respectively. In addition, certain of these officers are entitled to receive performance bonuses of up to 25% of the annual base salary (in addition to the bonuses described below). Pursuant to the employment agreements, certain officers were granted options under the 1990 Stock Option Plan to purchase an aggregate of 82,942 shares of the Company's Common Stock at exercise prices ranging from $2.72-$4.34 and Rule 701 Warrants to purchase 2,000,000 shares of Common Stock at $3.50 per share. One of the employment agreements provides for bonuses based on gross proceeds received by the Company from any joint venture or corporate partnering agreement.

The Company has a non-exclusive license (the "Hopkins License") with Johns Hopkins University ("Hopkins") in the U.S., Canada and France related to nucleic acid complexes. Pursuant to the Hopkins Agreement, the Company is obligated to pay a royalty ranging from 3% to 6% of net commercial sales for products sold by the Company with certain minimum annual royalties.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

In October 1994, the Company entered into a licensing agreement with Bioclones (Propriety) Limited (SAB/Bioclones) with respect to codevelopment of various RNA drugs, including Ampligen, for a period ending three years from the expiration of the last licensed patents. The licensing agreement provides SAB/Bioclones with an exclusive manufacturing and marketing license for certain southern hemisphere countries (including certain countries in South America, Africa and Australia) as well as the United Kingdom and Ireland (the licensed territory). In exchange for these marketing and manufacturing rights, the licensing agreement provides for: (a) a $3 million cash payment to the Company, all of which has been received as of December 31, 1995; (b) the formation and issuance to the Company of 24.9% of the capital stock of a company which shall develop and operate a new manufacturing facility by SAB/Bioclones, and (c) royalties of 6% to 8% of net sales of the licensed products in the licensed territories as defined, after the first $50 million of sales. SAB/Bioclones will be granted a right of first refusal to manufacture and supply to the Company licensed products for not less than one-third of its world-wide sales of Ampligen, excluding SAB/Bioclones-related sales. In addition, SAB/Bioclones will have the right of first refusal for oral vaccines in the licensed territory.

In October 1994, the Board of Directors granted a director of the Company the right to receive 3% of gross proceeds of any licensing fees received by the Company pursuant to the SAB licensing agreement, a fee of .75% of gross proceeds in the event that SAB makes a tender offer for all or substantially all of the Company's assets, including a merger, acquisition or related transaction, and a fee of 1% on all products manufactured by SAB. The Company may prepay in full its obligation to provide commissions up to $1,050,000 within a ten year period.

In July 1995, the Company entered into an agreement with the Vernacular Group whereby, in return for identifying certain corporate partners for the BioPro subsidiary, the Vernacular Group would receive from the Company a minority stock position in the subsidiary and a percentage of all licensing fees and royalties received in connection therewith.

On December 5, 1995, the Company retained the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (Akin, Gump) to provide general legal counsel, advise and representation with respect to various United States regulatory agencies. Initially, Akin, Gump will provide representation before the Food and Drug Administration (FDA). In addition, the agreement allows for incentive payments for obtaining a letter from the FDA evidencing Ampligen's approvability for HIV disease treatment. If such approval is obtained by March 15, 1996 the incentive payment is $1,000,000. If obtained by June 15, 1996 the incentive payment is $750,000.

(12) Leases

The Company has several noncancelable operating leases for the space in which its principal offices are located and certain office equipment. See note 10 above.

Future minimum lease payments under noncancelable operating leases are as follows:

Year ending                                                   Operating
December 31,                                                   leases
- ------------                                                 ----------
1996...................................................      $  263,246
1997...................................................         271,791
1998...................................................         280,411
1999...................................................         292,144
2000...................................................          91,516
                                                             ----------
   Total minimum lease payments........................      $1,199,108
                                                             ==========

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

Rent expense charged to operations for the years ended December 31, 1993, 1994 and 1995 amounted to approximately $223,000, $173,000 and $289,000 respectively. The Company recognizes rent expense on a straight-line basis over the lease term, and the difference between rent expense on a straight-line basis and the base rental is deferred and included in accrued expenses at December 31, 1994 and 1995 (note 5).

(13) Income Taxes

At December 31, 1995, the Company had available net operating loss carryforwards of approximately $39,300,000 million for Federal and state income tax which expire over various years through 2010. The difference between the net operating losses for tax and financial statement purposes relates principally to amortization of patents and related costs, inventory usage, and leases capitalized for financial statements purposes, which are operating leases for tax purposes. In addition, for Federal income tax purposes, the Company has approximately $9,000 of unused investment and job tax credits available to offset future taxes, if any, expiring 1996 through 1999.

The expiration dates of the net operating loss carryforwards are as follows:

Expiration   Tax loss
               date                                               carryforwards
               ----                                               -------------
               1999..............................................  $   130,974
               2003...............................................   1,773,967
               2004...............................................   5,402,521
               2005...............................................   3,534,484
               2006...............................................   8,654,551
               Thereafter.........................................  19,821,428
                                                                   -----------
                                                                   $39,317,925
                                                                   ===========

If certain substantial changes in ownership should occur there would be an annual limitation on the amount of tax attribute carryforwards which can be utilized in the future.

The Company has provided a valuation allowance for it's deferred tax assets in an amount equal to it's net operating loss carry-forwards.

(14) Contingencies

The Company was a defendant in a lawsuit instituted in 1991 by participants in a double-blind placebo-controlled clinical trial of Ampligen therapy for ME/CFS. The plaintiffs alleged that the Company or its alleged agents promised them that they would receive Ampligen after the placebo-controlled study at no cost for periods ranging from "until marketable" to "for life." Plaintiffs sought compensatory and punitive damages. The court granted the Company's motions for summary judgment upon all claims alleged by the plaintiffs in this case. The plaintiffs have appealed from these orders before the United States Court of Appeals for the Ninth Circuit. In January 1996, the Court of Appeals denied their appeal and sustained the Company's position. On the basis of the Court of Appeals favorable decision, the Company believes the lawsuit is over with no material effect on the Company.

                   HEMISPHERx BIOPHARMA, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1994 and 1995

In February 1991, a university advised the Company of its position that employees of the university were the inventors of an issued U.S. patent regarding the use of Ampligen in combination with various other agents (including AZT) for the treatment of HIV infection. As issued, this patent names the Company's Chief Executive Officer as sole inventor and the Company as sole assignee. The university has demanded that the patent be reissued naming the university's employees as inventors and the university as assignee. The Company has refused to take such action. No formal claim has been filed by the university. If such claim were filed and if such claim were found to have merit, the loss of the patent at issue would not have a materially adverse effect on the Company's long-range business since the university would only be able to limit and/or prevent the Company's use of Ampligen in combinations with AZT in the treatment of HIV.

In November 1994, the Company filed suit against Temple University ("Temple") in the Superior Court of the State of Delaware ("Superior Court") seeking a declaratory judgment that the Temple Agreement (note 8) remains in full force and effect and seeking monetary damages in excess of $10 million for Temple's alleged breach of its obligations of good faith and fair dealing and certain terms of the Temple Agreement. Temple has filed a motion to dismiss this lawsuit upon the grounds of lack of personal jurisdiction. In January 1995, Temple filed separate litigation against the Company in the Court of Common Pleas of Philadelphia County seeking declaratory judgment that the Temple Agreement has been lawfully terminated as of July 1, 1994, together with an award of costs including attorney fees, in bringing the action. The Court of Common Pleas has stayed further proceedings in that litigation pending the outcome of the Company's Superior Court case. If the Company were to lose its claim, the loss of the licensing agreement could have a material adverse effect on the Company's future business as Temple or its new licensees, if any, could become competitors of the Company.

In March 1995, the Company instituted a declaratory judgment action against the February 1992 noteholder of a $5 million convertible note and a second defendant in the United State District Court for the Eastern District of Pennsylvania ("the Pennsylvania action") to declare as void, set aside, and cancel the February 1992 convertible note between the Company and the noteholder ("the Note"). In addition, the noteholder instituted suit against the Company on the
Note in the Circuit Court of the 15th Judicial District in and for Palm Beach County, Florida, seeking judgment on the note, plus attorneys fees, costs and expenses; in August 1995, this action was stayed by the Florida Court pending the outcome of the Pennsylvania action. The noteholder also filed a motion for a preliminary injunction in the Pennsylvania court to enjoin the Company from disbursing the proceeds of a public offering in the amount of $5.8 million, which motion was granted in November, 1995. On February 15, 1996, the Company reached an agreement to settle this matter. Terms and conditions of the settlement include payment of $6,450,000 to the noteholder to cover the note balance and legal expenses. The noteholder and related parties are to maintain certain Warrants that were granted prior to the lawsuit. Other Warrants granted to the noteholder in the note restructuring in 1994 were relinquished. The funds under this settlement were paid on March 21, 1996. Mutual releases were executed which completed the settlement of the litigation.

The Company is subject to claims and legal actions that arise in the ordinary course of their business. Management believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material effect on the financial position or results of operations of the Company.

(15) Subsequent Events (Unaudited)

In July 1996, the Company consummated a private offering of its preferred stock pursuant to Rule 506 of regulation as promulgated by the SEC under the Securities Act of 1933 as amended. The Company issued 6,000 shares of Series D Preferred Stock, $.01 par value at a purchase price of $1,000 per share.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Representative. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Additional Information....................................................
Prospectus Summary........................................................
Risk Factors..............................................................
Dividend Policy...........................................................
Selected Financial Data...................................................
Management's Discussion and Analysis of
 Financial Condition......................................................
Business..................................................................
Government Regulation.....................................................
Management................................................................
Principal Shareholders....................................................
Resales by Selling Security Holders.......................................
Certain Transactions......................................................
Description of Securities.................................................
Shares Eligible for Future Sale...........................................
Underwriting..............................................................
Legal Matters.............................................................
Experts...................................................................
Financial Statements......................................................

                              --------------------

Until _______, 1996 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================



================================================================================



                           HEMISPHERx BIOPHARMA, INC.




                          2,770 SHARES OF COMMON STOCK
                        2,427,275 SHARES OF COMMON STOCK
                                   UNDERLYING
                            SERIES D PREFERRED STOCK
                         890,543 SHARES OF COMMON STOCK
                             UNDERLYING COMMON STOCK
                                PURCHASE WARRANTS





                                 ---------------
                                   PROSPECTUS
                                 ---------------







                                  July __, 1996



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         SEC Registration Fee                                        $ 1,144.94
         Printing                                                    $ 1,500
         Legal Fees and Expenses                                     $60,000
         Accounting Fees and Expenses                                $ 5,000
         Miscellaneous Expenses (including travel
         and promotional expenses)                                   $ 1,000
                  TOTAL                                              $68,644.94

         *Estimated

     The Selling Security Holders will not be paying any portion of the foregoing expenses of issuance and distribution.

Item 14. Indemnification of Directors and Officers.

     The Restated  Certificate of  Incorporation of the Company filed as Exhibit
3.1 to this Registration Statement provides as follows:

          No person who is or was a director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction form which the director derived an improper personal benefit.

     Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify each of the Company's present and former officers and directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. The Company's Restated Certificate of Incorporation generally requires the Company to indemnify directors and officers to the fullest extent permissible under Delaware law.

     The Company has entered into indemnification agreements with its current directors and certain of its executive officers. These agreements have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from such individuals.

     Under the terms o the Underwriting Agreement to be filed as Exhibit 1 to the Registration Statement, the Underwriters will be obligated, under certain circumstances, to indemnify officers and directors of the Company against certain liabilities under the Securities Act of 1933, as amended (the "Act").

Item 15. Recent Sales of Unregistered Securities.

     (a) The following information sets forth certain information with respect to the sale of securities by the Company since December 31, 1992. All references to numbers of shares in the following discussion have been adjusted to give effect to the Pre-Public Offering Transactions.

          (1) From January 1, 1990 through the filing date of this Registration Statement, the Company granted options under the 1990 Stock Option Plan to purchase an aggregate of 360,232 shares of Common Stock at a weighted average price of $3.39 per share and issued 8,028 shares of Common Stock upon the exercise of options granted under the 1990 Stock Option Plan for an aggregate purchase price of $11,479 in cash.

          (2) In February 1993, the Company issued and sold a convertible promissory note in the aggregate principal amount of $480,000, and warrants to purchase an aggregate of 7,372 shares of Common Stock or 8,000 shares of Series C Preferred Stock at the lower of (i) $13.02 or $12.00 per share, respectively, or (ii) the per share price of Common Stock in the initial public offering to Lincoln Trust Company, custodian FBO Gerald Tsai, Jr.

          (3) In March through May 1993, the Company issued and sold demand promissory notes in the aggregate principal amount of $830,000 for an aggregate of $830,000 to Maryann Charlap Azzato, William A. Carter, Charles
     L. Moore, Michael C. Burrows, and Michael Dubilier. In April, William A. Carter was repaid $97,566 of his $100,000 Demand Note.

          (4) In May, June and July 1993, the Company issued and sold convertible notes in the aggregate principal amount of $600,000, and warrants to purchase an aggregate of 9,216 shares of Common Stock or 10,000 shares of Series C Preferred Stock at the lower of (i) $13.02 or $12.00 per share, respectively, of (ii) the per share price of Common Stock in the initial public offering to Julian and Eunice Cohen Investments Limited Partnership, Sidney Stoneman, Frank B. Carr, Keys foundation, Myron Cherry and Lloyd DeVos.

          (5) In June 1993, the Company issued convertible promissory notes in the aggregate principal amount of 632,434, and warrants to purchase an aggregate of 9,216 shares of Common Stock or 10,000 shares of Series C Preferred Stock at the lower of (i) $13.02 or $12.00 per share, respectively, or (ii) the per share price of Common Stock in the initial public offering to Maryann Charlap Azzato, William A. Carter, Michael C. Burrows and Michael Dubilier in exchange for and forgiveness of $632,434 of the March through May 1993 demand promissory notes.

          (6) In June 1993, the Company issued and sold an aggregate of 16,667 shares of Series C Preferred Stock at $12,00 per share, for an aggregate of $200,004, to Canaan Venture and Canaan Offshore.

          (7) In August through December 1993, the Company issued and sold convertible promissory notes in the aggregate principal amount of $1,000,000 and warrants to purchase an aggregate of 16,900 shares of Common Stock or 18,337 shares of Series C Preferred Stock at the lower of (i) $13.02 or $12.00 per share, respectively, or (ii) the per share price of Common Stock in the initial public offering, for an aggregate of $1,100,000 to Maryann Charlap Azzato, Michael Dubilier, Keys Foundation and William A. Carter.

          (8) In October 1993, the Company issued and sold an aggregate of 25,000 shares of Series C Preferred Stock at $12.00 per share, for an aggregate of $300,000 to Canaan Venture and Canaan Offshore.

          (9) In December 1993, the Company issued an aggregate of 433,343 shares of Series C Preferred Stock at $5.00 per share for an aggregate of $2,166,719 in settlement of $632,434 in principal plus unpaid interest of the June 1993, convertible promissory notes held by Maryann Charlap Azzato, William A. Carter, Michael C. Burrows and Michael Dubilier, $400,000 in principal plus unpaid interest of the May, June and July 1993 convertible promissory notes held by Julian and Eunice Cohen Investments Limited Partnership, Sidney Stoneman, Frank B. Carr and Keys Foundation, $1,082,000 in principal plus unpaid interests on the August, September, October, November and December 1993 convertible promissory notes held by Maryann Charlap Azzato, Michael Dubilier, Keys Foundation and William A. Carter. The above conversion includes 10,457 shares of Series C Preferred Stock in satisfaction of $52,285 of accrued unpaid interest.

          (10) In December 1993, the Company agreed to issue 42,502 shares of Series C Preferred Stock issued at $5.00 per share for an aggregate amount of $212,510 to certain vendors and suppliers in payment of some or all indebtedness due them. These suppliers include Broadgate and Associates, Richard Piani, Austin Darragh and Paul Actor.

          (11) In January 1994, William A. Carter sold 122,880 shares of Common Stock at $3.26 per share to Canaan Ventures and Canaan Offshore Ventures, Keys Foundation, FLF Associates, Michael Dubilier and Coughlin.

          (12) In January 1994, the Company executed an agreement to issue and sell 100,000 shares of Series C Preferred Stock at $5.00 per share to William A. Carter and Maryann Charlap Azzato purchased 3,600 shares of Series C Preferred Stock at $5.00 per share pursuant to a standby financing commitment.

          (13) As of March 31, 1994, the Company entered into an agreement with certain convertible promissory note holders to convert upon the effectiveness of the initial public offering an aggregate of $2,400,000 debt principal plus accrued but unpaid interest into Series C Preferred Stock at $5.00 per share for an aggregate total of 519,224 shares.

     This debt consisted of (i) $1,920,000 in principal plus unpaid interest on the December 1992 convertible promissory notes held by FLF Associates and Gerald Tsai, Jr.; and (ii) $480,000 in principal plus unpaid interest on the February 1993 convertible promissory note held by Lincoln Trust company, Custodian FBO Gerald Tsai. In February 1995, the terms of this transaction were restructured, and a settlement agreement was entered into by the parties. See "Risk Factors - Legal Proceedings," "Risk Factors - No Assurance of Certain Debt Conversions" and "Certain Transactions."

          (14) On February 26, 1994, the Company was in default with respect to the principal payment and quarterly interest payments in arrears under the February 26, 1992, $5 million convertible note. An amendment to the terms of the note has been executed to waive the events of default as follows:
     (1) convert $2 million in principal into 1,131,290 shares of Series B Preferred stock upon the consummation of the contemplated initial public offering on or before February 26, 1995 and full repayment of the remaining principal balance of the note, together with any accrued unpaid interest thereon (ii) unpaid interest after June 30, 1994 shall be paid in the form of 60,284 shares of Series B Preferred stock on a quarterly basis if the contemplated initial public offering has not closed and the Company receives at least $1,000,000 under the Bridge Financing (iii) the due date of the remaining principal balance and accrued unpaid interest is to be extended to February 26, 1995 or the completion of an initial public offering, whichever is earlier (iv) increase the warrants to the warrant holders to 325,523 shares of the Company's Series B Preferred Stock or 300,000 under the Bridge Financing (iii) the due date of the remaining principal balance and accrued unpaid interest is to be extended to February 26, 1995 or the completion shares of the Company's Series B Preferred Stock or 300,000 shares of the Company's Common Stock at an exercise price of $1.84 and $2.00, respectively, with an expiration date of vie years following the effective date of an initial public offering (v) require that 20 percent of certain gross proceeds, other than Bridge Financing and sale of Series C Preferred Stock be used to repay the note (vi) issue additional warrants to purchase in aggregate 130,210 shares of the Company's Series B Preferred Stock or 120,000 shares of the Company's Common Stock at an exercise price of $1.84 and $2.00, respectively with an expiration date of five years following the effective date of an initial public offering (vii) required the Company to register 20 percent of the original conversion shares in a registration statement with gross proceeds to the Company of at least $10,000,000 at the Company's expense, limited to 111,250 shares per quarter during the six month period following the lock-up period as defined.

          (15) In April 1994, the Company executed an agreement to issue and sell 40,000 shares of Series C Preferred Stock at a price of $5.00 per share to Maryann Charlap Azzato pursuant to a private placement of the Company's securities. As of March 31, 1995, Ms. Azzato has purchased 30,000 shares of Series C Preferred Stock at a price of $5.00 per share.

          (16) In April 1994 Maryann Charlap Azzato sold 46,080 shares of Common Stock at $3.26 per share to Four Partners Associates, Gerald Tsai and Keys Foundation.

          (17) In April 1994, Maryann Charlap Azzato, guaranteed payment of two promissory notes in the aggregate amount of $76,000 payable by the Company representing payments due in connection with the Temple Agreement (the "Temple Notes"). In return for the guarantee, HEM assigned its rights, patents and related technology in its Oragen and Diagen products to Ms. Charlap Azzato, which rights will revert to the Company upon repayment of the principal on the Temple Notes, 12% interest, and Ms. Charlap Azzati's fees and expenses. The Company also received a right of first refusal with respect to the sales or assignment by Ms. Charlap Azzato of this technology. In May and June 1994, Temple Agreement and nonpayment of certain invoices in the approximate amount of $1,500. In July 1994, Temple notified the Company that it considered the Temple Agreement terminated.

          (18) In May 1994, the Company executed a loan agreement with Bridge Ventures, Inc. ("Bridge Ventures") in the amount of $100,000. In consideration for this unsecured loan, the Company issued two-year options to purchase 92,160 shares of the Company's Common Stock at $2.72 per share. The loan term is 60 days or repayment from the proceeds of the next financing in excess of $500,000. The Company has granted certain rights to the Company optionholder to have the options registered under the Act. In August 1994, Bridge Ventures converted its note into 200,000 shares of Common Stock and received a warrant to purchase 200,000 shares of Common Stock of the Company at $3.50 per share. In addition, the Company converted a $50,000 consulting fee payable to Bridge Ventures into 100,000 shares of Common Stock.

          (19) From July to November 1994, the Company sold 2,050,000 shares of Common Stock for an aggregate consideration of $1,025,000 to 26 accredited investors. In conjunction with the financing, the Company agreed to collateralize various patents until the earlier of an executed initial public stock offering or the consummation of corporate alliances, or licensing arrangements which provide significant operating capital or clinical development funding to the Company. In connection with the financing, the Company issued warrants to purchase 300,000 shares of Common Stock at an exercise price of $3.50 per share to Stephen J. Drescher in November 1994 in exchange for general consulting services.

          (20) In September 1994, Maryann Charlap Azzato, entered into an agreement with Lloyd DeVos, a stockholder, former director and holder of a note in the principal amount of $100,000 (the "DeVos Note") in order to settle a lawsuit filed against the Company and Dr. Carter by Mr. DeVos in the United States District Court for the Southern District of New York alleging breach of contract, conversion and certain violations of the federal securities laws in connection with issuance of Mr. DeVos' note. Pursuant to the settlement agreement, principal and interest on the DeVos Note were repaid by Ms. Azzato as well as certain expenses incurred by Mr. DeVos in the approximate amount of $2,600 and 1,536 shares of Common Stock of the Company were transferred to Mr. DeVos in exchange for the assignment to Ms. Azzato by Mr. DeVos of his right to repayment by the Company of the DeVos Note and warrant to purchase 1,667 shares of Series C Preferred Stock. In addition, certain options to purchase 6,912 shares of Common Stock of the Company previously issued to Mr. DeVos were delivered to Mr. DeVos. In exchange for the above agreement, Mr. DeVos, the Company and Dr. Carter executed mutual releases of all claims and Mr. DeVos dismissed the suit.

          (21) In October 1994 in connection with the execution of the SAB Agreement, the Company granted Cedric C. Philipp, a Director of the Company, an option to purchase 20,000 shares of Common Stock at a price of $3.50 per share.

          (22) In October 1994, the Company received loans in the aggregate amount of $750,000 from Jordan Belfort and the Belfort Family Trust. The loans were repaid by the Company without interest from the proceeds of the Bridge Loans.

          (23) In October and November 1994, the Company granted Rule 701 Warrants to purchase 20,000 shares of Common Stock at $3.50 per share to Maryann Charlap Azzato, E. Gerald Kay, Cedric C. Philipp and Peter Rodino
     III. IN addition, the Company granted the following Rule 701 Warrants to William A Carter, 200,000 Rule 701 Warrants to Sharon Will; and 400,000 Rule 701 Warrants to Harris Freedman.

          (24) In November 1994, the Company restructured a $100,000 note issued to Myron Cherry (the "Cherry Note"), a stockholder and former director of the Company pursuant to which the repayment date of the principal amount of the Cherry Note was extended to the closing date of this Public Offering and the accrued but unpaid interest subsequent to September 30, 1993 shall be converted into Common Stock of the Company at a price of $5.43 per share. In the event that this Public Offering is not completed by February 28, 1995, the principal amount will be repaid by the Company of Bridge Ventures Inc. by March 6, 1995. In addition, the Company issued to Mr. Cherry 5,000 immediately exercisable warrants with an exercise price of $3.50 per share and Bridge Ventures agreed that the unpaid principal on the Cherry Note would be collateralized by the Company's patents on the same terms as the Bridge Financing arranged by Bridge Ventures. Harris Freedman, a Vice President of the Company, is an officer of Bridge Ventures. In March 1995, the Company and Myron Cherry agreed to extend until March 31, 1995 the maturity date of the $100,000 note issued to him. In exchange for the extension of the maturity date, the Company issued warrants to purchase 5,000 shares of Common Stock at $3.50 per share to Mr. Cherry. In June 1995, the Company repaid the principal amount due on the Cherry Note; in July 1995, the Company repaid the accrued interest due on the Cherry Note.

          (25) Between February and April 1995, the Company issued Bridge Notes in the aggregate principal amount of $1,500,000 to 17 accredited investors. The Bridge Notes bear interest at 8% per year and are due the earlier of the closing of this Public Offering August 1, 1996. In consideration for making the loans, the Company granted to the holders of the Bridge Notes Bridgeholder Options to purchase an aggregate of 1,000,000 Bridge Units. Each Bridge Unit contains one share of Common Stock, on Class A Redeemable Warrant and one Class B Redeemable Warrant. The Bridgeholder Options are immediately exercisable upon the effectiveness of this Public Offering and remain exercisable for five years thereafter.

          (26) In February 1995, the Company entered a settlement agreement with FLF Associates, Gerald Tsai and Lincoln Trust (the "Tisch/Tsai Entities") to restructure the December 1992 and February 1993 promissory notes in the aggregate principal amount of $2,400,000 and settle certain threatened claims made by the Tisch/Tsai Entities against the Company. This debt restructuring consisted of (i) the repayment by the Company of $1,200,000 in principal, (ii) the issuance of replacement notes in the aggregate principal amount of $600,000 to the Tisch/Tsai Entities which notes are due on the earlier of the closing of this Public Offering or May 28, 1996 and bear interest at the rate of 8% per annum, which interest is payable in quarterly installments from an interest reserve established by the Company,
     (iii) the conversion of $600,000 of principal into 344,828 shares of Series C Preferred Stock at the rate of $1.74 per share, (iv) the amendment and restatement of certain warrants issued in connection with the original notes in order to increase the number of shares of stock issuable thereunder by 32,0000 shares to provide for warrants to purchase a total of 144,000 shares of Common Stock at an exercise price of $4.00 and $2.00 per share, respectively, which warrants are exercisable until December 31, 1997, and (v) the release by all parties of any claims. The replacement notes were secured by a pledge by Dr. William A. Carter of 112,925 shares of Series C Preferred Stock and 240,756 shares of Common Stock. The Company may have been in default of these notes. See "Risk Factors--Possible Default on Certain Debt."

          (27) In March 1995, the Company issued a note in the Principal amount of $200,000 bearing interest at the rate of 12% per year to Gerald A. Brauser, (the "Original Brauser Note"). The Original Brauser Note also provided for the issuance of warrants to purchase 50,000 shares of the Company's Common Stock at $1.75 per share. In May 1995, the Company restructured the Original Brauser Note in exchange for the Company issuing to MR. Brauser (i) a promissory note (the "New Brauser Note"), collateralized by the Company's patent estate, in the principal amount of $100,000 bearing interest at a rate of 12% per year, (ii) a warrant to purchase 25,000 shares of Common Stock at a price of $1.75 per share, (iii) 100,000 shares of Common Stock at $.50 per share, and (iv) a Bridge Loan in the amount of $50,000 as well as a Bridgeholder Option to purchase 33,340 Bridge Units. The New Brauser Note was originally due on the earlier of June 30, 1995 or the Company's receipt of a certain payment from SAB/Bioclones but has been amended to extend the date on which repayment is due to the earlier of November 2, 1995 or the closing of this Public Offering.

          (28) In May 1995, the Company and certain officers, directors and shareholders entered into a Standby Financing Agreement pursuant to which the parties agreed to provide an aggregate of $5,500,000 in financing to the Company during 1995 in the event that existing and additional financing is insufficient to cover the cash needs of the Company through December 31, 1995. In exchange for entering into the Standby Financing Agreement, the Company issued warrants to purchase an aggregate of 2,750,000 shares of Common Stock at $1.75 per share to the parties. In September 1995, the parties to the 1995 Standby Financing Agreement, including Dr. Carter and Mr. Kay, agreed to extend their obligations through December 31, 1996.

          (29) In June 1995, the Company entered into an agreement with the Sage Group pursuant to which the Sage Group agreed to identify distribution partners for the Company. In connection with this agreement, the Company agreed to issue warrants to purchase 100,000 shares of Common Stock exercisable at $1.75 per share under certain conditions.

          (30) In June 1996, the Company issued 6,000 shares of its Series D Preferred Stock (the "Preferred Stock") to GFL Advantage Fund Limited, a foreign investment fund at a price of $1,000 per share. The Preferred Stock is convertible into Common Stock.

     (b) No underwriters were engaged in connection with the sales of securities described in Item 15(a).

     The issuances of securities set forth in Item 15(a) were deemed exempt from registration under the Act in reliance upon Section 4(2) of the Act and the rules and regulations promulgated thereunder as transactions by an issuer not involving a public offering. The purchasers of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company or otherwise, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedule

     (a) The following exhibits marked with an * are filed herewith:

     Exhibit No.           Description
     -----------           -----------

     (1)1.1       Form of Underwriting Agreement

     (1)1.2       Form of Selected Dealer Agreement

     (1)1.3       Form of Agreement Among Underwriters

     (1)3.1       Amended  and  Restated   Certificate   of   Incorporation   of
                  Registrant, as amended, along with Certificates of Designations, Rights and Preferences of Series A1, A2, B and C Preferred Stock, as amended

     (1)3.2       By-laws of Registrant, as amended

     3.3*         Certificate of Designations of Series D Preferred Stock

     (1)4.1       Specimen certificate representing Registrant's Common Stock

     (1)4.2       Form of Class A Redeemable Warrant Certificate

     (1)4.3       Form of Underwriter's Unit Option Purchase Agreement

     (1)4.4 Form of Class A Redeemable Warrant Agreement with Continental Stock Transfer and Trust Company

     5.1* Opinion of Silverman, Collura & Chernis, P.C. with respect to legality of the securities of the Registrant being registered

     (1)10.1      Registration Rights Agreement, dated as of May 9, 1989

     (1)10.2      Subordination Agreement, dated as of September 18, 1992

     (1)10.3 Series A1 and Series A2 Preferred Stock Purchase Agreement, dated as of January 22, 1991

     (1)10.4 Sixth Amendment Agreement, dates as of March 31, 1994, amending the Series A1 and Series A2 Preferred Stock Purchase Agreement

     (1)10.5 Seventh Amendment Agreement, dated as of January 1, 1995, amending the Series A1 and Series A2 Preferred Stock Purchase Agreement

     (1)10.6 Form of Series C Preferred Stock Subscription Agreement, dated as of June 22, 1993

     (1)10.7 Form of Series C Debt Subscription Agreement, dates as of June 30, 1993

     (1)10.8 Form of Note issued with respect to Series C Debt Subscription Agreement, dated as of June 30, 1993

     (1)10.9      Form  of  Warrant   issued  with  respect  to  Series  C  Debt
                  Subscription Agreement, dated as of June 30, 1993

     (1)10.10     Cohn Restructuring Agreement, dated as of March 31, 1994

     (1)10.11 Form of Warrant issued with respect to Cohn Restructuring Agreement, dated as of March 31, 1994

     (1)10.12 Note issued with respect to Cohn Restructuring Agreement, dated as of March 31, 1994

     (1)10.13 Letter Agreement, dated April 14, 1994 between the Registrant and Maryann Charlap and Promissory Notes

     (1)10.14 Letter Agreement, dated July 13, 1994 between Bridge Ventures, Inc. and the Registrant

     (1)10.15 Letter Agreement dated September 20, 1994 between Maryann Charlap and Lloyd DeVos

     (1)10.16 Letter Agreement, dated November 1, 1994 among the Registrant, Bridge Ventures, Inc. and Myron Cherry

     (1)10.17     Form of Bridge Loan Agreement and Promissory Note

     (1)10.18     [Intentionally left blank]

     (1)10.19 Form of Registration Rights Agreement issued pursuant to 1994 Common Stock Financing Subscription Agreement

     (1)10.20 Form of Proxy issued pursuant to 1994 Common Stock Financing Subscription Agreement

     (1)10.21 Standby Financing Agreement, dated June 2, 1995, as amended September 20, 1995

     (1)10.22     Tisch/Tsai Entities Stock Pledge Agreement, dated February 28,
                  1995

     (1)10.23     Tisch/Tsai Entities Settlement  Agreement,  dated February 28,
                  1995

     (1)10.24     Form of Promissory Note with Tisch/Tsai Entities

     (1)10.25     Form of Warrant with Tisch/Tsai Entities

     (1)10.26 Letter Agreement, dated May 4, 12995 between the Registrant and Gerald Brauser

     (1)10.27     Brauser Note, dated May 2, 1995

     (1)10.28     1990 Stock Option Plan

     (1)10.29     1992 Stock Option Plan

     (1)10.30     1993 Employee Stock Purchase Plan

     (1)10.31     Form of Confidentiality, Invention and Non-Compete Agreement

     (1)10.32     Form of Clinical Research Agreement

     (1)10.33     Form of Collaboration Agreement

     (1)10.34 Employment Agreement by and between the Registrant and John R. Rapoza, dated May 18, 1992

     (1)10.35     Employment  Agreement by and between the  Registrant and James
                  R. Owen, dated September 21, 1992

     (1)10.36 Amended and Restated Employment Agreement by and between the Registrant and Dr. William A. Cater, dated as of July 1, 1993

     (1)10.37 Employment Agreement by and between Registrant and Harris Freedman, dated August 1, 1994

     (1)10.38 Employment Agreement by and between the Registrant and Sharon Will, dated August 1 1994

     (1)10.39 License Agreement by and between the Registrant and the Johns Hopkins University, dated December 31, 1980

     (1)10.40 Technology Transfer, Paten License and Supply Agreement by and between the Registrant, Pharmacia LKB Biotechnology Inc., Pharmacio P-L Biochemicals Inc. and E.I. du Pont de Nemours and Company, dated November 24, 1987

     (1)10.41 Pharmaceutical Use Agreement, by and between the Registrant and Temple University, dated August 3, 1988

     (1)10.42 Assignment and Research Support Agreement by and between the Registrant, Hahnemann University and Dr. David Strayer, Dr. Isadore Brodsky and Dr. David Gillespie, dated June 30, 1989

     (1)10.43 Lease Agreement between the Registrant and Red Gate III Limited Partnership, dated November 1, 1989, relating to the Registrant's Rockville, Maryland facility

     (1)10.44 Fee Agreement between the Registrant and Choate, Hall & Stewart, dated January 27, 1993

     (1)10.45 Settlement and Release Agreement between the Registrant and Lloyd DeVos, dated August 18, 1994

     (1)10.46     Agreement  between the Registrant and Bioclones  (Proprietary)
                  Limited

     (1)10.47     Licensing Agreement with Core BioTech Corp.

     (1)10.48     Licensing Agreement with BioPro Corp.

     (1)10.49     Licensing Agreement with BioAegean Corp.

     (1)10.50 Letter Agreement, dated may 12, 1992, between the Registrant and Dr. Werner E.G. Muller

     (1)10.51 Amendment, dated August 3, 1995, to Agreement between the Registrant and Bioclones (Proprietary) Limited (contained in
                  Exhibit 10.46)

     (1)10.52     Agreement,  dated  July  16,  1995,  between  the  Registrant,
                  Vernacular Communications, Inc. Gerald Souham, Mitchell L. Reisman, Craig S. O'Keefe and Robert C. Conaboy

     (1)10.53 Agreement, dated June 27, 1995, between the Registrant and The Sage Group

     (1)10.54     Form of Indemnification Agreement

     (1)10.55 Agreement, dated September 13, 1995, between the Registrant and River Pharma Inc.

     10.56*       Series D Preferred Stock  Subscription  Agreement,  dated June
                  28, 1996

     10.57* Series D Preferred Stock Registration Rights Agreement, dated June 28, 1996

     10.58* GFL Advantage Fund Limited Common Stock Purchase Warrant, dated June 28, 1996

     (1)11        Calculation of Earnings Per Share

     (1)14.1      Material Foreign Patents

     (1)21        Subsidiaries of the Registrant

     24.1*        Consent of  Silverman,  Collura & Chernis,  P.C.  (included in
                  Exhibit 5.1)

     24.2*        Consent of KMPG Peat Marwick LLP

     25* Power of Attorney is included on the signature pages of the Registration Statement

(1)  Incorporated  by  reference  from   Registration   Statement  on  Form  S-1
     (Registration No. 33-93314) filed by the Company with the Securities and Exchange Commission on November 2, 1995.

     b. Financial Statement Schedules.

     All schedules are omitted from this Registration Statement because they are not required or the required information is included in the Consolidated Financial Statement or the Notes thereto.

Item 17. Undertakings.

     (a)  Rule 415 Offerings.

     The undersigned issuer hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

               (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Request for acceleration of effective date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such court.

     (2) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on July 25, 1996.

                                       HEMISPHERX BIOPHARMA, INC.

                                       By: s\William A. Carter, M.D.
                                         ---------------------------------------
                                             William A. Carter, M.D., CEO

                                POWER OF ATTORNEY

     Each person whose signature  appear below  constitutes and appoints William
A. Carter, M.D. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     In accordance with the requirements of the Securities Act of 1933, this Registration statement was signed by the following persons in the capacities and on the dates stated.

         Signature                   Title                     Date
         ---------                   -----                     ----

                             Principal Executive Officer
                             and Chairman of the Board
                             and as Power of Attorney
s\William A. Carter, M.D.    for Members of the Board             July 25, 1996
- -------------------------
William A. Carter, M.D.

                             Principal Financial Officer and
s\Robert E. Peterson         Principal Accounting Officer         July 25, 1996
- -------------------------
Robert E. Peterson

                             Special Advisor to the Board
s\Cedric C. Philipp          Associate Secretary and Director     July 25, 1996
- -------------------------
Cedric C. Philipp

                               Secretary and Director             July __, 1996
_______________________
Peter W. Rodino III

s\Richard C. Piani           Director                             July 25, 1996
- ---------------------
Richard C. Piani


s\E. Gerald Kay               Director                            July 25, 1996
- ---------------------
E. Gerald Kay